Execution Version

PURCHASE AND SALE AGREEMENT

by and between

TALEN GENERATION, LLC,

and

ADELPHIA GATEWAY, LLC

October 27, 2017

i

5B.	Authorization	19
5C.	Legal Proceedings	19
5D.	Noncontravention	19
5E.	Brokers	20
5F.	Investment Intent	20
5G.	Available Funds	20
5H.	Investigation	20
5I.	Solvency; Fraudulent Conveyance	20
Article 6 COVENANTS		20
6A.	Access to Information	20
6B.	Conduct of the Company Pending Closing	22
6C.	Support Obligations	25
6D.	Confidentiality; Publicity; Restrictive Covenants	26
6E.	Expenses	27
6F.	Regulatory and Other Approvals and Consents	27
6G.	Seller Marks	29
6H.	Termination of Certain Affiliate Arrangements	29
6I.	Distributions	30
6J.	Employee, Labor and Benefits Matters	30
6K.	Tax Matters	32
6L.	Exclusive Transaction	35
6M.	Further Actions	36
6N.	Data Room	36
6O.	Delivery of Books and Records	36
6P.	Provisions Respecting Representation of the Company	36
6Q.	Disposition of Excluded Assets	37
6R.	Title Cooperation	39
6S.	Casualty	39
6T.	Insurance	40
6U.	PHMSA	40
6V.	Seller’s Letter of Credit Obligations	40
6W.	Cure of Defects and Obtaining Additional Real Property Interests	41
6X.	Martins Creek Control Room Matters	42
Article 7 CONDITIONS TO CLOSING		42
7A.	Buyer’s Condition Precedents	42
7B.	Seller’s Condition Precedents	43
7C.	Conditions to All Parties’ Obligations	44
7D.	Waiver of Condition; Frustration of Conditions	45
Article 8 INDEMNIFICATION AND RELEASE		45
8A.	Survival	45
8B.	Indemnification by Seller	46
8C.	Indemnification by Buyer	47
8D.	Indemnification Procedures	47
8E.	General	48
8F.	Environmental Matters	49
Article 9 TERMINATION		51
9A.	Grounds for Termination	51

ii

9B.	Effect of Termination	52
9C.	Disposition of Initial Payment, Remediation Cost Advances and Letter of Credit	53
Article 10 MISCELLANEOUS		54
10A.	Notices	54
10B.	Severability	55
10C.	Counterparts	55
10D.	Complete Agreement	55
10E.	Third-Party Beneficiaries and Obligations	56
10F.	Governing Law	56
10G.	CONSENT TO JURISDICTION	56
10H.	WAIVER OF JURY TRIAL	56
10I.	Assignment	57
10J.	Headings	57
10K.	Construction	57
10L.	Amendment and Waiver	57
10M.	Company Disclosure Letter	57
10N.	No Additional Representations; Disclaimer	58
10O.	Payments under Agreement	59
10P.	Specific Performance	59
10Q.	No Partnership Created	60
10R.	Non-Recourse	60

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Required Governmental Authorizations
Exhibit C	Designated Contacts
Exhibit D-1	Knowledge Persons of Seller
Exhibit D-2	Knowledge Persons of Buyer
Exhibit E	Excluded Assets
Exhibit F	Precedent Agreements
Exhibit G	Net Working Capital Methodology
Exhibit H	Form of Buyer Guaranty
Exhibit I	Form of Seller Guaranty
Exhibit J	Form of Letter of Credit
Exhibit K	Post-Closing Access and Delineation of Gas Infrastructure Ownership – Summary of Terms
Exhibit L	Marcus Hook Site Map

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (as hereinafter amended, modified or changed from time to time in accordance with the terms hereof, this “Agreement”) is dated as of October 27, 2017, by and between Talen Generation, LLC, a Delaware limited liability company (“Seller”) and Adelphia Gateway, LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, Seller owns one hundred percent (100%) of the membership interests (the “Interests”) in Interstate Energy Company LLC, a Delaware limited liability company (the “Company”);

WHEREAS, in accordance with this Agreement, Buyer desires to purchase, and Seller desires to sell to Buyer, the Interests;

WHEREAS, Buyer desires to acquire the Company through the purchase of the Interests from Seller upon the terms and subject to the conditions of this Agreement; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, (i) New Jersey Resources Corporation, a New Jersey corporation (the “Buyer Guarantor”) has executed and delivered to Seller a guaranty, in substantially the form attached hereto as Exhibit H, dated as of the date hereof, pursuant to which the Buyer Guarantor has guaranteed certain obligations of Buyer under this Agreement (the “Buyer Guaranty”), (ii) Talen Energy Supply, LLC, a Delaware limited liability company (the “Seller Guarantor”) has executed and delivered to Buyer a guaranty, in substantially the form attached hereto as Exhibit I, dated as of the date hereof, pursuant to which the Seller Guarantor has guaranteed certain obligations of Seller under this Agreement (the “Seller Guaranty”), and (iii) each of Martins Creek, LLC and Lower Mount Bethel Energy, LLC, each an Affiliate of Seller, as customers, and Buyer have entered into those certain Precedent Agreements for Firm Transportation of Natural Gas, copies of which are attached hereto as Exhibit F, dated as of the date hereof (collectively, the “Precedent Agreements”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1A. Definitions. Capitalized terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Exhibit A hereto. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth herein and all references to a section in such Exhibit A are references to such section of this Agreement.

1B. Usage.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(ii) Words denoting any gender shall include all genders (including the neutral gender). Where a word is defined herein, references to the singular shall include references to the plural, and vice versa.

(iii) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(iv) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(v) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Relative to the determination of any period of time, “from” means “including and after,” “to” means “to but excluding” and “through” means “through and including.”

(vi) Unless otherwise expressly provided herein, any reference to any agreement, contract, statute or regulation referenced herein or in the Company Disclosure Letter shall be a reference to such agreement, contract, statute or regulation, as amended, modified, supplemented or waived from time to time.

(vii) The phrase “to the extent” means “the degree by which” and not “if.”

(viii) The terms “hereof,” “herein,” “hereunder” and derivative words refer to this entire Agreement, unless the context otherwise requires. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive.

(ix) Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules, Appendices and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules, Appendices and Attachments to, this Agreement. References to this Agreement shall include a reference to all Schedules, as the same may be amended, modified or supplemented from time to time in accordance with this Agreement.

(x) All accounting terms used herein and not expressly defined shall have the meanings given to them under, and all accounting determinations hereunder shall be made in accordance with, GAAP.

(xi) With respect to the Company, the term “ordinary course of business” will be deemed to refer to the conduct of the business of the Company in a manner consistent with the ordinary course of business of the Company consistent with past practice.

(xii) In the event of any conflict between the provisions of this Agreement and those of any Exhibit or Schedule, the provisions of this Agreement shall prevail.

(xiii) The terms “United States” and “U.S.” mean the United States of America and its territories and possessions.

ARTICLE 2
PURCHASE AND SALE

2A. Purchase and Sale of the Interests.

(i) In accordance with the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase and acquire from Seller, and Seller shall sell, transfer, convey, assign and deliver to Buyer, all of the Interests, in each case free and clear of any Liens, other than Permitted Encumbrances (the “Purchase”), in consideration of the payment by Buyer of (x) $166,000,000 (the “Base Purchase Price”), as adjusted in accordance with Section 2C (as adjusted, the  “Purchase Price”) and (y) subject to the provisions of Section 2A(iii), the Contingent Payment, in each case, payable in accordance with the provisions of this Agreement. As promptly as commercially reasonably practicable, and in any event within two (2) Business Days, following Buyer’s receipt of the initial Letter of Credit in accordance with Section 6V(i), Buyer shall pay to Seller an amount equal to $10,000,000 (the “Initial Payment”) as an initial payment toward the payment of the Base Purchase Price, to be retained by Seller except as otherwise set forth in this Agreement. If Buyer fails to pay such Initial Payment within such two (2) Business Day period, such failure shall constitute a material breach by Buyer under this Agreement and the Initial Payment, until paid to Seller, shall accrue interest thereon at the Prime Rate.

(ii) Except as otherwise set forth in this Agreement, the amount payable at the Closing for the Interests (the “Closing Payment”) shall be an amount equal to: (a) the Base Purchase Price, minus (b) the Initial Payment, plus (c) the amount (if any) by which the Estimated Closing Net Working Capital exceeds the Targeted Net Working Capital, minus (d) the amount (if any) by which the Targeted Net Working Capital exceeds the Estimated Closing Net Working Capital, minus (e) the amount (if any) of the Estimated Closing Indebtedness, minus (f) the Remediation Cost Advances (if any).

(iii) After the Closing Date, as of the first day that the Southern Mainline is placed in service as a FERC-regulated natural gas pipeline (the “In-Service Date”), if Buyer has secured binding natural gas capacity commitments for the Southern Mainline for an average term of ten (10) years, for the full capacity of Two Hundred and Fifty Thousand (250,000) dekatherm per day (“Dth/day”) of the Southern Mainline (“Full Southern Mainline Capacity”) then, if applicable, an additional payment (the “Contingent Payment”) shall be paid by Buyer to Seller as determined by the average daily demand rate at which the Full Southern Mainline Capacity is contracted, calculated in the manner set forth on Schedule 2A(iii). The Contingent Payment, if any, shall be paid on or before the forty-fifth (45th) day after the In-Service Date. Notwithstanding any provision in this Agreement to the contrary, the Precedent Agreements entered into simultaneously with the execution of this Agreement and Service Agreements for firm transportation service under the Rate Schedule FTS to be entered into under the Precedent Agreements will not be included in the calculation of the average daily demand rate or any other calculations relating to the Contingent Payment.

2B. Delivery of Estimated Closing Statement. At least five (5) Business Days prior to the Closing Date, Seller will prepare and deliver to Buyer a written statement setting forth in reasonable detail Seller’s good faith estimate of: (i) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) the Closing Date Indebtedness (the “Estimated Closing Indebtedness”), (iii) the Remediation Cost Advances, if any (the “Estimated Remediation Cost Advances”), and (iv) the Closing Payment resulting therefrom. Buyer shall have the right, acting in good faith, to review and comment upon the Estimated Closing Net Working Capital, the Estimated Closing Indebtedness and the Closing Payment resulting therefrom, as set forth in the statement delivered by Seller, and shall provide any such comments to Seller no later than three (3) Business Days prior to the Closing Date. Seller will review and consider Buyer’s comments to such closing statement and, acting in good faith, shall incorporate such comments into such closing statement in its reasonable judgment, in which case the Estimated Closing Net Working Capital, the Estimated Closing Indebtedness and Estimated Remediation Cost Advances, if any, used to calculate the Closing Payment pursuant to Section 2A(ii) shall be the respective amounts set forth in such adjusted closing statement delivered to Buyer at least one (1) Business Day prior to the Closing Date.

2C. Post-Closing Purchase Price Adjustment.

(i) Within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Closing Statement”) setting forth Buyer’s calculation (together with reasonable supporting detail of each such calculation) of the Closing Net Working Capital, the Closing Indebtedness, the Remediation Cost Advances, if any, and the resulting Final Purchase Price, together with a certificate of Buyer certifying that it has complied with the covenants set forth in Section 2C(vii). The Closing Statement shall be prepared in accordance with GAAP and the applicable definitions in this Agreement. During the thirty (30) days immediately following Seller’s receipt of the Closing Statement and any period of dispute thereafter with respect to such Closing Statement, Buyer shall, and shall cause the Company to, (a) provide Seller and its Representatives with reasonable access to the books, records (including work papers, schedules, memoranda and other documents), supporting data and, upon prior written notice, the facilities and employees of the Company reasonably necessary for Seller to complete its review of the Closing Statement, and (b) reasonably cooperate with Seller and its Representatives in connection with such review. The Closing Statement (including the Closing Net Working Capital, the Closing Indebtedness, the Remediation Cost Advances, if any, and Final Purchase Price set forth thereon) shall become final and binding upon the Parties thirty (30) days following Seller’s receipt thereof unless Seller gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date; provided, however, that the Closing Statement shall alternatively become final and binding upon the Parties upon Seller’s delivery, prior to the expiration of such thirty (30)-day period, of written notice to Buyer of its acceptance of the Closing Statement delivered by Buyer. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted, including the item(s) in dispute and Seller’s calculation thereof.

(ii) If a timely Notice of Disagreement is delivered by Seller, then the Closing Statement (as revised in accordance with this Section 2C(ii)), and the Closing Net Working Capital, the Closing Indebtedness, the Remediation Cost Advances, if any, and the Final Purchase Price set forth thereon shall become final and binding upon the Parties on the earlier of (a) the date all matters specified in the Notice of Disagreement are finally resolved in writing by Seller and Buyer and (b) the date all matters specified in the Notice of Disagreement not resolved in writing by Seller and Buyer are finally resolved in writing by an independent, nationally recognized accounting, consulting or valuation firm (other than a so-called “Big Four” accounting firm) mutually selected by Seller and Buyer (such firm, the “Arbiter,” or absent such agreement then upon written notice to the other Party, each Party shall each have three (3) Business Days to select a nationally recognized accounting, consulting or valuation firm (other than a so-called “Big-Four” accounting firm) and such selected firms shall together select the Arbiter, and if any Party does not select a such a firm, then the firm selected by the other Party shall be the Arbiter) in accordance with this Section 2C(ii). During the thirty (30) days immediately following the delivery of a Notice of Disagreement, or such longer period as Seller and Buyer may agree in writing, Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by Buyer and Seller) be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule. At the end of such thirty (30)-day period or such agreed-upon longer period, Seller and Buyer shall promptly retain the Arbiter and execute a customary engagement letter with respect to such engagement. Within ten (10) Business Days of such engagement (the “Submission Deadline”), the Parties shall submit to the Arbiter for review and resolution all matters (but only such matters) that remain in dispute and that were properly included in the Notice of Disagreement (the “Disputed Items”) as follows: Buyer shall deliver the Closing Statement and Seller shall deliver the relevant Notice of Disagreement, and each Party will submit a supporting brief and any supporting materials, in each case, to the Arbiter. Subject to the immediately following sentence, each Party may make an oral presentation to the Arbiter (in which case the applicable Party will provide prompt prior notice of such presentation to the other Party, who will be entitled to attend or have a representative attend such presentation (the supporting brief and any materials submitted being referred to as a Party’s “Submission”)). Each Party shall, on or prior to the Submission Deadline, notify the Arbiter and the other Party as to whether or not it will make an oral presentation and, should any Party so elect, shall make such oral presentation on or before the date that is ten (10) Business Days after the Submission Deadline. The Parties shall instruct the Arbiter to, and the Arbiter shall, deliver its final, written determination of the Disputed Items in accordance with the guidelines and procedures set forth in this Agreement (which final determination shall be delivered as promptly as possible, but no later than the 20th day after the later of (x) the Submission Deadline and (y) if either or both Parties elect to make an oral presentation, the date of the last such presentation), and such determination by the Arbiter shall be final and binding and shall not be subject to court review or otherwise appealable. Seller and Buyer shall cooperate with the Arbiter during the term of its engagement. Seller and Buyer shall instruct the Arbiter to determine, with respect to each Disputed Item, whether Buyer’s Submission or Seller’s Submission with respect to such Disputed Item reflects the more accurate calculation of such Disputed Item (for example, if the amount of accounts receivable is a Disputed Item, the Arbiter may select only the amount of accounts receivable proposed by Buyer in the Closing Statement, as supported by its Submission, or Seller in the Notice of Disagreement, as supported by its Submission, as the final amount of accounts receivable incorporated into the final Closing Net Working Capital). Seller and Buyer shall also instruct the Arbiter to, and the Arbiter shall, make its determination based solely on the Closing Statement, the Notice of Disagreement and the Submissions submitted by Seller and Buyer to the Arbiter that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Statement shall be revised to the extent necessary to reflect any mutual resolution in writing by Seller and Buyer and/or any final resolution made by the Arbiter in accordance with this Section 2C(ii) (the “Final Closing Statement”), and the Final Closing Statement shall be final, binding and conclusive on all Parties. The costs, fees and expenses of the Arbiter shall be paid by Buyer, on the one hand, and Seller, on the other hand, determined on the basis of the degree to which the Arbiter’s determination of the Final Purchase Price, as contained in the Final Closing Statement, as modified by this Section 2C(ii), accepts the respective positions of Buyer and Seller with respect to the Disputed Items. The “Adjustment Finalization Date” shall refer to the date the Closing Statement becomes final and binding on the Parties pursuant to this Section 2C.

(iii) If (a) the sum of (1) the Closing Payment plus (2) the Initial Payment is less than (b) the Final Purchase Price (such shortfall, the “Adjustment Amount”), then, subject to the other terms and conditions of this Agreement, within five (5) Business Days after the Adjustment Finalization Date, Buyer shall pay by wire transfer in immediately available funds to Seller the Adjustment Amount, together with interest thereon pursuant to Section 2C(v).

(iv) If (a) the sum of (1) the Closing Payment plus (2) the Initial Payment is greater than (b) the Final Purchase Price (such shortfall, the “Excess Amount”), then, subject to the other terms and conditions of this Agreement, within five (5) Business Days after the Adjustment Finalization Date, Seller shall pay by wire transfer in immediately available funds to Buyer the Excess Amount, together with interest thereon pursuant to Section 2C(v).

(v) Any payment pursuant to Section 2C(iii) or Section 2C(iv) shall be made together with interest thereon at Prime Rate, calculated on the basis of the number of days elapsed from the Closing Date to the date of payment.

(vi) Buyer agrees that (a) the payment of the Adjustment Amount (if any) in accordance with Section 2C(iii), (b) the payment of the Excess Amount (if any) in accordance with Section 2C(iv), (c) the Closing Net Working Capital and the Closing Indebtedness adjustments provided for in this Section 2C, and (d) the dispute resolution provisions provided for in this Section 2C, shall be the exclusive remedies for the matters addressed or that could be addressed by this Section 2C.

(vii) Buyer agrees that following the Closing it will not, and it will cause the Company not to, take any actions with respect to the accounting books, records, policies and procedures of the Company for the purpose of obstructing or preventing the preparation of the Closing Statement as provided in this Section 2C.

2D. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Purchase (the “Closing”) shall take place at the offices of Bracewell LLP at 1251 Avenue of the Americas, New York, NY 10020 at 10:00 a.m. local time, on the fifth (5th) Business Day following the satisfaction or waiver of all conditions to the Closing set forth in Article 7 (other than those conditions that by their terms or nature are to be satisfied by performance at the Closing (but subject to the satisfaction or waiver of such conditions at the Closing)) or at such other time, date and place as may be mutually agreed to in writing by the Parties; provided, however, notwithstanding the foregoing, the Parties acknowledge and agree that (x) Closing must occur contemporaneously with the time Buyer’s FERC gas tariff becomes effective, as agreed to or accepted by FERC, (y) in recognition thereof, if FERC issues the FERC Certificate, Buyer shall request in the letter it sends to FERC to accept the FERC Certificate that FERC agree to the effectiveness of Buyer’s FERC gas tariff as of a specified time, and (z) subject to satisfaction or waiver of conditions as provided in this Section 2D, Closing shall occur simultaneously with such specified time. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The Closing shall be deemed effective contemporaneously with the time on the Closing Date that Buyer’s FERC gas tariff becomes effective.

2E. Seller’s Deliverables. At the Closing, subject to the terms and conditions of this Agreement, Seller shall have delivered, or caused to have been delivered, to Buyer (or to the applicable beneficiary specified below) each of the following, with each delivery being deemed to have occurred simultaneously with the other events:

(i) a certified copy of the resolutions or consent of the sole member of Seller approving the transactions contemplated by this Agreement, including the Purchase, and this Agreement;

(ii) membership interest certificates evidencing the Interests, accompanied by duly executed membership interest powers or other instruments of transfer;

(iii) a letter of resignation for all officers and directors of the Company, effective as of the Closing Date;

(iv) a properly executed certificate establishing the non-foreign status of Seller (or its direct or indirect regarded parent if Seller is a disregarded entity) as set forth in Treasury Regulations promulgated under Section 1445 of the Code;

(v) the certificate described in Section 7A(iii);

(vi) a certificate of good standing of the Company from the Secretary of State of Delaware and each other jurisdiction where the Company is registered to do business as a foreign entity, if any, each dated not more than five (5) Business Days prior to the Closing Date;

(vii) evidence reasonably satisfactory to Buyer that Seller’s covenant in Section 6Q has been performed, including fully executed copies of any assignments, deeds or other conveyance and assumption documentation and evidence that any documents required to be filed with any Governmental Entity to effect or otherwise document such transfer, if any, have been sent by Seller for filing to the appropriate Governmental Entities; and

(viii) any other documents required to be delivered by Seller at or prior to the Closing pursuant to this Agreement.

2F. Buyer’s Deliverables. At the Closing, subject to the terms and conditions of this Agreement, Buyer shall have delivered, or caused to have been delivered, to Seller (or to the applicable beneficiary specified below) each of the following, with each delivery being deemed to have occurred simultaneously with the other events:

(i) a certified copy of the resolutions or consent of the board of directors of Buyer approving the transactions contemplated by this Agreement, including the Purchase, and this Agreement;

(ii) the certificate described in Section 7B(iii);

(iii) by wire transfer of immediately available funds to Seller (to such account or accounts as Seller shall have designated to Buyer in writing at least one (1) Business Day prior to the Closing Date), an aggregate amount equal to the Closing Payment; and

(iv) any other documents required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

2G. Purchase Price Allocation.

(i) As promptly as practical, but in no event later than ninety (90) days after the Closing Date (or, if later, the date that is thirty (30) days following the date on which the Closing Statement has become final and binding pursuant to Section 2C), Buyer shall deliver to Seller a statement (the “Allocation Statement”) reflecting the allocation of the purchase price determined for federal income Tax purposes, all in accordance with the Treasury Regulations promulgated under Section 1060 of the Code (the “Allocation”).

(ii) Within sixty (60) days following the receipt by Seller of the Allocation Statement, Seller shall review the Allocation Statement. If Seller does not dispute the Allocation Statement (by written notice to Buyer specifying the reasons therefor in reasonable detail) by the expiration of such sixty (60) day period, it shall be deemed agreed upon by the Parties and shall be deemed conclusive for purposes of the Allocation.

(iii) The Parties shall attempt to resolve any dispute with respect to the Allocation Statement within thirty (30) days after Buyer receives notice of such dispute from Seller. If during such thirty (30) day period any dispute cannot be resolved, the Parties shall, within ten (10) days thereafter, refer the matter to a mutually agreed upon arbitrator, which shall be a nationally recognized accounting firm (the “Independent Appraiser”) and which may (but is not required to) be the Arbiter pursuant to Section 2C, solely for the purposes of the Allocation required by this Section 2G. The Independent Appraiser shall be instructed to deliver to the Parties a written determination of the issue in dispute within thirty (30) days after the date of referral thereof to the Independent Appraiser. The Parties agree to accept the Independent Appraiser’s determination of the issue in dispute. The cost of the appraisal shall be borne equally by Buyer and Seller. Neither Buyer nor Seller nor any of their Affiliates shall file any Tax Return or take a position with any Tax Authority that is inconsistent with the agreed upon Allocation unless otherwise required by Law, provided however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Allocation, as applicable, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging the Allocation, as applicable. If any Tax Authority disputes any portion of an Allocation Statement, the Party receiving notice shall notify the other Party concerning the dispute and its resolution.

(iv) In the event that there is any adjustment to the purchase price determined for federal income Tax purposes (including any payment of the Contingent Payment) subsequent to the determination of the Allocation, then within fifteen (15) days following any such adjustment, the Parties shall make any resulting adjustments to the Allocation in a manner that is consistent with the events that gave rise to the adjustment of the purchase price determined for federal income Tax purposes or, if they cannot agree within fifteen (15) days, any dispute shall be resolved in accordance with Section 2G(iii).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

As an inducement to Buyer to enter into this Agreement, Seller hereby represents and warrants as of the date of this Agreement and as of the Closing Date as follows:

3A. Organization and Existence. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and in each jurisdiction in which the failure to so exist or be in good standing would adversely affect Seller’s ability perform its obligations hereunder.

3B. Authorization. Seller has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is or will be a party and the capacity and authority to make and perform the representations, warranties, covenants and agreements made by Seller herein and therein and to consummate all of the transactions contemplated by this Agreement and the Ancillary Documents to which it is or will be a party. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which Seller is or will be a party and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller’s limited liability company powers and have been duly authorized by all necessary action on the part of Seller and no other limited liability company actions or other proceedings are necessary to authorize this Agreement and the Ancillary Documents to which Seller is or will be a party or for Seller to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and constitutes, and as of the Closing, each Ancillary Document to which Seller is or will be a party, will constitute, when executed and delivered by Seller, in each case assuming due authorization, execution and delivery by Buyer, the valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, except as limited by the application of bankruptcy, moratorium and similar Laws affecting creditors’ rights generally and the application of equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

3C. Legal Proceedings. Except as set forth in Schedule 3C of the Company Disclosure Letter, there are no Claims pending or, to Seller’s Knowledge, threatened against Seller (i) that would, individually or in the aggregate, be reasonably likely to restrain, prevent, prohibit or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Documents or (ii) with respect to the Company, its assets or the Interests. Seller is not subject to any Order that prohibits the consummation of the transactions contemplated hereby, including the Purchase, that would, individually or in the aggregate, be reasonably likely to restrain, prevent, prohibit or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Documents or otherwise adversely affect the Company, its assets or the Interests.

3D. Noncontravention. Except as set forth on Schedule 3D of the Company Disclosure Letter, the execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which Seller is or will be a party do not, and the consummation by Seller of the transactions contemplated hereby and thereby will not, (i) contravene or violate any provision of the Organizational Documents of Seller; (ii) constitute a material default or violation of, give any Person the right to terminate, modify or accelerate any obligation under, or create any Lien on any of the assets of Seller pursuant to, any Contract to which Seller is a party (with or without notice, lapse of time or both); or (iii) assuming receipt of the HSR Approval and the Governmental Authorizations, require any authorization, consent, approval, exemption or other action by, or notice to, any Governmental Entity or constitute a material breach or violation of, or a default under any Law to which Seller is subject or by which the assets of Seller are bound, except, with respect to the foregoing clauses (ii) and (iii) as would not, individually or in the aggregate, materially and adversely affect Seller’s ability to perform its obligations hereunder.

3E. Capitalization. Except for the Interests, there are no issued and outstanding equity interests in the Company. Seller owns, beneficially and of record, all of the Interests. Except as set forth on Schedule 3E of the Company Disclosure Letter, the Interests are free and clear of all Liens other than Permitted Encumbrances. The Interests have been duly authorized and validly issued, and were issued in accordance with the Company’s Organizational Documents, and were not issued in violation of the terms of any Contract binding on the Company or Seller. Except as set forth on Schedule 3E of the Company Disclosure Letter, there are no authorized or outstanding (i) options, warrants or other rights to purchase or otherwise acquire any of the Interests or other securities of the Company or obligations of any kind convertible into or exchangeable for any of the Interests or other securities of the Company, (ii) contractual obligations of the Company to repurchase, redeem or otherwise acquire any of the Interests or other securities of the Company, (iii) profit participation, phantom equity or similar rights with respect to the Company, (iv) bonds, debentures, notes or other Indebtedness that entitles the holders thereof to vote (or that are convertible or exercisable for or exchangeable into securities that entitle the holders to vote) on any matter on which members or stockholders of the Company may vote and (v) there are no voting trusts, member agreements, stockholder agreements, proxies, preemptive rights, subscription rights, rights of first refusal or other agreements or understandings to which Seller (or any of its Affiliates) or the Company is a party with respect to the voting, distribution rights or transfer of any of the Interests or other securities of the Company (except with respect to (i) the Purchase of the Interests contemplated by this Agreement and (ii) as set forth in the Organizational Documents of the Company).

3F. Brokers. Except as set forth on Schedule 3F of the Company Disclosure Letter, neither Seller nor any of its Affiliates (including, for these purposes, the Company) have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

As an inducement to Buyer to enter into this Agreement, Seller hereby represents and warrants as of the date of this Agreement and as of the Closing Date as follows:

4A. Organization and Existence. The Company is a limited liability company validly existing and in good standing under the Laws of the State of Delaware and in each jurisdiction in which the failure to so exist or be in good standing would materially and adversely affect the business of the Company. The Company has all requisite power and authority necessary to own and operate its properties and to carry on its businesses as now conducted, except as would not materially and adversely affect the business of the Company. Each jurisdiction where the Company is qualified to do business is set forth on Schedule 4A of the Company Disclosure Letter. A true, correct and complete copy of the Organizational Documents of the Company, as in effect on the date of this Agreement, have been made available to Buyer.

4B. Subsidiaries. The Company does not have any Subsidiaries.

4C. Noncontravention. Except as set forth on Schedule 4C of the Company Disclosure Letter, the execution, delivery and performance by the Company of the Ancillary Documents to which the Company is or will be a party do not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not, (i) contravene or violate any provision of the Organizational Documents of the Company; (ii) constitute a default or violation of, give any Person the right to terminate, modify or accelerate any obligation under, or create any Lien on any of the assets of the Company pursuant to, any Contract to which the Company is a party (including any Lease) or any Permit or Additional Property Right (with or without notice, lapse of time or both); or (iii) assuming receipt of the HSR Approval and the Governmental Authorizations, require any authorization, consent, approval, exemption or other action by, or notice to, any Governmental Entity or constitute a material breach or violation of, or a default under any Law to which the Company is subject or by which the assets of the Company are bound, except, with respect to the foregoing clauses (ii) and (iii) as would not materially and adversely affect the Company’s ability to perform its obligations thereunder.

4D. Financial Statements; Absence of Undisclosed Liabilities.

(i) Schedule 4D(i) of the Company Disclosure Letter sets forth true and complete copies of the unaudited balance sheets and related statements of income of the Company for the years ended December 31, 2015 and December 31, 2016, and that nine-month period ended September 30, 2017 (collectively, the “Financial Statements”). Except as set forth on Schedule 4D(i) of the Company Disclosure Letter, the Financial Statements fairly present, in all material respects, in conformity with GAAP (applied on a consistent basis), the financial position and results of operations, revenues and expenses of the Company as of the dates and for the periods indicated therein, subject to normal year-end adjustments (which Seller does not expect to be material in the aggregate) and the absence of footnotes.

(ii) Except as set forth on Schedule 4D(ii) of the Company Disclosure Letter, the Company does not have any liabilities or obligations that would be required to be disclosed on a balance sheet of the Company prepared in accordance with GAAP applied on a consistent basis, except (a) liabilities or obligations reflected or reserved against in the Financial Statements, (b) liabilities or obligations that have arisen in the ordinary course of business since September 30, 2017, (c) liabilities or obligations arising after the date of this Agreement under this Agreement and (d) liabilities or obligations under any Contract set forth on Schedule 4H of the Company Disclosure Letter (excluding liabilities or obligations for any breaches thereof by the Company).

(iii) Except as set forth on Schedule 4D(iii) of the Company Disclosure Letter, the books and records of the Company are and have been properly prepared and maintained in all material respects in form and substance adequate for preparing financial statements in accordance with GAAP, and accurately reflect in all material respects the financial condition of the Company as of each date this representation is made hereunder.

4E. Absence of Certain Changes or Events. Except (i) as set forth on Schedule 4E of the Company Disclosure Letter, (ii) for any action taken by the Company that is expressly contemplated by this Agreement or that would be permitted to be taken by the Company without Buyer’s consent under Section 6B(i) and (iii) for Seller entering into this Agreement, since December 31, 2016, the Company’s business has been conducted in accordance with the ordinary course of business, and no action has been taken that would have been prohibited by Section 6B if such action had been taken during the Interim Period. Since December 31, 2016, there has not been any change, event or development that, individually or in the aggregate, has resulted in, or would be reasonably expect to result in, a Material Adverse Effect.

4F. Legal Proceedings. Except as set forth on Schedule 4F of the Company Disclosure Letter, (i) as of the date of this Agreement, there are no Claims pending or, to Seller’s Knowledge, threatened, and there are no Orders outstanding (other than Orders of general applicability to participants in the oil pipeline industries), against the Company, its assets or with respect to the Interests and (ii) as of the Closing Date, there are no Claims pending or, to Seller’s Knowledge, threatened, and there are no Orders outstanding (other than Orders of general applicability to participants in the oil pipeline industries), against the Company, its assets or with respect to the Interests that would reasonably be expected to have a material and adverse impact on the business, condition, assets or operation of the Company.

4G. Compliance with Laws; Permits.

(i) Since June 30, 2013, the Company has been in compliance in all material respects with all applicable Laws.

(ii) The Company has all material Permits necessary for the Company to own, lease, maintain or operate its assets or to conduct its business as currently conducted, except as set forth on Schedule 4G(ii) of the Company Disclosure Letter (the “Material Permits”). The Material Permits are in full force and effect and have not been terminated or withdrawn. No suspension or cancellation of any Material Permit is pending or, to Seller’s Knowledge, threatened. The Company is in compliance with the Material Permits in all material respects.

(iii) Since June 30, 2013, the Company has not received any written notice from any Person alleging any material violation under any applicable Law or Material Permit.

4H. Material Contracts.

(i) Schedule 4H(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the following Contracts to which the Company is a party or by which the Company or the assets of the Company may be bound (the “Material Contracts”):

(a) Contracts for the transport, balancing, gathering, processing, treating, storage or provision of natural gas, fuel oil, or other fuels;

(b) natural gas or crude oil interconnection Contracts;

(c) any Contract (I) for the construction, purchase, exchange or sale of any capital asset or (II) that grants a right or option to purchase, exchange or sell any capital asset, other than, in each case, a Contract that (A) has been fully performed by the Company or (B) was entered into in the ordinary course of business relating to capital assets with a value of less than $250,000 individually or $1,000,000 in the aggregate;

(d) Contracts under which it has created, incurred, assumed or guaranteed any outstanding Indebtedness;

(e) any Contract involving a loan (other than accounts receivable owing from trade debtors in the ordinary course of business) or advance to any Person (other than travel and entertainment advances to the Business Employees extended in the ordinary course of business);

(f) outstanding Swaps, including the market value of each such Swap as of the most recent date for which such information is available and specifying such date (each, a “Derivative Instrument”);

(g) Contracts that have underlying value and payment liability driven by or tied to fluctuations in the price of commodities, including electric power, natural gas, fuel oil, other fuel or securities, including the market value of each such Contract as of the most recent date for which such information is available and specifying such date;

(h) any lease, sublease, license or similar agreement under which (I) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (II) the Company is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company, in each case that has future required scheduled payments in excess of $25,000 per annum;

(i) each Lease;

(j) any Contract (other than confidentiality agreements entered into in the ordinary course of business) containing a covenant not to compete (or similar covenant limiting the ability of the Company to compete with any Person) granted by the Company in favor of any other Person;

(k) partnership, joint venture or limited liability company agreements or other agreements involving a sharing of profits or other assets with a Third Party;

(l) any Contract involving resolution or settlement of any actual or threatened Claim in an amount greater than $25,000 that has not been fully performed by the Company or otherwise imposes continuing financial or operational obligations on the Company;

(m) any collective bargaining agreement with any labor union and any such agreements currently in negotiation or proposed;

(n) any Contract that relates to (I) the acquisition or disposition by the Company of any business, (II) the acquisition or disposition by the Company of any assets (other than capital assets) or properties involving consideration of more than $25,000, individually or in the aggregate, other than assets or properties that are worn out, obsolete or damaged, or (III) (A) the acquisition of equity interests of any Person or (B) the merger, consolidation, business combination or reorganization of the Company, in each of the foregoing clauses (A) and (B)to the extent the Company has continuing material rights, obligations or liabilities; and

(o) any other Contract (other than Contracts of the nature addressed by subparagraphs (a) through (n) of this Section 4H(i) that has future scheduled payments to or from the Company of more than $100,000 in the aggregate, other than Contracts that can be cancelled or terminated by the Company without payment or penalty upon notice of ninety (90) days or less.

(ii) Each Material Contract (a) constitutes the valid and binding obligation of the Company and, to Seller’s Knowledge, the other parties thereto and (b) is in full force and effect, subject to the Bankruptcy and Equity Exception.

(iii) Except as set forth on Schedule 4H(iii) of the Company Disclosure Letter, the Company, and to Seller’s Knowledge, each other party thereto, has performed all material obligations required to be performed by it to date under the Material Contracts and is not in material breach or material default thereunder, and there does not exist any event, condition or omission that would constitute such a material breach or material default (with or without the lapse of time or the giving of notice, or both).

(iv) The Company has made available to Buyer a true and complete copy of each Material Contract (including all amendments thereto) set forth on Schedule 4H(i) of the Company Disclosure Letter.

4I. Real Property; Personal Property.

(i) Schedule 4I(i) of the Company Disclosure Letter sets forth a true and complete list of each parcel of Owned Real Property (other than the Martins Creek Terminal Property). The Company owns and has good and marketable fee title to all of the Owned Real Property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests), free and clear of all Liens other than Permitted Liens. Seller has delivered or made available to Buyer copies of the deeds or other instruments conveying title in the Owned Real Property to the Company to the extent in the possession or control of Seller or any Affiliate thereof.

(ii) Schedule 4I(ii) of the Company Disclosure Letter sets forth a true and complete list of all Leases (together with any amendments or modifications thereto) for each parcel of Leased Real Property (other than the Martins Creek Terminal Property). Except as set forth on Schedule 4I(ii) of the Company Disclosure Letter, the Company has a valid, binding and enforceable leasehold interest in the Leased Real Property subject to the terms and conditions of each Lease, free and clear of all Liens other than Permitted Liens. The Company is in possession of each parcel of Leased Real Property necessary to operate the Company’s business as currently being conducted as of the date of this Agreement. Seller has delivered or made available to Buyer copies of all Leases to the extent in the possession or control of Seller or any Affiliate thereof.

(iii) The Company Real Property constitutes all of the real property interests necessary for (a) the conduct of the Company’s business, in all material respects, and (b) the ownership and operation of the Company’s assets in connection with the operation of the Company’s business, each as currently being conducted as of the date of this Agreement.

(iv) Except (a) as set forth on Schedule 4I(iv) of the Company Disclosure Letter, (b) as of the date of this Agreement, as set forth on Schedule 4I(iv)(A) and Schedule 4I(iv)(B) of the Company Disclosure Letter, (c) Permitted Liens and (d) as would not materially and adversely affect the business of the Company, the Company has or, as of the Closing, will have a valid and enforceable real property interest in all easements, rights-of-way, permits, licenses, land use permits and other similar agreements granting rights in the owned real property of another Person held by the Company necessary to conduct the Company’s business as currently being conducted as of the date of this Agreement (the “Additional Property Interests”) and each Additional Property Interests is a valid and binding on the Company and, to Seller’s Knowledge, the grantor thereunder. Except as set forth on Schedule 4I(iv) of the Company Disclosure Letter, (I) the Company is not in material default under any Additional Property Interest, (II) to Seller’s Knowledge, no grantor of any such Additional Property Interest is in default thereunder, and (iii) no event has occurred that constitutes a material default or, with lapse of time or giving of notice or both, would constitute a material default under any of the Additional Property Interests.

(v) To Seller’s Knowledge and except as would not materially and adversely affect the business of the Company, there is no part of the Company’s pipeline systems that are not located within the boundaries of or under a (a) parcel of Owned Real Property or Leased Real Property or (b) parcel of real property pursuant to an Additional Property Interest.

(vi) Except (a) as set forth on Schedule 4I(vi) of the Company Disclosure Letter or (b) for Permitted Liens, the Company has good and valid title to, free and clear of all Liens, or has the right to use, all of the personal property necessary for the conduct of the business of the Company and in the ownership and operation of its assets in connection with the operation of the Company’s business, each as currently being conducted as of the date of this Agreement.

(vii) Except as set forth on Schedule 4I(vii) of the Company Disclosure Letter, the Company’s pipelines and related machinery, equipment, buildings, structures and improvements are, in all material respects, in good repair, working order and operating condition for facilities of a similar age and adequate to operate the business of the Company as currently being conducted as of the date of this Agreement, ordinary wear and tear excepted.

(viii) There (a) is no pending or, to the Knowledge of Seller, threatened, condemnation of any Owned Real Property or (b) to the Knowledge of Seller, pending or threatened condemnation of any Leased Real Property or any real property in which the Company has an Additional Property Interest.

(ix) Except as set forth on Schedule 4I(ix) of the Company Disclosure Letter, the Company is not obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of its interest in any Company Real Property.

4J. Employee Matters.

(i) Schedule 4J(i) of the Company Disclosure Letter sets forth a list of each material Employee Benefit Plan. The Company does not sponsor or administer, has not previously sponsored or administered, and is not and has not been a party to, any Employee Benefit Plan. The Company does not have any liability with respect to (a) any Employee Benefit Plan, other than liability for ordinary course contributions to qualified defined contribution plans in which Business Employees participate, or (b) any other employee benefit plan.

(ii) Except as set forth on Schedule 4J(ii), each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is, to Seller’s Knowledge, so qualified and has received a currently effective determination letter, or is entitled to rely on an opinion letter, from the Internal Revenue Service. Seller has provided to Buyer a copy of each such determination and opinion letter.

(iii) Other than routine claims for benefits, there is no Claim pending or, to Seller’s Knowledge, threatened in writing against the Company arising out of an Employee Benefit Plan or involving any Business Employee. The Company has timely made all required contributions to Employee Benefit Plans. Except as could not reasonably be expected to result in liability to Buyer, each Employee Benefit Plan has been maintained in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.

(iv) The Company does not contribute to, or have any obligation to contribute to, or have any liability (including liability on account of an ERISA Affiliate) with respect to, any Title IV Plan or any Multiemployer Plan. The Company does not have any liability (including liability on account of an ERISA Affiliate) with respect to any failure to comply with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

(v) Except as set forth on Schedule 4J(v), no Employee Benefit Plan provides or has an obligation to provide health insurance, life insurance, disability insurance or death benefits to Business Employees beyond their retirement or other termination of service, other than as required by Section 4980B of the Code or applicable Law.

(vi) Except as set forth on Schedule 4J(vi), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or together with any other events) will (a) result in any material payment becoming due to any Business Employee, (b) materially increase any benefits otherwise payable to any Business Employee, or (c) result in the acceleration of the time of payment or vesting of any such benefits. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or together with any other events) will, or would reasonably be expected to, result in any payment or benefit constituting a “parachute payment” for purposes of Section 280G of the Code.

(vii) Each Employee Benefit Plan that is subject to Section 409A of the Code has, with respect to the Business Employees, been maintained and operated in all respects in accordance with Section 409A of the Code.

(viii) Except as set forth on Schedule 4J(viii), no Business Employee provides services not primarily related to the Company and no employee of Seller or any of its Affiliates (other than the Company) provides regular and ongoing material services to the Company.

(ix) Except as set forth in Schedule 4J(ix) of the Company Disclosure Letter, with respect to the Company:

(a) there are no collective bargaining agreements, labor agreements, work rules or practices or any other labor-related agreements or arrangements with any labor union or labor organization to which the Company is a party;

(b) there are no actual, or to Seller’s Knowledge, threatened material arbitrations, material written grievances or material labor disputes involving any labor union or labor organization against or affecting the Company;

(c) to Seller’s Knowledge there are no formal organizing campaigns, petitions or other unionization activities underway or threatened nor have any such activities occurred within the three (3) years preceding the date of this Agreement; and

(d) there are no strikes, slowdowns, work stoppages, lockouts or other similar labor disputes pending or, to Seller’s Knowledge, threatened and no such disputes have occurred within the three (3) years preceding the date of this Agreement.

(x) Schedule 4J(x) of the Company Disclosure Letter contains a complete and accurate list of the following information for each Business Employee, including each such Person on leave of absence or layoff status: name; job title; date of hire; the current year’s base cash compensation and, separately, any promised or targeted bonus compensation; exempt or non-exempt status; amount of current accrued vacation; and promised severance or separation benefits (conditional or unconditional), other than those available under a severance or separation plan of general application. Except as set forth on Schedule 4J(x) of the Company Disclosure Letter, the Company has not made any promises for the payment of back pay or other cash remuneration to any Business Employee. Except as set forth on Schedule 4J(x) of the Company Disclosure Letter, all Business Employees are “employees at will,” and their employment may be terminated without more than fourteen (14) days’ notice. Schedule 4J(x) of the Company Disclosure Letter separately sets forth a true and complete list of the following information for each individual engaged by Seller or any of its Affiliates as an independent contractor who regularly provides material services to the Company: name, duties and rate of compensation.

(xi) The Company is in material compliance with all applicable Laws respecting employment and employment practices relating to the Business Employees, including all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance relating to the Business.

(xii) Since January 1, 2014, the Company has not received: (a) written notice of any unfair labor practice charge or complaint pending or threatened against it before the National Labor Relations Board or any other similar Governmental Entity responsible for labor relations, (b) written notice of any charge or complaint with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (c) written notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to it or written notice that such investigation is in progress, or (d) written notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former Business Employee or any applicant for employment as a Business Employee alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in the case of each of clauses (a) through (d), that has not been resolved as of the date of this Agreement.

(xiii) In the past twelve (12) months the Company has not experienced any “plant closing” or “mass layoff” (as defined in the Worker Adjustment or Retraining Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”) and, during the 90-day period preceding the date hereof, no Business Employee has suffered an “employment loss” (as defined in the WARN Act).

(xiv) The Company is not (a) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (b) required to comply with Executive Order 11246 or (c) required by federal law to maintain an affirmative action plan relating to the Business Employees.

(xv) All Persons classified or treated by the Company as independent contractors or otherwise as non-employees satisfy all applicable laws, rules, regulations and other requirements of Law to be so classified or treated as non-employees, and the Company has fully and accurately reported their compensation of any kind on IRS Forms 1099 or as otherwise required by requirements of Law.

4K. Environmental. Except as set forth on Schedule 4K of the Company Disclosure Letter: (i) since June 30, 2013, the Company has been in material compliance with all applicable Environmental Laws; (ii) the Company maintains and is in material compliance with all Permits required pursuant to Environmental Laws for the operation of its business as conducted on the date hereof (“Environmental Permits”); (iii) the Company has not received since June 30, 2013, any written notice regarding any actual or alleged violation of applicable Environmental Laws; (iv) there are no Claims pending or, to Seller’s Knowledge, threatened in writing against the Company or any of its assets before or by any Governmental Entity or by any other Person pursuant to applicable Environmental Laws; (v) to Seller’s Knowledge, there has been no Release, prior to the date hereof, of Hazardous Substances at, on or from the Owned Real Property or by the Company at, on or from the Leased Real Property or any real property subject to Additional Property Interests, in material violation of any Environmental Laws or in a manner that would, or would reasonably be expected to, give rise to a material remedial or corrective action obligation pursuant to Environmental Laws and (vii) Seller has made available to Buyer copies of all material, non-privileged environmental reports, audits, and assessments of the Owned Real Property and the Leased Real Property that are in the possession or control of the Company or, to Seller’s Knowledge, Seller or any Affiliate thereof (other than the Company). This Section 4K contains the sole and exclusive representations and warranties of the Seller with respect to any environmental, health or safety matters, including any relating to Environmental Laws or Hazardous Substances.

4L. Insurance. Schedule 4L of the Company Disclosure Letter sets forth (i) a true and complete list of all policies of insurance insuring the properties, assets, employees and/or operations of the Company (collectively, the “Policies”) and (ii) any outstanding claims under such Policies with respect to the Company or its assets. Such Policies are in full force and effect and summaries of such Policies have been made available to Buyer. All premiums due and payable under such Policies (including with respect thereto covering all periods up to and including the Closing Date) have been or will be paid prior to the Closing. No notice of cancellation of, or indication of an intention not to renew, any Policy has been received with respect to any of the Policies.

4M. Tax Matters. Except as set forth on Schedule 4M of the Company Disclosure Letter:

(i) The Company has timely filed or caused to be timely filed all Tax Returns that are required to be filed by, or with respect to, the Company (taking into account any applicable extension of time within which to file) and all such returns are true and correct in all material respects;

(ii) All Taxes of the Company that are due and payable have been paid;

(iii) The Company has withheld and paid over to the appropriate Tax Authority all Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other third party;

(iv) The Company is not currently the subject of an audit or other examination relating to the payment of Taxes by any Tax Authority, and the Company has not received any written notices from any Tax Authority that such an audit or examination is contemplated or pending;

(v) The Company has not entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes, in each case, that has not expired, and is not presently contesting any Tax before any Tax Authority;

(vi) In the last six (6) years, no written Claim has been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

(vii) The Company is, and has been since its conversion from a corporation as of September 15, 2017, an entity disregarded from its owner for U.S. federal income tax purposes and the Company has not elected to be treated as an association or corporation for U.S. federal income tax purposes;

(viii) The Company does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non U.S. Tax Law); and

(ix) The Company is not currently or ever has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code.

This Section 4M contains the sole and exclusive representations and warranties of Seller with respect to any Tax matters. No representation or warranty contained in this Section 4M shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) ending after the Closing Date. Notwithstanding anything to the contrary in this Section 4M, Seller makes no representation as to the amount of, or limitations on, any net operating losses, Tax credits or other Tax attributes that it may have.

4N. Regulatory Status. The Company is, and, until Seller receives the Required Governmental Authorization contemplated in Section 6F(ii)(b), will be, a public utility under the Pennsylvania Public Utility Code licensed to provide transportation of oil and natural gas to electric generating stations pursuant to certificates of public convenience granted by the PPUC.

4O. Intellectual Property. Schedule 4O of the Company Disclosure Letter sets forth all of the following that are owned by or filed in the name of the Company: (i) patented or registered Intellectual Property Rights and (ii) pending patent applications and applications for registration of other Intellectual Property Rights (together, the “Company Intellectual Property”). Except as set forth on Schedule 4O of the Company Disclosure Letter, the Company owns and possesses good title to all material Company Intellectual Property. No Claims (including any Claims that the Company is infringing on the Intellectual Property Rights of any third party) are pending in writing or, to Seller’s Knowledge, threatened in writing against the Company as of the date of this Agreement with respect to the ownership, use or validity of any Company Intellectual Property.

4P. Banks. Schedule 4P of the Company Disclosure Letter sets forth a true and complete list of all deposit, demand, time, savings, passbook or security accounts that the Company maintains with any bank or financial institution, the names and addresses of the financial institutions maintaining each such account and the authorized signatories on each such account.

4Q. Affiliate Arrangements. Except as set forth on Schedule 4Q of the Company Disclosure Letter, there are no Affiliate Arrangements, other than the Organizational Documents of the Company.

4R. Support Obligations. Schedule 4R of the Company Disclosure Letter lists all credit support provided by Seller or its Affiliates (each, a “Credit Support Obligor”) to or on behalf of the Company pursuant to applicable Law or the terms of a Material Contract or Permit, including guarantees, letters of credit, escrows, sureties and performance bonds, security agreements and other similar arrangements that are outstanding (collectively, the “Support Obligations”).

4S. No Other Business. During the period of ownership of the Company by Seller or any of its Affiliates, the Company has not engaged in any material respect in any business other than the business of owning and operating the fuel or natural gas pipelines and other midstream assets connected to or otherwise relating to the facilities of the Company or its Affiliates located at Martins Creek, Pennsylvania or Marcus Hook, Pennsylvania and matters incidental thereto.

4T. Bankruptcy. There are no bankruptcy proceedings pending against, being contemplated or pursued by or, to Seller’s Knowledge, threatened against the Company.

4U. Non-Disclosure. To Seller’s Knowledge, there are no documents or instruments of the Company or of Seller related to the Company, its assets or its business that are protected by an attorney-client privilege or that qualify as attorney work product that (i) have not been disclosed or made available to Buyer and (ii) contain any fact or other circumstances that would, individually or in the aggregate, be considered material and adverse by a reasonable buyer in making a decision to purchase the Interests.

4V. Solvency; Fraudulent Conveyance. Immediately after giving effect to the transactions contemplated hereby, the Company (i) shall be able to pay its debts as they become due and (ii) shall own assets that have a fair saleable value (if sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions) in excess of their liabilities (whether liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured or otherwise). Immediately after giving effect to the transactions contemplated hereby, the Company shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement or the Ancillary Documents with the intent to hinder, delay or defraud either present or future creditors of the Company.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants as of the date of this Agreement and as of the Closing Date as follows:

5A. Organization and Existence. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and in each jurisdiction in which the failure to so exist or be in good standing would adversely affect Buyer’s ability perform its obligations hereunder.

5B. Authorization. Buyer has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is or will be a party and the capacity and authority to make and perform the representations, warranties, covenants and agreements made by Buyer herein and therein and to consummate all of the transactions contemplated by this Agreement and the Ancillary Documents to which it is or will be a party. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is or will be a party and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer’s limited liability company powers and have been duly authorized by all necessary action on the part of Buyer and, subject to the consents, approvals, authorizations, filings and notices referred to in Section 6F, no other actions or other proceedings are necessary to authorize this Agreement and the Ancillary Documents to which Buyer is or will be a party or for Buyer to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes, and as of the Closing, each Ancillary Document to which Buyer is or will be a party, will constitute, when executed and delivered by Buyer, in each case assuming due authorization, execution and delivery by Seller, the valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

5C. Legal Proceedings. Except as set forth in Schedule 5C of the Buyer Disclosure Letter, there are no Claims pending or, to Buyer’s Knowledge, threatened, against Buyer that would, individually or in the aggregate, be reasonably likely to restrain, prevent, prohibit or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Documents. Buyer is not subject to any Order that prohibits the consummation of the transactions contemplated hereby, including the Purchase, that would, individually or in the aggregate, be reasonably likely to restrain, prevent, prohibit or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

5D. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is or will be a party do not, and the consummation by Buyer of the transactions contemplated hereby and thereby will not, (i) contravene or violate any provision of the Organizational Documents of Buyer; (ii) constitute a material default or violation of, give any Person the right to terminate, modify or accelerate any obligation under, or create any Lien on any of the assets of Buyer pursuant to, any Contract to which Buyer is a party (with or without notice, lapse of time or both); or (iii) assuming receipt of the HSR Approval and the Governmental Authorizations, require any authorization, consent, approval, exemption or other action by, or notice to, any Governmental Entity or constitute a material breach or violation of, or a default under any Law to which Buyer is subject or by which the assets of Buyer are bound.

5E. Brokers. Neither Buyer nor any of its Affiliates have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

5F. Investment Intent. Buyer is acquiring the Interests for its own account for investment and not with a view to any distribution or other disposition of all or any part thereof in violation of any applicable federal or state securities Laws. Buyer acknowledges that it can bear the economic risk of its investment in the Interests and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Interests. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Buyer understands that the Interests have not been registered pursuant to the Securities Act or any applicable state securities Laws, that the Interests will be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

5G. Available Funds. Buyer has or will have at the Closing cash available (including by means of advances under existing revolving credit facilities) to enable it to pay the entire amount of the Closing Payment due in immediately available funds. In no event shall the receipt or the availability of any funds or financing to Buyer or any of its Affiliates be a condition to Buyer’s obligation to consummate the Closing.

5H. Investigation. Buyer acknowledges that it has conducted its own independent investigation of the Company and is relying on its own investigation and analysis in entering into and proceeding with the transactions contemplated hereby. Buyer is sophisticated and knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of the transactions as contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of the Interests.

5I. Solvency; Fraudulent Conveyance. Immediately after giving effect to the transactions contemplated hereby, Buyer and each of its Subsidiaries (i) shall be able to pay their respective debts as they become due and (ii) shall own assets that have a fair saleable value (if sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions) in excess of their liabilities (whether liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured or otherwise). Immediately after giving effect to the transactions contemplated hereby, Buyer and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement or the Ancillary Documents with the intent to delay or defraud either present or future creditors of Buyer and its Subsidiaries (including the Company after the Closing).

ARTICLE 6
COVENANTS

6A. Access to Information.

(i) During the Interim Period, Seller shall, and shall cause the Company to, grant to Buyer and its Representatives reasonable access, during normal business hours and upon reasonable advance notice, to its officers, employees, facilities, properties, offices, books and records that are in the possession or control of Seller or any Affiliate thereof to the extent relating to the Company, and furnish to Buyer such additional financial and operational data and other information relating to the Company as Buyer may from time to time reasonably request; provided, however, that (i) such access does not unreasonably interfere with the normal operations of the Company, (ii) such access shall occur in such a manner as Seller reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (iii) all requests for such access shall be directed to the Person(s) listed on Exhibit C hereto or such other Person(s) as Seller may designate in writing from time to time (collectively, the “Designated Contacts”), and (iv) nothing herein shall require Seller to cause the Company to provide access, or to disclose any information, to Buyer or any of its Representatives if such access or disclosure (x) would waive any legal privilege, (y) would be in violation of applicable Laws or (z) would be in violation of the provisions of any Contract to which Seller or the Company is a party; provided further that Seller shall use its commercially reasonable efforts to disclose information that would otherwise be limited by clause (x) or clause (z) in a manner that does not result in the loss of such privilege or does not result in the violation of such Contract (including by entering into a joint defense arrangement or similar agreement and by requesting, but not being required to obtain, a waiver of any confidentiality obligations upon Buyer’s reasonable written request). Other than the Designated Contacts or as expressly provided in the preceding sentence, Buyer is not authorized to and shall not (and shall cause its Representatives and Affiliates not to) contact (except in the ordinary course of Buyer’s business on matters unrelated to the transactions contemplated by this Agreement) any officer, director, employee, customer, supplier, regulator (except as expressly permitted by this Agreement), distributor, lessee, lessor, lender, noteholder, direct or indirect equityholder or other material business relation or contact of Seller or any of its Affiliates, in each case, prior to the Closing without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed); provided, however, that Seller will make reasonably available to Buyer the employees of the Company, Seller and its Affiliates whose assistance and expertise is necessary to assist Buyer in connection with Buyer’s due diligence and preparation to integrate the Company into Buyer’s organization following the Closing. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information furnished to it or its Representatives pursuant to this Agreement.

(ii) In no event shall Buyer or any of its Affiliates or Representatives be permitted access to conduct (a) an environmental site assessment of the Company Real Property or (b) any sampling or analysis of environmental media of the Company Real Property, including sampling of the nature commonly referred to as a “Phase II Environmental Investigation,” such as air, soil or ground water testing, except if necessary to obtain any Required Governmental Authorizations or required by a Governmental Entity. Any sampling, testing or analysis undertaken pursuant to this Section 6A(ii) will be conducted by one or more qualified firms reasonably acceptable to the Parties at Buyer’s sole cost and expense. Buyer will provide to Seller in advance of any such sampling, testing or analysis a written sampling and analysis plan, setting forth the specific sampling and testing to be conducted, for review and approval in writing by Seller, which approval shall not be unreasonably withheld, conditioned or delayed. Buyer will promptly provide to Seller copies of all final reports and analyses prepared in connection with such sampling, testing or analysis.

(iii) To the extent not already in the possession or control of the Company as of the Closing, Seller shall, and shall cause any of its Affiliates to, make available to Buyer following the Closing, to the extent in the possession or control of Seller or any Affiliate thereof (or, if not in Seller or any of its Affiliates’ possession or control, Seller will make commercially reasonable efforts to obtain) a copy of all of the manuals relating to the operation of the business of the Company and all other books and records (including all (a) Tax Returns and other information and documents relating to Tax matters, (b) copies of all financial information and all other accounting books and records, (c) land and right of way records, (d) compliance records, (e) minute books, (f) stockholder and member transfer ledgers, (g) corporate seals, (h) all operating records and (i) operating and maintenance expenditures records including budgets and forecast data) whether in hard copy or electronic format, as applicable, and in each of the foregoing clauses (a) through (i), inclusive, only to the extent relating to the Company or its business, assets or operations.

(iv) For a period of six (6) years after the Closing Date, Buyer shall preserve and retain, or cause the Company to preserve, retain and maintain in an accessible form, all corporate, accounting, legal, auditing or other books and records in the possession or control of the Company at the Closing Date that relate to the conduct of the businesses and operations of the Company prior to the Closing Date; provided, however, that Buyer shall preserve, retain and maintain in an accessible form, and Buyer shall cause the Company to so preserve and retain, all Tax books and records until the later of (a) the sixth (6th) anniversary of the Closing Date and (b) six (6) months after the last date required for retention of such books and records under applicable Law.

(v) After the Closing Date, Buyer will, and will cause the Company and its Representatives to, permit Seller (and its Representatives) to have reasonable access to, and to inspect and copy (including in electronic form), all materials referred to in Section 6A(iv) and to meet with officers and employees of Buyer, the Company, and their respective Affiliates and Representatives on a mutually convenient basis in order to obtain explanations with respect to such materials, and to obtain additional information, in each case if and to the extent such information or access is necessary (A) in order for Seller to comply with any applicable Law; (B) for Seller to perform its obligations under this Agreement or any Ancillary Documents or (C) for Seller to prepare its financial statements covering any period prior to the Closing Date; provided, however, that Seller shall keep, and shall cause each of its Representatives to keep, all such information confidential in accordance with the obligations and exceptions in Section 6D(iv). In addition, on and after the Closing Date, at Seller’s request, Buyer shall make available to Seller, its Affiliates and their respective Representatives, those officers and employees of Buyer, the Company, or their respective Affiliates reasonably requested by Seller in connection with any Claim, including to provide testimony, to be deposed, to act as witnesses and to assist counsel. Similarly, on and after the Closing Date, at Buyer’s request, Seller shall make available to Buyer, the Company, their respective Affiliates and their respective Representatives, those officers and employees of Seller or its Affiliates reasonably requested by Buyer in connection with any Claim, including to provide testimony, to be deposed, to act as witnesses and to assist counsel.

6B. Conduct of the Company Pending Closing.

(i) During the Interim Period, except as (w) set forth on Schedule 6B of the Company Disclosure Letter, (x) consented to by Buyer in writing, (y) expressly contemplated by this Agreement or (z) as otherwise required by any Material Contract disclosed to Buyer prior to the date hereof or entered into with Buyer’s consent as provided herein, applicable Law or Permit, Seller shall, and shall cause the Company to, (a) conduct the business of the Company in the ordinary course of business, consistent with past practice, (b) use commercially reasonable efforts to preserve the Company’s business and its relationships with its customers, suppliers and creditors and (c) keep in full force and effect the insurance policies providing coverage to the Company as of the date hereof or comparable insurance policies. Without limiting the foregoing, during the Interim Period, except as (A) set forth on Schedule 6B of the Company Disclosure Letter, (B) consented to by Buyer in writing (which consent, solely respect to subparagraph (a), subparagraph (m), subparagraph (p) and, to the extent related to such subparagraphs, subparagraph (r), of this Section 6B(i), shall not be unreasonably withheld, conditioned or delayed), (C) expressly contemplated by this Agreement or (D) otherwise required by any Material Contract disclosed to Buyer prior to the date hereof, applicable Law or Permit, Seller shall not (with respect to the Company), and shall cause the Company not to:

(a) sell, lease, license, encumber or dispose of any of its material assets or properties, other than sales and dispositions (1) in the ordinary course of business, consistent with past practice, (2) of obsolete or worn-out assets, or (3) where such assets have a value less than $50,000 individually and $150,000 in the aggregate;

(b) merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire the business of, or undertake any other business combination with, any other Person;

(c) grant, issue, pledge, encumber or sell any of its equity securities, securities convertible into any of equity securities of the Company, or any options, warrants or other rights to purchase its equity securities;

(d) make any material change in any of its financial accounting methods and practices, except as required by Law or changes in GAAP;

(e) liquidate, dissolve, reorganize or otherwise wind up its business or operations;

(f) amend or modify the Company’s Organizational Documents;

(g) engage in any new line of business;

(h) except as in the ordinary course of business, make or change any material Tax election, or settle any material Tax claim or assessment, in each case solely with respect to any Taxes paid or Tax Returns filed by or with respect to the Company if such election, adoption, change, amendment, agreement, settlement, surrender or consent would be reasonably likely to adversely affect the Company with respect to a taxable period starting after the Closing Date, and excluding, without limitation, such items with respect to any combined, consolidated, unitary, affiliated group or similar Tax Returns;

(i) except (1) in the ordinary course of business, (2) as may be required under existing Contracts, including any Employee Benefit Plan or applicable Law, or (3) in the event of an adoption, amendment or grant that affects a broad cross-section of employees of Seller or any of its Affiliates in addition to affecting the Business Employees, (A) adopt, terminate or amend in any respect any Employee Benefit Plan or (B) grant to any Business Employee any increase in base salary, wages, bonuses, incentive compensation, pension, severance or termination pay (except for annual increases in compensation in the ordinary course of business);

(j) (1) transfer the employment of any Business Employee to Seller or an Affiliate of Seller (other than to the Company or with respect to any Business Employee whose employment Buyer has, prior to such transfer, communicated in writing to Seller that it intends to terminate upon or after the Closing) or (2) transfer the employment of any individual who is not a Business Employee to the Company;

(k) except in the ordinary course of business, (1) terminate the employment of any Business Employee (other than for cause), (2) hire any individual as a Business Employee or (3) cause or permit any Business Employee to provide services not primarily related to the Company;

(l) create, incur, assume, guarantee or otherwise become liable with respect to any Indebtedness;

(m) enter into a new Contract that would be included in the definition of Material Contracts if it had been entered into as of the date of this Agreement or amend, terminate or breach any of the Material Contracts, other than (1) the renewal of any Material Contract on terms materially consistent with the terms of such Material Contract as of the date hereof, (2) allowing any Material Contract to expire in accordance with its terms, (3) the execution of purchase orders and/or work orders pursuant to Material Contracts or (4) any Contract which shall be fully performed prior to the Closing (for the avoidance of doubt, “fully performed” shall mean that the Company shall have no remaining obligation or liability under such Contract after the Closing);

(n) enter into any Contract or other arrangement that would have constituted an Affiliate Arrangement if it had been entered on or prior to the date of this Agreement;

(o) other than inventory or equipment acquired in the ordinary course of business, ordinary course property costs and equipment maintenance costs, incur (or commit the Company to incur) any capital expenditure in excess of 120% in the aggregate, of the capital expenditure budget of the Company attached hereto as Schedule 6B(i)(o) of the Company Disclosure Letter; or

(p) cancel, compromise, waive, release or settle any Claim that is brought by or against the Company, other than in the ordinary course of business and that does not require a payment by the Company in excess of $25,000 or otherwise impose continuing financial or operational obligations on the Company;

(q) from and after the required delivery date of the initial Letter of Credit pursuant to Section 6V(i), fail to maintain the Letter of Credit (or a substitute Letter of Credit delivered to Buyer in accordance with Section 6V(i)) in full force and effect unless substitute cash collateral is held by Buyer in accordance with Section 6V;

(r) enter into any “non-compete,” “non-solicit” or similar agreement that would restrict the businesses of the Company, or its ability to solicit customers or employees, following the Closing; or

(s) agree or commit in a writing to do any of the foregoing.

(ii) Buyer acknowledges and agrees that, subject to Buyer’s consent right in this Section 6B: (a) nothing in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company at any time prior to the Closing and (b) prior to the Closing, the Company shall exercise complete control and supervision over, and with respect to, its operations. Notwithstanding anything else contained in this Section 6B, the Company may take commercially reasonable actions that would otherwise be prohibited by this Section 6B to prevent the occurrence of or mitigate the existence of, emergency situations or the environment or the protection of material equipment or other material assets of the Company, so long as Seller shall, upon receipt of notice of any such actions, promptly inform Buyer of any such actions. For all purposes of this Agreement, the “commercially reasonable efforts” of Seller shall not require Seller or any of its Subsidiaries, Affiliates or Representatives to expend any amounts in excess of $100,000, in the aggregate, to commence any litigation or arbitration proceeding, to waive or surrender any right, to modify any agreement (including any Material Contract) or to offer or grant any accommodation or concession (financial or otherwise).

(iii) The Parties acknowledge and agree that, in deciding whether to withhold, delay or condition Buyer’s consent with respect to any subparagraph to which it is subject to a reasonableness standard, it is reasonable for Buyer to take into account (a) its intention to convert the function of the Company’s pipeline systems to the transportation of natural gas upon or after Closing and (b) the consequences of any actions by Seller or the Company during the Interim Period that could affect any such conversion.

6C. Support Obligations.

(i) Buyer recognizes that the Credit Support Obligors have provided the Support Obligations to or on behalf of the Company.

(ii) Buyer shall use commercially reasonable efforts to replace the Support Obligations with credit support provided by Buyer and its Affiliates in types and amounts no less favorable to Buyer and its Affiliates than the types and amounts set forth on Schedule 4R of the Company Disclosure Letter and to effect the full and unconditional release of the relevant Credit Support Obligors from the relevant Support Obligations and all obligations and liabilities in respect thereof, which replacement credit support may include:

(a) furnishing a letter of credit to replace each existing letter of credit that is a Support Obligation;

(b) providing a guaranty from Buyer Guarantor to replace each existing guaranty that is a Support Obligation; or

(c) instituting an escrow arrangement or posting a surety or performance bond, or otherwise novating, assigning or replacing any other Support Obligation, in the case of each of subparagraphs (a), (b) and (c), subject to the terms and provisions of this Section 6C.

Seller shall not be obligated to incur, pay, reimburse or provide or cause any of its Affiliates to incur, pay, reimburse or provide, any liability, compensation, consideration or charge in order to obtain or effect any release of Support Obligations contemplated by this Section 6C.

(iii) In connection with the release of Support Obligations contemplated by this Section 6C, Buyer and Seller shall cooperate, and each shall use their commercially reasonable efforts, to cause the beneficiary or beneficiaries of such Support Obligations to (a) remit any cash and cash equivalents (including any interest payable thereon) to the Credit Support Obligor or its designee held under any escrow or cash collateral arrangement that is a Support Obligation promptly following the replacement of such escrow or cash collateral arrangement pursuant to Section 6C(ii) and (b) terminate, surrender and redeliver to the Credit Support Obligor or its designees each original copy of each such Support Obligation.

(iv) With respect to each Support Obligation that has not been replaced pursuant to Section 6C(ii) by the Closing Date, then:

(a) Buyer shall indemnify Seller and the applicable Credit Support Obligor for any Losses incurred by such Person in connection with each Support Obligation to the extent, and only to the extent, relating exclusively to the Company and attributable to the period commencing at or after the Closing (including reimbursement as promptly as reasonably practicable following demand therefor (which demand will include reasonable supporting documentation) with respect to any demand or draw upon, or withdrawal from, any Support Obligation);

(b) Buyer shall not, and shall cause its Affiliates, including the Company, not to, after the Closing, effect any amendments or modifications or any other changes to, assign, authorize or transfer to a third party, any Contracts or obligations to which any of the Support Obligations relate, or otherwise take any action that would increase, extend or accelerate the liability of any Credit Support Obligor under any Support Obligation, without Seller’s prior written consent;

(c) to the extent and only to the extent that any Credit Support Obligor has any performance obligations under any Support Obligations attributable to the period commencing at or after the Closing Date, Buyer shall (I) at any Credit Support Obligor’s written request and without creating any agency relationship or agency liability in respect thereof, perform such obligations of such Credit Support Obligor to the maximum extent practicable, and (II) otherwise take such actions as may be requested from time to time by the applicable Credit Support Obligor so as to put such Credit Support Obligor in the same position as if Buyer had performed or was performing such obligations; and

(d) Buyer shall deliver to Seller, on behalf of itself and its Affiliates at the Closing, and will maintain at all times after the Closing until the release of each Support Obligation in accordance with this Section 6C, a letter of credit or guaranty or other credit support in a form reasonably acceptable to Seller from a third party reasonably acceptable to Seller in an amount equal to the maximum amount of all outstanding Support Obligations, it being understood that (I) the Buyer Guaranty shall satisfy the foregoing obligation and (II) Seller may reject any such credit support from any Person (other than Buyer Guarantor) that maintains, or has maintained in the prior six (6) months, less than an Investment Grade credit rating.

6D. Confidentiality; Publicity; Restrictive Covenants.

(i) No Party will make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), provided, however, that nothing in this Section 6D(i) shall prohibit any Party from issuing or making any public announcement or statement if such Party deems it necessary to do so in order to comply with applicable Law, including state or federal securities laws, or the rules of any stock exchange upon which such Party’s or any of its Affiliate’s stock is listed or traded or for purposes of compliance with financial reporting or other regulatory obligations; provided further that to the extent possible, written notification shall be given to the other Party prior to any such announcement or statement.

(ii) From and after the Closing, the Parties agree to keep the terms of this Agreement confidential, except to the extent that disclosure is required in connection with the enforcement of this Agreement or any Ancillary Document or to the extent that disclosure is required by applicable Law or the rules of any stock exchange upon which such Party’s or any of its Affiliate’s stock is listed or traded or for purposes of compliance with financial reporting or other regulatory obligations; provided, however, that the Parties may disclose such terms to the Parties’ respective (A) lenders or debt investors or (B) Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to be bound by customary confidentiality obligations).

(iii) Buyer acknowledges that, prior to the Closing, all information provided to Buyer, its Affiliates and their respective Representatives by Seller or its Affiliates or Representatives (including pursuant to Section 6A) is subject to the terms of (a) a confidentiality agreement between Seller Guarantor and NJR Pipeline Company, dated as of March 9, 2016, and (b) a confidentiality agreement between Talen Energy Marketing, LLC and NJR Pipeline Company, dated as of January 9, 2017 (together, the “Confidentiality Agreement”). Notwithstanding the foregoing, if the Closing should occur, the Confidentiality Agreement shall be terminated for all purposes with respect to Buyer and the Company Restricted Information.

(iv) From and after the Closing Date, (a) Seller shall (and shall cause its Affiliates and each of their Representatives to) keep confidential and not disclose any information regarding the Company (other than information regarding the Excluded Assets) (the “Company Restricted Information”) and (b) Buyer shall (and shall cause its Affiliates each of their Representatives to) keep confidential and not disclose any information regarding the Excluded Assets (the “Excluded Assets Restricted Information” and together with the Company Restricted Information, collectively, the “Restricted Information”), except as and to the extent permitted by the terms of this Agreement or the Ancillary Documents. For purposes of this Section 6D(iv), the “Restricted Party” shall refer to “Seller” with respect to the Company Restricted Information and “Buyer” with respect to the Excluded Assets Restricted Information. This obligation shall not apply to any information that (a) is available to the public, (b) is published or otherwise becomes available to the public other than as a result of a disclosure by the Restricted Party or its Representatives in violation of this Section 6D(iv) or (c) becomes available to the Restricted Party or any of its Affiliates from a Person who is not, to the Restricted Party’s knowledge, prohibited from disclosing such information to the Restricted Party. Notwithstanding the foregoing, the Restricted Party may make disclosures as required by applicable Law or upon the request of any Governmental Entity; provided, however, that the Restricted Party shall, if and to the extent legally permitted to do so, provide the other Party (the “Disclosing Party”) with prompt notice thereof so that the Disclosing Party, at its sole cost and expense, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6D(iv). In the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the provisions of this Section 6D(iv), the Restricted Party shall, or shall cause the Person required to disclose such Restricted Information to, furnish only that portion of the information that the Restricted Party or such Person is legally required to disclose. Further, except as permitted by this Section 6D(iv), Seller shall not, and shall cause its Affiliates not to, directly or indirectly through their respective Representatives, for a period of two (2) years after the Closing, (a) entice, induce or attempt to induce (I) any Hired Employee or (II) any other employee of the Company, Buyer or any of Buyer’s Affiliates with whom Seller or its directors, officers or employees have had any material contact with in connection with the negotiations of this Agreement, in each case, to terminate his or her employment with the Company, Buyer or any of Buyer’s Affiliates, or (b) hire or employ any such employee; provided, however, that the following solicitation or hiring of any such employee shall not be deemed to violate the provisions of this Section 6D(iv): (I) through the use of general advertisements or (II) by any means with respect to any such employee who, at the time of any such solicitation, is no longer employed by the Company, Buyer or any of Buyer’s Affiliates. The covenants and undertakings contained in this Section 6D(iv) relate to matters that are of a special, unique and extraordinary character, and a violation of any of the terms of this Section 6D(iv) will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and that cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6D(iv) will be inadequate. Therefore, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6D(iv) without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 6D(iv) are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.

6E. Expenses. Except as otherwise expressly provided in this Agreement, regardless of whether the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby. Notwithstanding the immediately preceding sentence, Buyer and Seller shall each pay fifty percent (50%) of all filing fees required by Governmental Entities with respect to any filings therewith or consents required therefrom in connection with the transactions contemplated by this Agreement, including filing fees in connection with filings under the HSR Act.

6F. Regulatory and Other Approvals and Consents.

(i) Buyer and Seller shall each file or cause to be filed within four (4) months after the date of this Agreement, any notifications or the like required to be filed under the HSR Act and all other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement. With respect to filings under the HSR Act, each of Seller and Buyer shall seek early termination of the waiting period under the HSR Act.

(ii) Subject to the terms and conditions of this Agreement, including Section 6M(i), (a) Buyer shall use commercially reasonable efforts to file or cause its Affiliate to file the FERC Certificate Application within sixty (60) days following the date of this Agreement, as further described on Exhibit B and (b) not later than receipt and acceptance by Buyer of the FERC Certificate contemplated in clause (a), Seller shall request a determination letter, Order or other written confirmation from the PPUC confirming that the Company will no longer be subject to the jurisdiction of the PPUC upon the Closing (the HSR Approval and the approvals and determinations described in clause (a) and clause (b), collectively, the “Required Governmental Authorizations”); (c) Buyer and Seller shall use commercially reasonable efforts to (1) comply as soon as reasonably practicable and after consultation with the other Party with any request for additional information or documentary material (including documents and information required by such Governmental Entity to be provided to third parties that are permitted to intervene in proceedings conducted by such Governmental Entity) received by it or any of its Affiliates from any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Documents; (2) take, or cause to be taken, all other actions consistent with this Agreement (including Section 6F and Section 6M(i)) necessary or advisable (and not omit to take any such action) to obtain the Required Governmental Authorizations; (3) make all other filings with, give all other notices to and obtain all other actions or clearances, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Entity necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Documents as soon as reasonably practicable (together with the Required Governmental Authorizations, the “Governmental Authorizations”); (4) cooperate with each other in connection with any filing or submission and in connection with any investigation or inquiry, in each case related to any Governmental Authorization, including any proceeding initiated by a private party and (5) furnish the other Party with such necessary information and reasonable assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities in connection with this Agreement and the transactions contemplated hereby and thereby, including any filings necessary or appropriate under the provisions of the HSR Act or required by the FERC or PPUC; provided, however, that no Party shall be required to, and the Company may not (without the prior written consent of Buyer), (x) to commence any litigation against any Person in order to facilitate the consummation of the transactions contemplated by this Agreement or the Ancillary Documents or (y) enter into any agreements or commitments or take any other actions to obtain the Required Governmental Authorizations or to resolve any objections in connection therewith if such agreement, commitment or other action would require or compel the Company, Buyer or any Affiliate of Buyer to dispose of or hold separate all or any portion of its properties or assets or limit its future activities or place of doing business.

(iii) With respect to the Governmental Authorizations, each of Buyer and Seller shall, subject to any restrictions under applicable Law: (a) promptly notify the other Party of and, if in writing, furnish such Party with copies of (or, in the case of oral communications, advise of the contents of) any material communication to it from a Governmental Entity and permit the other Party to review and discuss in advance (and to consider in good faith any comments made by the other Party in relation to) any proposed material written communication to a Governmental Entity (including any filing therewith); (b) keep the other Party informed of any material developments, meetings or discussions with any Governmental Entity; and (c) not independently participate in any meeting with any Governmental Entity without giving the other Party prior notice of such meeting or discussion and, unless prohibited by such Governmental Entity and, to the extent reasonably practicable, the opportunity to attend or participate.

(iv) If any litigation or other administrative or judicial action or proceeding is commenced, threatened or foreseeable challenging the transactions contemplated by this Agreement (other than in connection with obtaining HSR Approval) and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Purchase, Buyer agrees to use its commercially reasonable efforts to resolve any such litigation, action or proceeding and each of Buyer and Seller shall cooperate with the other and use commercially reasonable efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Purchase.

(v) Buyer acknowledges that certain third party consents to the transactions contemplated by this Agreement may be required from parties to Contracts to which the Company is a party (including the Material Contracts). Seller shall use commercially reasonably efforts to obtain any such consents.

(vi) Each of the Parties will cooperate and use all commercially reasonable efforts to take, or cause to be taken, all appropriate actions and to make, or cause to be made, all filings necessary, proper or advisable under all applicable Laws and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, the Parties will cooperate and use all reasonable efforts to obtain all licenses, Permits, consents, approvals, authorizations, qualifications and Orders as are necessary in connection with the consummation of the transactions contemplated hereby and to fulfill the conditions to the transactions contemplated hereby.

6G. Seller Marks.

(i) Buyer shall cause the Company to (a) as soon as reasonably practicable, but in no event more than sixty (60) days after the Closing Date, cease using any names, marks, trade names, trademarks, corporate symbols or logos incorporating “Talen,” “Talen Energy” or any name or word confusingly similar thereto or constituting an abbreviation or extension thereof (collectively and together with all other names, marks, trade names, trademarks and corporate symbols and logos owned by Seller or any of its Affiliates, the “Seller Marks”), and (b) with respect to any assets of the Company bearing any Seller Mark, as soon as reasonably practicable, but in no event more than ninety (90) days after the Closing Date, re-label such assets or remove from such assets any and all Seller Marks. Thereafter, Buyer shall not use any Seller Mark or any name or term confusingly similar to any Seller Mark in connection with the sale of any products or services, in the corporate or doing business name of any of its Affiliates or otherwise in the conduct of its or any of its Affiliates’ businesses or operations.

(ii) In the event that Buyer breaches this Section 6G, Seller shall be entitled to specific performance of this Section 6G and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.

6H. Termination of Certain Affiliate Arrangements. Except with respect to the Affiliate Arrangements set forth on Schedule 6H of the Company Disclosure Letter, prior to the Closing, Seller shall, and shall cause the Non-Company Affiliates to, take such actions as may be necessary to terminate, sever or assign to Seller or a Non-Company Affiliate (in each case with appropriate mutual releases) effective upon or before the Closing all Affiliate Arrangements (collectively, the “Terminated Affiliate Arrangements”), in each case without imposing any payment obligation or liability on the Company. Except with respect to the Affiliate Arrangements set forth on Schedule 6H of the Company Disclosure Letter, prior to the Closing, (a) any amounts due and owing by the Company to any Affiliate thereof (other than the Company) shall be either paid in full by the Company or cancelled and extinguished and (b) any amounts due and owing to the Company by any Affiliate thereof (other than the Company) shall be either paid in full by such applicable Affiliate or cancelled and extinguished.

6I. Distributions. Notwithstanding any other provision to the contrary contained in this Agreement, prior to the Adjustment Calculation Time, the Company shall be entitled to declare and pay dividends or other distributions, effect a return of capital or otherwise cause the distribution of all Cash owned or held by or for the benefit of the Company, or to otherwise use such Cash to pay or repay any liabilities of Seller or the Company. Buyer acknowledges that all such Cash of the Company is the exclusive property of the Company and Seller.

6J. Employee, Labor and Benefits Matters.

(i) Benefit Plans. From and after the Closing, no Hired Employee shall have any right to accrue any further benefits, nor any right to continue as an active participant under the Employee Benefit Plans.

(ii) Termination of Employment by Seller and Hiring by Buyer. Effective as of the close of business on the day immediately prior to the Closing Date, Seller shall cause the Company to terminate the employment of all Business Employees and all other employees of the Company, if any. At least fourteen (14) days prior to the then reasonably anticipated Closing Date, Buyer or an Affiliate thereof (“Buyer Employer”) shall make written offers of employment, effective as of the Closing Date and contingent upon the consummation of Closing, to each Business Employee who is then actively employed and listed on Schedule 6J(ii), subject to such individual being actively employed immediately prior to the termination of employment described in the first sentence of Schedule 6J(ii) and satisfying Buyer Employer’s normal and legally permissible screening requirements for employment, including applicable background checks, drug screens, work authorization verification and similar requirements and other legally permissible requirements to execute and deliver non-competition, non-solicitation, confidentiality and other similar agreements applicable to similarly situated employees of Buyer Employer. Each Business Employee who accepts Buyer Employer’s offer of employment and commences employment with Buyer Employer within fourteen (14) days after the Closing Date shall be referred to herein as a “Hired Employee.” Nothing in this Agreement will be deemed to create or constitute an agreement of employment with Buyer Employer for any specific period of time. As such, any Hired Employee and/or any other individual offered employment with Buyer Employer (and who accepts such offered employment) pursuant to or in connection with this Agreement will be an at-will employee. Seller shall pay to each Business Employee (i) on or prior to the Closing Date, (A) any short-term incentive bonus compensation accrued by such Business Employee at target under Seller’s or the Company’s or one of their Affiliates’ short-term incentive bonus compensation plans through the date immediately prior to the Closing Date and (B) the amount of compensation due in respect of the unused vacation time accrued by such Business Employee as of the Closing; and (ii) on or before the date required to be paid to Business Employees under the Employee Benefit Plans, Seller’s or any of its Affiliate’s policies or applicable Laws, all amounts that are accrued as of the Closing for the Business Employees under the Employee Benefit Plans and under applicable Laws.

(iii) WARN Act. Prior to the Closing Date, Seller shall provide Buyer with a true and complete list of any Business Employee who experienced an “employment loss” (as that term is defined in the WARN Act) occurring in the ninety (90)-day period preceding the Closing Date, which list shall include for each such Business Employee the date of the employment loss and such Business Employee’s work location.

(iv) Seller shall comply with and be solely responsible for all liabilities under the WARN Act and any comparable state or local Law with respect to any employment losses occurring prior to the Closing Date. Buyer shall comply with and be solely responsible for all liabilities under the WARN Act and similar state and local Laws arising from its actions with respect to Hired Employees on or after the Closing Date; provided, however, that Buyer shall have no liability, and Seller shall have full liability, for obligations under the WARN Act triggered by Buyer during the 90-day period following the Closing as a result of inaccurate or incomplete information provided by Seller in accordance with the first sentence of this Section 6J(iv).

(v) Buyer hereby agrees that effective as of the Closing Date and continuing (i) for at least one (1) year following the Closing Date, or the employment termination date of a Hired Employee if earlier, Buyer Employer will provide (or cause to be provided) to each Hired Employee base salary or wages no less favorable than the base salary or wages provided to such employee immediately prior to the Closing, (ii) until the end of the calendar year in which the Closing Date occurs, or the employment termination date of a Hired Employee if earlier, Buyer Employer will provide (or cause to be provided) to each Hired Employee bonus opportunities (other than equity compensation) that are, in the aggregate with respect to such employee, substantially comparable to the employee benefits provided to other similarly situated employees of Buyer Employer, and (iii) for at least one (1) year following the Closing Date, or the employment termination date a Hired Employee if earlier, Buyer Employer will provide (or cause to be provided) employee benefits (other than equity compensation) to each Hired Employee that are, in the aggregate with respect to each employee, substantially comparable to the employee benefits provided to other similarly situated employees of Buyer Employer. For the avoidance of doubt, in no event shall any Hired Employee be eligible to participate in any employee benefit plan maintained by Buyer Employer or its Affiliates under which other employees of Buyer Employer are not currently accruing benefits. Notwithstanding the foregoing, Buyer Employer shall provide (or cause to be provided) to each Hired Employee whose employment is terminated or receives notice of termination following the Closing Date and on or prior to the end of the calendar year in which the Closing Date occurs (in either case, other than for “cause” as reasonably determined by Buyer Employer), severance benefits no less favorable to the Hired Employee than those set forth on Schedule 6J(v) and Seller hereby agrees to reimburse Buyer Employer for fifty percent (50%) of any such severance benefits paid by Buyer Employer within ten (10) Business Days after receipt by Seller of written notice from Buyer Employer that any such payments have been made (together with reasonable documentation of such payments).

(vi) Buyer hereby agrees that Buyer Employer shall grant all Hired Employees credit for any service with respect to Seller or any of its Affiliates (including the Company, and for purposes of this Section 6J(vi), (x) PPL Corporation and any of its Affiliates prior to June 1, 2015 and (y) only to the extent such service has been recognized by Seller or its Affiliates prior to the Closing, Gulf Interstate Energy, Inc. and its Affiliates prior to such Hired Employees being hired by PPL Corporation and its Affiliates) earned prior to the Closing Date for eligibility, vesting and benefit accrual purposes under a tax-qualified “401(k)” plan sponsored, established or maintained by Buyer or its Affiliates (the “Buyer 401(k) Plan”) and any other benefit plan, program or arrangement that is established, continued or maintained by or on behalf of Buyer Employer on or after the Closing Date (the Buyer 401(k) Plan and any other benefit plan, program or arrangement, collectively, the “New Plans”), in each case to the same extent such service was recognized under a similar Employee Benefit Plan, and except, in each case, to the extent such treatment would result in duplicative benefits. In addition, Buyer hereby agrees that Buyer Employer shall use commercially reasonable efforts to waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the same extent such conditions were not applicable under any Employee Benefit Plan. Provided that Seller provides Buyer with all information reasonably requested by Buyer and its service providers to allow Buyer Employer to satisfy its obligations under this sentence, Buyer shall (and shall cause to) assume the obligation to provide health continuation coverage required by Section 4980B of the Code under a New Plan with respect to any Hired Employee and his or her “qualified beneficiaries” (as defined in Section 4980B(g)(1) of the Code) who experience a “qualifying event” (as defined in Section 4980B(f)(3) of the Code) under a New Plan on or after the Closing Date. Seller and Buyer agree to cause their respective healthcare insurers and third-party administrators to cooperate and share information, to the extent permitted by applicable Law, reasonably necessary to allow plans maintained by Buyer to provide medical health continuation coverage to Hired Employees promptly following the Closing and without a gap in coverage, including for purposes of disease management. To the extent such sharing of information requires the covered individuals’ consent under applicable Law, Seller shall use commercially reasonable efforts to obtain such consent.

(vii) Effective on the Closing Date or as soon as practical thereafter, Buyer shall cause Buyer Employer to provide, or cause to be provided, to the Hired Employees the right to participate in the Buyer 401(k) Plan. Each Hired Employee who, prior to the Closing, participated in a 401(k) plan sponsored or maintained by Seller or its Affiliates (the “Seller 401(k) Plan”) shall be given the opportunity as soon as administratively practicable after the Closing Date to receive a distribution of his or her account balance under the Seller 401(k) Plan (in cash, but also including any promissory notes for associated participant loans) and to elect to roll over such account (including promissory notes) into the Buyer 401(k) Plan.

(viii) In the event that this Agreement is terminated prior to the Closing in accordance with this Agreement, until the date that is two (2) years from and after the date of such termination of this Agreement, (a) Buyer shall not employ, and shall cause its Affiliates not to employ, any Business Employee without Seller’s prior written consent and (b) Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, in any manner whatsoever, solicit for hire or employment any Business Employee or employee or officer of Seller or any of its Affiliates to whom Buyer or its Representatives had been directly or indirectly introduced or otherwise had first contact with as a result of its consideration of the transactions contemplated hereby; provided, however, that this paragraph shall not apply to any solicitation (or any hiring as a result of any solicitation) (x) that consists of a general advertisement or solicitation by Buyer through the use of media advertisements, the Internet, or professional search firms that is not targeted at any Business Employee or employee of Seller or its Affiliates or (y) of any person who is no longer a Business Employee or employed by Seller or its Affiliates so long as such employee’s resignation or termination was not solicited, directly or indirectly, by Buyer or its Affiliates in violation of this Section 6J(viii).

(ix) Buyer Employer shall grant to all Hired Employees credit for any service earned with Seller or any of its Affiliates (including the Company, and for purposes of this Section 6J(ix), (x) PPL Corporation and any of its Affiliates prior to June 1, 2015 and (y) only to the extent such service has been recognized by Seller or its Affiliates prior to the Closing, Gulf Interstate Energy, Inc. and its Affiliates prior to such Hired Employees being hired by PPL Corporation and its Affiliates) prior to the Closing under any vacation plan maintained by Buyer Employer or its Affiliates; provided, however, that, for the avoidance of doubt, in no event shall any Hired Employee be entitled to more than six (6) weeks of paid-time off with Buyer Employer or its Affiliates.

(x) Nothing herein, expressed or implied, shall confer upon any Business Employees (or any of their beneficiaries or alternate payees) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise. In addition, the provisions of this Section 6J are for the sole benefit of the Parties and are not for the benefit of any Third Party.

6K. Tax Matters.

(i) Seller shall grant to Buyer (or its designees) access at reasonable times after the Closing to all of the information, books and records specifically relating to the Company within the possession or control of Seller or any Affiliate thereof (or with respect to which Seller has access or can gain access by the exercise of commercially reasonable efforts) (including workpapers and correspondence with Tax Authorities), and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom, and to make copies thereof (to the extent solely related to the Company), to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Tax Authorities. Buyer shall grant or cause the Company to grant to Seller (or its designees) access at all reasonable times after the Closing to all of the information, books and records specifically relating to the Company within the possession or control of Buyer or any Affiliate thereof (including workpapers and correspondence with Tax Authorities) and to the Company’s employees, and shall afford Seller (or its designees) the right (at such Seller’s expense) to take extracts therefrom, and to make copies thereof (to the extent solely related to the Company), to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute protests, appeals and refund claims with respect to Taxes and to conduct negotiations with Tax Authorities. After the Closing Date, Seller and Buyer will each preserve all information, records or documents in its possession or control relating to liabilities for Taxes of the Company until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes. As soon as practicable after the Closing Date, Seller will use its commercially reasonable efforts to obtain and deliver to Buyer any of the Tax Returns and other books and records of the Company that would have been required to be delivered to Buyer at the Closing if they had been in Seller’s possession or control at such time.

(ii) All transfer, documentary, sales, use, real estate transfer, registration, stamp and similar Taxes and fees (including penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby shall be split and paid for fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Seller and Buyer shall cooperate in timely making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of Tax laws implementing such Taxes.

(iii) All Tax sharing agreements or similar agreements between or among the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand, shall be terminated as of the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(iv) Buyer shall not, and shall not cause or permit the Company, or any of Buyer’s Affiliates to, file an amended Tax Return with respect to the Company for any Pre-Closing Tax Period without obtaining the prior written consent of Seller.

(v) The following provisions shall govern the allocation of responsibility as between the Parties for certain Tax matters following the Closing Date:

(a) Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for or with respect to the Company for all taxable periods ending on or prior to the Closing Date (including, for the avoidance of doubt, Tax Returns on a combined, consolidated or unitary basis with Seller) regardless of when they are to be filed. After the Closing, Buyer shall, and shall cause the Company to cooperate with Seller in the preparation and filing of such Tax Returns. Except as otherwise provided in this Section 6K(v), Seller shall pay, or cause to be paid on the Company’s behalf, the Taxes attributable to the Company with respect to such taxable periods described above in this Section 6K(v), but only to the extent such Taxes were not included in Closing Net Working Capital reflected in the Final Purchase Price. If such Taxes were included in Closing Net Working Capital reflected in the Final Purchase Price, Buyer shall be responsible for and shall pay the amount of such Taxes (including any amounts due to Seller or any of its Affiliates under any agreements or arrangements with respect to any liability for, or sharing of, Taxes); if Seller pays such Taxes on behalf of the Company, Buyer shall reimburse Seller therefor within fifteen (15) days after receipt by Buyer of written notice that the Taxes have been paid;

(b) Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for taxable periods that begin on or before the Closing Date and end after the Closing Date (a “Straddle Period”). Any Tax Return to be prepared by Buyer pursuant to this Section 6K(v)(b) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns. Buyer shall provide Seller a copy of such Tax Return reasonably in advance of, and not less than thirty (30) days prior to, the due date for filing such Tax Return and shall not file such Tax Return without Seller’s written consent, which shall not be unreasonably withheld, conditioned or delayed. If Seller disputes any item on such Tax Returns, within fifteen (15) days following the receipt by Seller of the applicable Tax Return, Seller shall provide written notice to Buyer specifying the disputed item (or items) and the basis for its objection in reasonable detail. If Seller does not object to such Tax Return within such period, it shall be deemed agreed upon by the Parties and Buyer shall be permitted to file such Tax Return in the form provided to Seller. Any disputes between the Parties with respect to such Tax Returns shall be resolved in accordance with Section 6K(v)(c). If the Parties cannot resolve any disputed item, the item in question shall be resolved in accordance with Section 6K(v)(c). Except as otherwise provided in this Section 6K(v)(b), Seller shall pay, or cause to be paid, to Buyer within thirty (30) days after receipt by Seller of written notice that the Taxes have been paid with respect to such taxable periods an amount equal to the portion of such Taxes that relates to the portion of such taxable periods ending at the end of the day on the Closing Date, but only to the extent such Taxes were not included in Closing Net Working Capital reflected in the Final Purchase Price. For purposes of this subsection, in the case of any Taxes that are imposed and are payable for a Straddle Period, the portion of such Taxes that relate to the portion of such taxable period ending at the end of the day on the Closing Date shall, in the case of any Taxes imposed on a periodic basis (such as real property Taxes) be deemed to be the amount of such Tax for the entire taxable period during which such Taxes accrue multiplied by a fraction, the numerator of which is the number of days in the taxable period ending at the end of the day on the Closing Date and the denominator of which is the number of days in the entire taxable period. In the case of non-periodic Taxes (i.e., such as Taxes that are (w) based upon or related to income or receipts, (x) imposed in connection with any capital or debt restructuring, (y) imposed in connection with any sale, distribution, or other transfer or assignment of property (real or personal, tangible or intangible) or (z) payroll and similar Taxes), the portion of such Tax that relates to the portion of such taxable period ending at the end of the day on the Closing Date shall be determined based on a closing of the books of the Company at the end of the day on the Closing Date;

(c) The Parties shall attempt to resolve any dispute with respect to any such Tax Return described in Section 6K(v)(b) within ten (10) days after Buyer receives notice of such dispute from Seller. If during such ten (10) day period any dispute cannot be resolved, the Parties shall, within three (3) days thereafter, submit the item in question to a mutually agreed upon arbitrator, which shall be an independent, nationally recognized accounting firm, to resolve the dispute. If Buyer and Seller are unable to mutually agree upon such arbitrator within twenty (20) days, either Buyer or Seller may thereafter request that the American Arbitration Association select an arbitrator and such selection shall be binding upon the Parties. Such arbitrator shall be instructed to deliver to the Parties a written determination of any revisions to the Tax Return within five (5) days after the date of referral thereof to such arbitrator. The Parties agree to accept such arbitrator’s determination of any revisions to the Tax Return. The cost of the services of such arbitrator shall be borne equally by Buyer and Seller;

(d) Notwithstanding the foregoing, Buyer shall be solely responsible for the payment of Taxes attributable to taxable periods beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date (each such Taxable Period or portion thereof, a “Post-Closing Tax Period”) and shall indemnify Seller for any Taxes to the extent such Tax results from or is attributable to actions taken by Buyer or its Affiliates (including, for this purpose, actions taken by the Company on or after the Closing Date), and Seller shall be solely responsible for the payment of Taxes attributable to taxable periods ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date;

(e) In the case of any audit, examination, or other proceeding (“Tax Proceeding”) with respect to any taxable periods ending on or before the Closing Date, Buyer shall promptly inform Seller in writing of such Tax Proceeding. In the event Buyer fails to timely provide Seller with written notice of such Tax Proceeding, Seller’s obligation to indemnify Buyer or its Affiliates hereunder shall be reduced only to the extent of any Adverse Consequence arising as a result of such failure to notify. In the case of any Tax Proceeding subject to this Section 6K(v)(e), Seller shall be entitled, at Seller’s expense, to control the conduct of such Tax Proceeding; provided, however, that Buyer shall have the right, at Buyer’s expense, to attend and participate in such Tax Proceeding and give comments that Seller shall reasonably consider, but only if and to the extent such Tax Proceeding does not pertain to or include a combined, unitary, affiliated group or similar Tax Return that includes Seller or any of Seller’s Affiliates;

(f) In the case of a Tax Proceeding relating to any Straddle Period in which such Tax Proceeding cannot be separated into separate proceedings for the Pre-Closing Tax Period and the Post-Closing Tax Period, Seller (if the claim for Taxes attributable to the Pre-Closing Tax Period exceeds or reasonably could be expected to exceed in amount the claim for Post-Closing Tax Period Taxes), or otherwise Buyer (Seller or Buyer, as the case may be, the “Tax Controlling Party”), shall be entitled to control such Tax Proceeding; provided, however, that (i) the Tax Controlling Party shall provide the other party (the “Tax Non-Controlling Party”) with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) the Tax Controlling Party shall consult with the Tax Non-Controlling Party before taking any significant action in connection with such Tax Proceeding, (iii) the Tax Non-Controlling Party shall be entitled to participate in such Tax Proceeding and attend any meetings or conferences with the relevant Tax Authority, at its own expense, and (iv) the Tax Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Tax Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed, if such settlement, compromise or abandonment could have an adverse impact on the Tax Non-Controlling Party or any of its Affiliates;

(g) Any refund of Taxes paid or payable by or with respect to the Company shall be promptly paid as follows, or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset as follows: (i) to Seller if attributable to any Pre-Closing Tax Period, and for any Straddle Period to the extent allocable, determined in a manner consistent with Section 6K(v)(b), to the portion of such Straddle Period beginning before and ending at the end of the Closing Date; and (ii) to Buyer if attributable to any Post-Closing Tax Period, and for any Straddle Period to the extent allocable, determined in a manner consistent with Section 6K(v)(b), to the portion of such Straddle Period beginning after the Closing Date; and

(h) Except as otherwise provided herein, on the Closing Date, the Company shall not incur, and neither Buyer nor any of its Affiliates shall permit or otherwise allow any the Company to incur, any “extraordinary item” as defined in U.S. Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) arising from transactions not contemplated by this Agreement.

6L. Exclusive Transaction. Seller agrees that during the Interim Period, Seller shall not, and shall cause its Affiliates and each of their respective Representatives not to, directly or indirectly, (i) provide any non-public information to any third party (including via access to any data room or other records), other than to Buyer and its Affiliates and their respective Representatives, in an effort to facilitate such third party’s evaluation of an acquisition of any Interests or other securities of the Company or all or a material portion of the assets of the Company (a “Competing Transaction”), (ii) solicit, initiate or encourage the submission of proposals, offers or inquiries from a third party other than Buyer with respect to any Competing Transaction, (iii) permit any Person (other than Buyer and its Affiliates and their respective Representatives) to conduct any on site diligence with respect to the Company or its assets, (iv) participate in any negotiations or discussions with any third party other than Buyer and its Affiliates and their respective Representatives with respect to any Competing Transaction or (v) enter into any letter of intent or other binding agreement with any third party other than Buyer with respect to any Competing Transaction. For purposes of this Agreement, “Competing Transaction” shall not include a divestiture of the Excluded Assets.

6M. Further Actions.

(i) Subject to the terms of this Agreement, each of Buyer and Seller shall use their respective commercially reasonable efforts to cause the conditions to Closing to be satisfied and for the Closing to occur as promptly as possible.

(ii) Subject to the terms and conditions of this Agreement, at any time or from time to time at or after the Closing, at any of the Parties’ request and without further consideration, the other Parties shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

6N. Data Room. As soon as practicable after the Closing (but in no event more than ten (10) Business Days after the Closing Date), Seller shall (a) record all documents and materials in that virtual data room established on behalf of Seller and its Affiliates in connection with the sale of the Company as of the Closing Date onto one or more discs or computer drives for permanent storage and (b) provide a copy of such discs or computer drives to Buyer for its records.

6O. Delivery of Books and Records. Seller shall, as soon as reasonably practicable after the Closing (but in no event more than fifteen (15) Business Days after the Closing Date), deliver to Buyer the books and records of the Company in the possession or control of Seller or any Affiliate thereof (to the extent not already in the possession or control of the Company as of the Closing), including copies of any Tax Returns filed solely in the name of the Company in the possession or control of Seller or any Affiliate thereof for all taxable years ending on or prior to the Closing Date; provided, however, that prior to the delivery to Buyer of any such books and records, Seller will provide Buyer with access to such books and records from time to time at the request of Buyer as promptly as practicable following such request.

6P. Provisions Respecting Representation of the Company. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, stockholders, officers, employees and Affiliates, that Bracewell LLP may serve as counsel to each and any of Seller and its Affiliates (other than the Company) (individually and collectively, the “Seller Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Bracewell LLP (or any successor) may serve as counsel to the Seller Group or any director, manager, member, stockholder, partner, officer, employee or Affiliate of any member of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation.

6Q. Disposition of Excluded Assets.

(i) Prior to the Closing, and as promptly as commercially reasonably practicable following the date hereof, Seller shall (a) cause the Company to transfer all of the Excluded Assets (and their related liabilities) to Seller or an Affiliate of Seller and (b) accept, or cause Seller’s Affiliate to accept, such transfer of Excluded Assets and to assume all liabilities related thereto, using assignment and assumption agreements, deeds, and other appropriate instruments of transfer, each such instrument to be in form and substance reasonably acceptable to Buyer. Subject to the cost allocation provisions in Section 6Q(iii)(1), Seller shall be responsible for remediating any Remediation Event hereunder, and shall keep Buyer reasonably notified of the progress thereof. In addition to the transfer of title and assumption of liabilities set forth in the immediately preceding sentence, Seller shall cause all personal property (excluding any subsurface improvements or other subsurface assets) included in the Excluded Assets to be removed from the Owned Real Property in accordance with this Section 6Q and, to the extent reasonably practicable, the Leased Real Property and the real property in which the Company has any Additional Property Rights, in each case, prior to the Closing, at Seller’s sole cost and expense; provided, however, that, with respect to the Company’s Marcus Hook site, Seller shall remove (x) the buildings, appurtenances and fixtures (excluding any subsurface improvements or other subsurface assets) included in the Excluded Assets (the “Excluded Surface Assets”) and (y) Excluded Assets that consist of subsurface improvements or other subsurface assets (each, an “Excluded Subsurface Asset”), if and to the extent located within the area demarcated by the red boundary shown on Exhibit L, as well as in any other area at the Marcus Hook site reasonably requested by Buyer, in reasonable detail at least ninety (90) days prior to the then reasonably anticipated Closing Date, to perform work related to the addition of facilities to be installed by Buyer at or around the location of such Excluded Subsurface Asset. Seller shall determine the manner and method for removing any Excluded Surface Assets and any Excluded Subsurface Asset. Promptly after the Closing, Seller shall cause all deeds and related instruments conveying real property interests pursuant to this Section 6Q to be recorded in the records of the applicable Governmental Entity and shall be responsible for all costs and fees associated therewith, and shall furnish Buyer with copies of all such recorded documents.

(ii) If, in connection with the removal of any Excluded Subsurface Asset pursuant to Section 6Q(i) or the construction activities performed by Buyer and its Affiliates at the Marcus Hook site during the Construction Period, Seller (prior to the Closing) or Buyer (on or after the Closing) determines that a Remedial Action is required by applicable Environmental Laws to remediate any Hazardous Materials existing at the Marcus Hook site prior to the Closing (a “Remediation Event”), such Party shall promptly provide written notice to the other Party of such Remediation Event. The Parties shall coordinate obtaining an estimate of the Remediation Costs, as estimated by one or more qualified firms reasonably acceptable to the Parties. Any Remedial Action to remediate a Remediation Event pursuant to this Section 6Q shall be performed in accordance with applicable Environmental Laws and the requirements set forth in Section 8F(iii)(b).

(iii) The Parties shall bear the costs of (a) removing the Excluded Surface Assets and removing prior to the Closing each Excluded Subsurface Asset and (b) all Remedial Actions to remediate all Remediation Events (net of and after giving effect to any insurance proceeds actually received by the Company for such remediation) identified during the Construction Period (the costs described in clauses (a) and (b), collectively, “Remediation Costs”) as follows, subject to the termination rights set forth in Section 6Q(iii)(2) and Section 6Q(iii)(3):

(1) The aggregate Remediation Costs shall be allocated between Seller and Buyer, as follows:

(a) Seller shall bear the first ten million dollars ($10,000,000), if any, of aggregate Remediation Costs;

(b) Buyer shall bear the next ten million dollars ($10,000,000), if any, of aggregate Remediation Costs;

(c) Seller and Buyer shall each bear one-half (1/2) of aggregate Remediation Costs, if any, in excess of twenty million dollars ($20,000,000) up to an additional twenty million dollars ($20,000,000) (i.e., up to ten million dollars ($10,000,000) allocated to each Party); provided, however, that Buyer shall advance, on behalf of Seller, Seller’s portion of the Remediation Costs payable pursuant to this subparagraph (c) (such Seller’s portion advanced by Buyer, if any, the “Remediation Cost Advances”), subject to an adjustment to the Purchase Price in accordance with Section 2A(ii) (if the Closing occurs) or repayment pursuant to Section 9C (if this Agreement is terminated without the occurrence of a Closing);

(d) If Buyer makes the election set forth in Section 6Q(iii)(3) to pay the Buyer Remediation Election Amount, Buyer shall bear any Remediation Costs in excess of forty million dollars ($40,000,000); and

(e) Otherwise, if Buyer does not make the election set forth in Section 6Q(iii)(3) to pay the Buyer Remediation Election Amount, Seller shall bear any Remediation Costs in excess of forty million dollars ($40,000,000), subject to the limitations of liability set forth in Section 8B(i)(c)(y) after giving effect to Section 6Q(iii)(4) (regardless of whether such liability for Remediation Costs is incurred prior to, on or after the Closing).

(2) If, prior to the Closing, the estimated aggregate Remediation Costs exceed twenty million dollars ($20,000,000), Seller shall notify Buyer after Seller becomes aware of such Remediation Costs. During the forty-five (45) day period following delivery of such notice, Buyer may elect, in its sole discretion, to terminate this Agreement by delivering written notice of such termination to Seller. If Buyer does not make such election to terminate this Agreement during such time period, (x) the Remediation Costs for the applicable Remediation Event(s) shall be borne in accordance with the cost-allocation provisions in Section 6Q(iii)(1), (y) such Remediation Event(s) shall not affect the Closing and (z) subject to the provisions of the immediately succeeding sentence, Buyer shall have no further termination rights pursuant to this Section 6Q(iii)(2). Notwithstanding the provisions of clause (z) in the immediately preceding sentence, if one or more additional Remediation Events (not substantially related to previously identified Remediation Events) are identified by Buyer or Seller that are reasonably expected to result in additional Remediation Costs of at least $10,000,000 (if the aggregate Remediation Costs, before such additional costs, are estimated to be less than $30,000,000) or at least $5,000,000 (if the resulting aggregate Remediation Costs, before such additional costs, are estimated to be at least $30,000,000), then Buyer shall be entitled to terminate this Agreement in accordance with the provisions of this Section 6Q(iii)(2). If such remediation is reasonably expected to be completed beyond the Outside Date, the Outside Date shall be extended until thirty (30) days after such remediation is completed; provided, however, that in no event shall the Outside Date be extended more than twenty-four (24) months pursuant to this Section 6Q(iii)(2).

(3) If, prior to the Closing, the estimated Remediation Costs exceed forty million dollars ($40,000,000) in the aggregate, Seller shall notify Buyer after Seller becomes aware of such Remediation Costs. During the forty-five (45) day period following delivery of such notice, Buyer may give notice to Seller that Buyer elects, in its sole discretion, to pay the portion of the Remediation Costs in excess of forty million dollars ($40,000,000) (the “Buyer Remediation Election Amount”). If Buyer makes such election, the Remediation Costs for the applicable Remediation Event(s) shall be borne in accordance with the cost-allocation provisions in Section 6Q(iii)(1) and such Remediation Event(s) shall not affect the Closing; provided, however, that Seller will not be responsible for (or required to indemnify the Buyer Indemnitees for) any Remediation Costs in excess of the amount contemplated by this Section 6Q(iii)(3), and the Base Purchase Price will not be reduced by such excess amount. If Buyer does not make such election within such forty-five (45) day period, either Party may terminate the Agreement by delivering written notice of such termination to the other Party within thirty (30) days after the expiration of such forty-five (45) day period. If neither Party delivers such notice, (x) the Remediation Costs for the applicable Remediation Event(s) shall be borne in accordance with the cost-allocation provisions in Section 6Q(iii)(1), such Remediation Event(s) shall not affect the Closing and (y) subject to the provisions of the immediately succeeding sentence, the Parties shall have no further termination rights pursuant to this Section 6Q(iii)(3). Notwithstanding the provisions of clause (y) in the immediately preceding sentence, if one or more additional Remediation Events (not substantially related to previously identified Remediation Events) are identified by Buyer or Seller that are reasonably expected to result in additional Remediation Costs of at least $10,000,000 (if the resulting aggregate Remediation Costs, before such additional costs, are estimated to be at least $50,000,000) or at least $5,000,000 (if the resulting aggregate Remediation Costs, before such additional costs, are estimated to be at least $50,000,000), then Buyer shall be entitled to make the election set forth in the first sentence of this Section 6Q(iii)(3), and, if Buyer does not make such election within the forty-five (45) day period set forth above, either Party shall be entitled to terminate this Agreement in accordance with the provisions of this Section 6Q(iii)(3). If such remediation is reasonably expected to be completed beyond the Outside Date, the Outside Date shall be extended until thirty (30) days after such remediation is completed; provided, however, that in no event shall the Outside Date be extended more than twenty-four (24) months pursuant to this Section 6Q(iii)(3).

(4) Any Remediation Costs paid or payable by Seller or its Affiliates pursuant to this Section 6Q(iii) shall be treated as indemnity payments made by Seller pursuant to Section 8B(i)(9) for purposes of applying, and subject to, the aggregate liability limitation set forth in Section 8B(i)(c)(y).

6R. Title Cooperation. Seller shall, and shall cause the Company to, use commercially reasonable efforts to cooperate with Buyer to obtain land title surveys and/or customary title insurance coverage with respect to any Owned Real Property or Leased Real Property, including by providing (i) Buyer’s surveyor with reasonable access during normal business hours to any such real property and (ii) duly executed title affidavits in form customary for the jurisdiction in which such real property is located; provided, however, that in no event shall Seller be obligated to indemnify the title company or provide any non-imputation affidavits. Buyer shall indemnify, defend and hold Seller, the Company and their respective Representatives harmless from any and all Losses arising out of or resulting from any accident or injury caused by Buyer’s surveyor while on the Company Owned Property or Company Leased Property except to the extent caused by the gross negligence or willful misconduct of Seller, the Company or any of their respective Representatives attributable to any period prior to the Closing Date. Buyer shall be solely responsible for all costs and fees incurred by any Party, the Company or their respective Representatives in connection with this Section 6R.

6S. Casualty. If, during the Interim Period, any portion of the Company’s assets is materially damaged, lost or destroyed by casualty loss or is taken in condemnation or under right of eminent domain (a “Casualty Loss”), Seller shall promptly provide written notice of such Casualty Loss to Buyer.

(i) If the cost of restoring, repairing or replacing a Casualty Loss to a condition reasonably comparable to its prior condition (as estimated by a qualified firm reasonably acceptable to the Parties, net of and after giving effect to (x) any insurance proceeds available to the Company for such restoration and (y) the Buyer Casualty Election Amount, if any) (the “Restoration Cost”) is greater than $250,000 but does not exceed $20,000,000, Seller may elect to restore, repair or replace the Casualty Loss to a condition reasonably comparable to its prior condition and such Casualty Loss shall not affect the Closing.

(1) If Seller elects to restore, repair or replace the Casualty Loss and such restoration, repair or replacement is reasonably expected to be completed beyond the Outside Date, the Outside Date shall be extended until thirty (30) days after such restoration, repair or replacement is completed; provided, however, that in no event shall the Outside Date be extended more than twelve (12) months pursuant to this Section 6S(i)(1).

(2) If Seller elects not to restore, repair or replace the Casualty Loss, Seller shall notify Buyer and within forty-five (45) days of Buyer’s receipt of such notice, Buyer may elect to (A) reduce the amount of the Base Purchase Price by the estimated Restoration Cost (as estimated by a qualified firm reasonably acceptable to the Parties), by notice to Seller, and such Casualty Loss shall not affect the Closing or (B) terminate this Agreement. If Buyer does not make any election within such forty-five (45) day period, the Base Purchase Price shall be reduced by the estimated Restoration Cost (as estimated by a qualified firm reasonably acceptable to the Parties) and the Casualty Loss shall not affect the Closing.

(ii) If the Restoration Cost is in excess of $20,000,000, Seller shall notify Buyer after Seller becomes aware of the Restoration Costs with respect to the applicable Casualty Loss, and during the forty-five (45) day period following delivery of such notice, Buyer may give notice to Seller that Buyer elects, in its sole discretion, to pay the portion of the Restoration Costs in excess of $20,000,000 (the “Buyer Casualty Election Amount”). If Buyer makes such election, Seller shall then make the election set forth in Section 6S(i); provided, however, that, for the avoidance of doubt, Seller will not be responsible for costs of repair, and the Base Purchase Price will not be reduced by any amount, as the case may be, in excess of the amount contemplated by Section 6S(i). If Buyer does not make such election within such forty-five (45) day period, then either Party may terminate the Agreement by delivering written notice of such termination to the other Party within thirty (30) days after the expiration of such forty-five (45) day period. If neither Party delivers such notice, the Base Purchase Price shall be reduced by the Restoration Cost and the Casualty Loss shall not affect the Closing.

(iii) If the Restoration Cost is $250,000 or less, (A) this Agreement shall not terminate and (B) there shall be no reduction in the amount of the Base Purchase Price.

6T. Insurance. Buyer shall be solely responsible for providing (i) insurance to the Company for any claims made in connection with the insurance policies described on Schedule 4L of the Company Disclosure Letter after the Closing, regardless of when the event or occurrence relating to any claim arose and (ii) for any event or occurrence after the Closing.

6U. PHMSA. If, within three (3) years after the Closing Date, PHMSA provides written notice of rejection, or a notice of violation with respect to, the results of the Hydrostatic Test submitted to PHMSA in connection with the Southern Mainline’s conversion to natural gas service, Seller shall reimburse Buyer for the reasonable out-of-pocket cost and expenses up to $10,000,000 of performing one (1) additional hydrostatic test of the Southern Mainline.

6V. Seller’s Letter of Credit Obligations. As credit support for its obligations under this Agreement, and in addition to issuing and maintaining the Seller Guaranty, Seller shall be obligated to deliver to Buyer and maintain a Letter of Credit or substitute cash collateral as follows:

(i) As promptly as commercially reasonably practicable following the date of this Agreement, and in any event within fifteen (15) days following the date of this Agreement, Seller shall deliver to Buyer the initial Letter of Credit. Seller shall maintain in full force and effect the Letter of Credit until the earlier of (A) the termination of this Agreement in accordance with its terms and (B) ten (10) years after the Closing Date (the “Letter of Credit Termination Date”). The Letter of Credit shall at all times have a stated amount equal to the Letter of Credit Amount. Seller shall not be required to replenish any Letter of Credit (or cash collateral) amounts that have been drawn or are held as cash collateral by Buyer, unless and to the extent that, prior to the Closing, the stated amount of the Letter of Credit is less than the Letter of Credit Amount. The Letter of Credit may be substituted at any time by Seller with a substitute Letter of Credit with a stated amount equal to the Letter of Credit Amount and Buyer shall promptly return the substituted Letter of Credit as directed by Seller upon receipt of such substitute Letter of Credit. The Letter of Credit shall provide that Buyer may, and Buyer shall be entitled to, draw on the Letter of Credit in the event of a termination of this Agreement prior to the Closing in accordance with Section 9C or for any costs or damages due and payable by Seller and/or Seller Indemnitees to Buyer Indemnitees under Article 8 and the Precedent Agreements. The Letter of Credit shall provide that Buyer may, and Buyer shall be entitled to, draw the full amount of such letter of credit and hold such amount as cash collateral for application to such liabilities of Seller due and payable hereunder if the Letter of Credit is not renewed or extended from time to time at least thirty (30) days before its expiration date. In the event of a Qualified Institution Default, Seller shall (1) provide a substitute Letter of Credit that is issued by a Qualified Institution or (2) deliver to Buyer cash collateral for application to such liabilities of Seller due and payable hereunder in an amount equal to the Letter of Credit Amount, in either case within five (5) Business Days after Seller receives notice of the Qualified Institution Default. If Seller (x) fails to provide the initial Letter of Credit in accordance with this Section 6V(i), (y) fails to provide a substitute Letter of Credit or such cash collateral in accordance with this Section 6V(i) or (z) otherwise breaches the requirements of this Section 6V(i), any such event shall constitute a material breach by Seller under this Agreement. In all cases, the reasonable costs and expenses of establishing, renewing, substituting, canceling, increasing, reducing, or otherwise administering the Letter of Credit shall be borne by Seller.

(ii) In the event that at any time Buyer is the holder of cash collateral, Buyer shall deposit such cash collateral into a separate escrow account at a Qualified Institution, and such cash collateral shall not be commingled with any accounts of Buyer. Buyer shall have the right to withdraw and apply such cash collateral in the event of a termination of this Agreement prior to the Closing in accordance with Section 9C or for any costs or damages due and payable by Seller and/or Seller Indemnitees to Buyer Indemnitees under Article 8.

(iii) Within three (3) Business Days following the Letter of Credit Termination Date, Buyer shall return as directed by Seller the Letter of Credit if any amount remains undrawn and any remaining cash collateral held pursuant to this Section 6V.

(iv) Notwithstanding any provision in this Agreement to the contrary, Buyer’s remedies under this Agreement are cumulative. For the avoidance of doubt, neither the Letter of Credit or cash collateral held pursuant to this Section 6V shall be Buyer’s sole or primary remedy for recovering amounts that Seller is required to pay Buyer pursuant to this Agreement (including pursuant to Section 8B and Section 9C), and Buyer shall be entitled to pursue any or all remedies available to it under this Agreement in lieu of, or in addition to, drawing on the Letter of Credit or withdrawing cash collateral in accordance with this Section 6V.

6W. Cure of Defects and Obtaining Additional Real Property Interests. Prior to the Closing, Seller shall provide evidence and information to Buyer to reasonably demonstrate the resolution of the potential defects identified on Schedule 4I(iv)(A) (ROW Defect Summary) and Schedule 4I(iv)(B) (ROW North Segment Product Restrictions Bucks and Northampton) of the Company Disclosure Letter. To the extent Seller is not able to demonstrate the resolution of any such defect in any material respect to the reasonable satisfaction of Buyer, prior to the Closing, Seller shall cause the Company to use commercially reasonable efforts to cure such unresolved defects, including by obtaining additional rights to transport gas for those parcels of real property, identified on Schedule 4I(iv)(A) and Schedule 4I(iv)(B) of the Company Disclosure Letter. Seller shall use commercially reasonable efforts to cause all rights-of-way and related instruments curing or conveying real property interests pursuant to this Section 6W to be recorded in the records of the applicable Governmental Entity prior to the Closing and shall furnish Buyer with copies of all such recorded documents. To the extent Seller fails to complete the activities described in the preceding two sentences prior to the Closing, Buyer may cause the Company to complete such activities from and after the Closing. Seller shall be responsible for all costs and fees associated with such activities, whether conducted by Seller prior to the Closing or Buyer from and after the Closing, set forth in this Section 6W.

6X. Martins Creek Control Room Matters.

(i) Prior to the Closing, Buyer and Seller shall negotiate in good faith and execute a shared facilities agreement and related easements for a term ending on the one-year anniversary of the Closing (or, if earlier, the completion of the new control room described in the next sentence), which agreement and easements shall (a) grant to Seller and its Affiliates certain access and use rights with respect to such existing Company control room building and common facilities, which access and use rights are summarized in Exhibit K attached hereto, and (b) provide for Seller’s continued consumption of electricity provided by the local electric utility that currently serves the existing Company control room, with Seller reimbursing Buyer for (x) such electricity consumed at Buyer’s cost and (y) the demand charge paid by Buyer for such electricity.

(ii) Prior to the one-year anniversary of the Closing, Seller shall construct or cause to be constructed a new control room building, located on real property that Seller or its Affiliates (other than the Company) own, lease or use at such time (other than any lease or right to use granted by Buyer or the Company), that is separate from the existing Company control room building located at the Martins Creek Terminal that will allow Seller or its Affiliates to independently operate the Martins Creek Terminal after such one-year anniversary; provided, however, that, in constructing such new control room, Buyer agrees to allow Seller, at its option, to splice or otherwise interconnect the new wiring for the controls located in such new control room building with the existing wiring from the Martins Creek Terminal facilities at a point within the existing Company control room building.

(iii) From and after the Closing, Seller shall grant to Buyer a perpetual easement to access and consume water, free of charge, from the potable water well located on that portion of the Martins Creek Terminal Property retained by Seller. With respect to electricity service required to power Seller’s new control room, Seller shall be responsible for acquiring a new service interconnection with the local electric utility; provided, however, that if the installation costs of such new electricity service to Seller exceed $100,000, Seller may request Buyer to continue providing Seller with electricity at Buyer’s cost, and Buyer agrees to negotiate in good faith such an arrangement with Seller so long as such resulting arrangement is in compliance with all Laws and does not cause Buyer to become a public utility under state or federal Law.

(iv) Following the Closing, Buyer shall cause the Company to grant Seller easements across the Company’s real property (except as set forth in Exhibit K, not including any access to the interior of the Company’s control room building) reasonably requested by Seller to allow ingress and egress (including use of access roads and the Company’s parking lot) with respect to the new control room building in a manner that does not unreasonably interfere with Buyer’s or the Company’s business or operations.

ARTICLE 7
CONDITIONS TO CLOSING

7A. Buyer’s Condition Precedents. The obligation of Buyer to consummate the Closing is subject to the satisfaction, or waiver in writing by Buyer, of each of the following additional conditions:

(i) Representations and Warranties. The representations and warranties of Seller (a) contained in Article 3 and Article 4 of this Agreement, other than as provided in clause (b) hereof, shall be true and correct as of the date hereof and as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case such representation and warranty shall be true and correct as of such earlier date)), except to the extent of changes or developments expressly contemplated by the terms of this Agreement and except for any failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or terms of similar import contained in any such representation or warranty) as has not had, and would not reasonably be expected to have, a Material Adverse Effect and (b) the representations and warranties of Seller set forth in Section 3A (Seller Organization and Existence), Section 3B (Seller Authorization), clauses (i) and (iii) of Section 3D (Seller Noncontravention), Section 3E (Capitalization), Section 3F (Brokers), Section 4A (Company Organization and Existence), Section 4B (Subsidiaries) and Section 4V (Solvency; Fraudulent Conveyance) (collectively, the “Seller Fundamental Representations”) shall be true and correct as of the date hereof and as of the Closing Date as if made as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date)).

(ii) Compliance with Agreements. Each of the covenants and agreements of Seller to be performed or complied with prior to the Closing shall have been performed and complied with in all material respects.

(iii) Certificate. Seller shall have delivered to Buyer a certificate dated as of the Closing Date and signed by a senior officer of Seller on behalf of Seller, stating that the conditions specified in Section 7A(i) and Section 7A(ii) have been satisfied.

(iv) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any event, change or development that has had, or would reasonably be expected to have, a Material Adverse Effect.

(v) Deliverables. Seller shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other items specified to be delivered by it pursuant to Section 2E.

(vi) Seller Guaranty. The Seller Guaranty remains in full force and effect.

(vii) Letter of Credit. The Letter of Credit (or a substitute Letter of Credit delivered to Buyer in accordance with Section 6V(i)) is in full force and effect or Buyer holds substitute cash collateral in accordance with Section 6V(i).

(viii) PHMSA. Neither Seller nor Buyer (or any Affiliate of Seller or Buyer) shall have received from PHMSA written notice of rejection, or a notice of violation with respect to, the results of the Hydrostatic Test submitted to PHMSA in connection with the Southern Mainline’s conversion to natural gas service.

7B. Seller’s Condition Precedents. The obligation of Seller to consummate the Closing is subject to the satisfaction, or waiver in writing by Seller, of each of the following conditions:

(i) Representations and Warranties. Each of the representations and warranties of Buyer (a) contained in Article 5 of this Agreement, other than as provided in clause (b) hereof, shall be true and correct as of the date hereof and as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date)), except to the extent of changes or developments expressly contemplated by the terms of this Agreement and except for any failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or terms of similar import contained in any such representation or warranty) as has not had, and would not reasonably be expected to have, a material adverse effect on Buyer or its ability to consummate the transactions contemplated by this Agreement and (b) the representations and warranties of Buyer set forth in Section 5A (Organization and Existence), Section 5B (Authorization), clauses (i) and (iii) of Section 5D (Noncontravention), Section 5E (Brokers) Section 5F (Investment Intent), Section 5G (Available Funds), Section 5H (Investigation) and Section 5I (Solvency; Fraudulent Conveyance) (collectively, the “Buyer Fundamental Representations”) shall be true and correct as of the date hereof and as of the Closing Date as if made as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case such representation and warranties shall be true and correct as of such earlier date)).

(ii) Compliance with Agreements. Each of the covenants and agreements of Buyer to be performed or complied with prior to the Closing shall have been performed and complied with in all material respects.

(iii) Certificate. Buyer shall have delivered to Seller a certificate dated as of the Closing Date and signed by a senior officer of Buyer on behalf of Buyer, stating that the conditions specified in Section 7B(i) and Section 7B(ii) have been satisfied.

(iv) Deliverables. Buyer shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other items specified to be delivered by it pursuant to Section 2F.

(v) Buyer Guaranty. The Buyer Guaranty remains in full force and effect.

(vi) Precedent Agreements. The Precedent Agreements shall remain in full force and effect and FERC shall not have issued the FERC Certificate in a manner that (x) declines to accept Martins Creek, LLC’s or Lower Mount Bethel Energy, LLC’s FTS Agreement (as defined in the applicable Precedent Agreement) or (y) accepts Martins Creek, LLC’s or Lower Mount Bethel Energy, LLC’s FTS Agreement subject to conditions or modifications that have a material adverse effect on Martins Creek, LLC or Lower Mount Bethel Energy, LLC, as determined by Martins Creek, LLC or Lower Mount Bethel Energy, LLC, as the case may be, acting in good faith in a commercially reasonable manner.

(vii) Firm Transportation Service. Upon the Closing, the delivery term under each of the Service Agreements for firm transportation service under Rate Schedule FTS shall commence upon the terms set forth in the applicable Precedent Agreement, including the rates and volumes set forth therein.

7C. Conditions to All Parties’ Obligations. The obligation of each of Seller and Buyer to consummate the Closing is subject to the satisfaction, or waiver in writing by Seller and Buyer, of each of the following conditions:

(i) HSR. Any applicable waiting periods under the HSR Act shall have expired or been terminated (the “HSR Approval”).

(ii) Required Governmental Authorizations. All Required Governmental Authorizations have been received.

(iii) No Injunction. No Law or Order of any Governmental Entity of competent jurisdiction shall be in effect that prohibits the transactions contemplated hereby, including the Purchase.

(iv) No Termination. This Agreement shall not have been terminated in accordance with Section 9A.

7D. Waiver of Condition; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived after the Closing. Neither Seller nor Buyer may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to (i) use, as required by this Agreement, its commercially reasonable efforts to consummate the Purchase and the other transactions contemplated hereby or (ii) otherwise comply with any provision of this Agreement, in all material respects.

ARTICLE 8
INDEMNIFICATION AND RELEASE

8A. Survival.

(i) (a) The representations and warranties (other than Section 4J (Employee Matters), Section 4K (Environmental), Section 4M (Tax Matters) and the Seller Fundamental Representations) and covenants (other than any Post-Closing Covenant) of Seller set forth in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing solely for purposes of this Article 8 and shall terminate on the close of business on the date that is eighteen (18) months after the Closing Date (the “Standard Limitation Date”), (b) the representations and warranties of Seller set forth in Section 4J (Employee Matters) shall survive the Closing until the date that is thirty-six (36) months after the Closing Date, (c) the representations and warranties of Seller set forth in Section 4K (Environmental) shall survive the Closing until the date that is five (5) years after the Closing Date, (d) the representations and warranties of Seller set forth in Section 4M (Tax Matters) shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations and (e) the Seller Fundamental Representations shall survive the Closing indefinitely.

(ii) (a) The representations and warranties (other than the Buyer Fundamental Representations) and covenants (other than any Post-Closing Covenant) of Buyer set forth in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing solely for purposes of Article 8 and shall terminate on the Standard Limitation Date and (b) the Buyer Fundamental Representations shall survive the Closing indefinitely.

(iii) Any covenant or agreement to be performed by any Party after the Closing (each, a “Post-Closing Covenant”) shall survive the Closing in accordance with its terms (the “Post-Closing Covenant Limitation Date” and together with the Standard Limitation Date and those exceptions to the Standard Limitation Date set forth in this Section 8A, the “Limitation Dates” and each individually a “Limitation Date”); provided, however, that, for the avoidance of doubt, the covenant set forth in Section 6M (Further Actions), Section 6Q (Disposition of Excluded Assets) and Section 6U (PHMSA) shall be considered “Post-Closing Covenants” for all purposes hereunder.

(iv) The obligations to indemnify and hold harmless the other Party in respect of a breach of representation or warranty, covenant or agreement pursuant to this Agreement shall terminate when the applicable representation or warranty, covenant or agreement terminates pursuant to this Section 8A and no Claim for indemnification may be made after the termination of such applicable period; provided, however, that if a written Claim Notice is duly given in good faith under this Article 8 with respect to any Claim for indemnification for breach of any such representation, warranty, covenant or agreement prior to the expiration of the applicable Limitation Date, the Claim with respect to such alleged breach of such representation, warranty, covenant or agreement shall continue indefinitely until such Claim is finally resolved pursuant to this Article 8. Notwithstanding anything to the contrary contained in this Article 8, Seller’s indemnification obligations for those items set forth in (A) clauses (3) through (8) of Section 8B(i) and Buyer’s indemnification obligations for those items set forth in clause (iii) of Section 8C, shall survive the Closing indefinitely and (B) clause (9) of Section 8B(i) shall survive until the date that is five (5) years after the Closing Date.

8B. Indemnification by Seller.

(i) From and after the Closing (but subject to the provisions of this Agreement), Seller shall indemnify Buyer and its officers, directors, employees and Affiliates (collectively, the “Buyer Indemnitees”) against, and hold each of them harmless from, any Losses suffered or incurred thereby to the extent directly resulting from: (1) any breach of any of the representations and warranties made by Seller to Buyer contained in Article 3 or Article 4, (2) any breach of any covenant or agreement of Seller contained in this Agreement (other than a Post-Closing Covenant), (3) any breach of any Post-Closing Covenant of Seller contained in this Agreement, (4) any Employee Benefit Plan or other employee benefit plan maintained or contributed to by Seller or any of its Affiliates or their respective ERISA Affiliates, (5) the ownership, use or operation of any Excluded Asset, including any environmental liabilities to the extent arising therefrom or relating thereto, (6) the employment or engagement of any employee of the Company (other than a Hired Employee), (7) the employment or engagement of any Hired Employee to the extent arising or existing on or prior to the Closing Date (including any compensation relating to such period), (8) liabilities for claims for indemnification by current or former directors and officers of the Company relating to periods prior to the Closing Date or to the transactions contemplated by this Agreement or (9) subject to the cost-allocation provisions of Section 6Q(iii)(1) relating to Remediation Costs, any environmental liabilities arising from the ownership, use or operation by or on behalf of the Company prior to the Closing Date of (x) fuel oil, crude oil or other liquid hydrocarbon facilities or (y) transportation or storage of any fuel oil, crude oil or other liquid hydrocarbons; provided, however, that:

(a) no Buyer Indemnitee shall assert any Claim under this Article 8, and no Buyer Indemnitee shall be entitled to indemnification, in each case pursuant to Section 8B(i)(1) or Section 8B(i)(9) unless and until the Loss relating to such Claim (or the aggregate Loss relating to a series of related Claims) exceeds fifty thousand dollars ($50,000) (any Claim (or series of related Claims) involving Losses equal to or less than such amount being referred to as a “De Minimis Claim”);

(b) no Buyer Indemnitee shall assert any Claim under this Article 8, and no Buyer Indemnitee shall be entitled to indemnification, in each case pursuant to Section 8B(i)(1) unless and until the aggregate Losses of all Buyer Indemnitees indemnifiable pursuant to Section 8B(i)(1) (and other than any De Minimis Claims) exceeds on a cumulative basis an amount equal to one percent (1.0%) of the Base Purchase Price (the “Deductible”), and then, subject to the other provisions of this Article 8, the Buyer Indemnitees shall be entitled to indemnification only to the extent such aggregate Losses are in excess of the Deductible and not from the first dollar; and

(c) notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate liability paid or payable to the Buyer Indemnitees (x) pursuant to Section 8B(i)(1) (other than as a result of any Seller Fundamental Representation or any Seller representations set forth in Section 4M (Tax Matters)) exceed an amount equal to fifteen percent (15.0%) of the Base Purchase Price, (y) pursuant to Section 8B(i)(9) exceed an amount equal to fifty percent (50%) of the Base Purchase Price or (z) pursuant to Section 8B(i)(a) resulting from a breach of any Seller Fundamental Representation or any Seller representations set forth in Section 4M (Tax Matters) exceed an amount equal to one hundred percent (100%) of the Base Purchase Price.

(ii) Notwithstanding anything to the contrary contained in this Article 8, if a breach of any, representation or warranty in Article 3, Article 4 or Article 5 has occurred, then solely for purposes of calculating the amount of any Losses caused by, arising out of or resulting from any such breach, the representations and warranties shall be read without giving effect to any qualifiers as to materiality contained in such representation or warranty.

(iii) For the avoidance of doubt, notwithstanding any other provision of this Article 8, (x) the limitations set forth in Sections 8B(i)(a), 8B(i)(b) and 8B(i)(c) shall not apply to Seller’s indemnification obligations under clauses (3) through (8) of Section 8B(i), (y) the limitations set forth in 8B(i)(b) shall not apply to Seller’s indemnification obligations under clause (9) of Section 8B(i) and (z) the limitations set forth in Sections 8B(i)(a) and 8B(i)(b) shall not apply to any of the Seller Fundamental Representations or any of the Seller representations set forth in Section 4M (Tax Matters).

8C. Indemnification by Buyer. From and after the Closing (but subject to the provisions of this Agreement), Buyer shall indemnify Seller and its officers, directors, employees and Affiliates (collectively, “Seller Indemnitees”) against, and hold each of them harmless from, any Losses suffered or incurred thereby to the extent directly resulting from (i) any breach of any of the representations and warranties made by Buyer to Seller contained in this Agreement, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement (other than a Post-Closing Covenant) or (iii) any breach of any Post-Closing Covenant of Buyer contained in this Agreement.

8D. Indemnification Procedures.

(i) If a Buyer Indemnitee or a Seller Indemnitee (each, an “Indemnified Entity”) believes that a Claim, demand or other circumstance exists that has given, or may reasonably be expected to give, rise to a right of indemnification under this Article 8 (whether or not the amount of Losses relating thereto is then quantifiable), such Indemnified Entity shall assert its Claim for indemnification by giving written notice thereof (a “Claim Notice”) to the party from which indemnification is sought (the “Indemnifying Party”) as promptly as reasonably possible but in any event, (a) if the event or occurrence giving rise to such Claim (a “Third Party Claim”) for indemnification is, or relates to, a Claim, brought by a Person not a party to this Agreement or affiliated with any such Indemnified Entity (a “Third Party”), within fifteen (15) Business Days following receipt of notice of such Claim by such Indemnified Entity, or (b) if the event or occurrence giving rise to such Claim for indemnification is not, or does not relate to, a Claim brought by a Third Party, within thirty (30) days after the discovery by the Indemnified Entity of the circumstances giving rise to such Claim for indemnity. Each Claim Notice shall describe the Claim in reasonable detail, including the nature of, and factual and legal basis for, any such Claim for indemnification (to the extent reasonably practicable), and the provisions of this Agreement upon which such Claim for indemnification is made. The failure by the Indemnified Entity to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the defense of such Claim is materially prejudiced by the failure to give such timely notice. After delivery of the Claim Notice, the Indemnified Entity shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Entity’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Entity relating to the Third Party Claim.

(ii) If any Claim by an Indemnified Entity under this Article 8 relates to a Claim filed or made against an Indemnified Entity by a Third Party, the Indemnifying Party shall be entitled to participate in the defense thereof and may elect at any time (subject to the other provisions of this Article 8) to negotiate a settlement or a compromise of such Claim or to defend such Claim with its own counsel. Should an Indemnifying Party elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Entity for legal expenses subsequently incurred by the Indemnified Entity in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Entity shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense; provided, however, that, with respect to any matter that, in the written opinion of the Indemnified Entity’s counsel, there is a material conflict of interest between the Indemnified Entity and the Indemnifying Party, the Indemnified Entity shall be entitled to control such defense, to the extent of the matter giving rise to such conflict and subject to the Indemnifying Party’s right to participate in such defense. Except with the prior written consent of the Indemnified Entity, such consent not to be unreasonably withheld, conditioned or delayed, no Indemnifying Party shall settle or compromise any such Third Party Claim or permit a default judgment or consent to an entry of judgment unless such settlement, compromise or judgment (a) relates solely to money damages, (b) provides for a full, unconditional and irrevocable release of the Indemnified Entity with respect to the Claim(s) being settled and (c) does not contain any admission or finding of wrongdoing on behalf of the Indemnified Entity. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, neither the Indemnified Entity nor any of its Affiliates shall admit any liability with respect to, consent to the entry of any judgment, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). If the Indemnifying Party chooses to defend any Third Party Claim, the Parties shall, and shall cause their officers, directors, employees and Affiliates to, cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of all records and information reasonably available to such Indemnified Entity relating to such Claim, and making such Persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The party in charge of the defense shall keep the other Parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

8E. General.

(i) The amount of any and all Losses under this Article 8 shall be determined net of (a) the value of any net Tax benefits actually realized by any Indemnified Entity or its Affiliates arising from any deductions or other Tax savings resulting from any such Losses prior to the end of the second taxable year ending after the date of such Loss and (b) any amounts actually recovered by an Indemnified Entity or its Affiliates under or pursuant to any insurance policy, indemnity, reimbursement arrangement or Contract (collectively, “Alternative Arrangements”).

(ii) The Buyer Indemnitees shall, and shall cause their Affiliates and respective Representatives to, reasonably cooperate with Seller and to take all reasonable actions, in its respective ordinary course of business, to avoid, minimize and mitigate Losses that would otherwise be subject to indemnification under Section 8B.

(iii) Subject to the rights of any insurance carriers contemplated in Section 8E(i) above, the Indemnifying Party shall be subrogated to any right of action that the Indemnified Entity may have against any other Person with respect to any matter giving rise to a Claim for indemnification hereunder to the extent of the Indemnifying Party’s obligation to indemnify such Indemnified Entity hereunder. Without limiting the generality of the preceding sentence, any Indemnified Entity receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation of rights.

(iv) Each Party acknowledges and agrees that, from and after the Closing (except for disputes under Section 2C, which disputes will be resolved in accordance with the dispute mechanism set forth in Section 2C and the obtaining of injunctive or other equitable relief as provided in Section 10P), its sole and exclusive remedy with respect to any and all Claims, whether based on contract, tort, strict liability, other Laws or otherwise (including any Claims arising under any Environmental Laws), relating to the subject matter of this Agreement and the Company Disclosure Letter and the transactions contemplated hereby and thereby shall be pursuant to the indemnification provisions set forth in this Article 8.

(v) If any fact, circumstance or condition forming a basis for a Claim for indemnification under this Article 8 shall overlap with any fact, circumstance, condition, agreement or event forming the basis of any other Claim for indemnification under this Article 8 there shall be no duplication in the calculation of the amount of Losses.

(vi) Except (a) in the case of actual, intentional fraud or (b) to the extent such Losses are asserted by a third party against an Indemnified Entity, no Indemnified Entity shall be entitled to recover or make a Claim for any amounts in respect of, and in no event shall “Losses” be deemed to include, consequential, punitive, special or exemplary damages. Notwithstanding anything herein to the contrary, if any Buyer Indemnitee is indemnified for Losses pursuant to any provision of this Article 8 by Seller, such Buyer Indemnitee shall not be entitled to double recovery of any amount related to the same Losses under this Agreement.

(vii) Buyer shall not have any right to indemnification under this Agreement from and against any Losses related to Taxes of any Person that (a) are attributable to taxable periods (or portions thereof) beginning after the Closing Date (except to the extent of any Loss that results directly from the breach of the representation in Section 4M(vii)), (b) are due to the unavailability in any taxable period (or portion hereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute from a taxable period (or portion thereof) ending on or prior to the Closing Date or (c) are directly attributable to any breach by Buyer or, after the Closing, the Company, of any provision of this Agreement. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, indemnification for breach of any representation or warranty contained in Section 4M shall be limited to Losses incurred with respect to the Pre-Closing Tax Periods (except to the extent of any Loss that results directly from the breach of the representation in Section 4M(vii)).

(viii) Any Contingent Payment or indemnity payments under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

(ix) THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OUT OF OR RESULTED FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED ENTITY.

(x) If the Closing occurs, except for the Parties’ rights to specific performance set forth in this Agreement and the Parties’ rights under the Ancillary Documents in accordance with their respective terms, and except in the case of actual and intentional fraud by a Party hereto, the indemnification obligations set forth in this Article 8 shall be the exclusive remedies for the Parties arising out of, resulting from or related to the transactions contemplated by this Agreement.

8F. Environmental Matters.

(i) Seller shall have no obligation to indemnify Buyer or any other Buyer Indemnitee under this Agreement from and against any Losses that would otherwise be subject to indemnification regarding Environmental Laws under Section 8B(i)(9) to the extent any such Losses result directly from, or with respect to which a reasonably foreseeable proximate cause was, any voluntary environmental sampling or other surface or subsurface environmental investigation of the Company Real Property (“Voluntary Environmental Testing”); provided, however, that such Voluntary Environmental Testing shall not be deemed voluntary if (a) (1) required by Environmental Law or ordered by a Governmental Entity with jurisdiction and authority to require such investigation, (2) with respect to any Company Real Property other than Owned Real Property, is performed by or on behalf of the applicable landlord or land owner or (3) with respect to any property adjacent to any Company Real Property, performed by or on behalf of any party other than Buyer or any Affiliate thereof; provided, however, that, in the case of each of clauses (1), (2) and (3), neither Buyer nor any Affiliate thereof has taken any steps or actions to initiate or encourage such demand or performance outside of the ordinary course of business or (b) performed by Buyer as the result of the discovery of Hazardous Substances in conjunction with operation, maintenance or construction activities undertaken in the Company’s ordinary course of business, including in connection with the conversion of the Southern Mainline to natural gas service; provided further that Seller expressly acknowledges and agrees that any geotechnical testing, site surveys and soil load analysis of Company Real Property performed in the course of engineering, design or construction of improvements on the Company Real Property shall not constitute Voluntary Environmental Testing and shall not be deemed to limit Seller’s indemnification obligations under this Agreement; provided further that the performance of post-Closing testing or sampling to analyze potential indoor exposures of Persons to Hazardous Substances at Company Real Property, the presence of Hazardous Substances in air emissions, wastewater or stormwater discharges or waste characterization from business operations shall not be deemed to limit Seller’s indemnification obligations under this Agreement so long as such testing or sampling (x) serves a legitimate business purpose and (y) would be consistent with the actions taken by a reasonably prudent operator without regard to the possible existence of a right to indemnification under this Agreement.

(ii) In addition to any other limitations on indemnification that may apply, with respect to any Claim for indemnification that any of the Buyer Indemnitees may assert regarding Environmental Laws under Section 8B(i)(1) or Section 8B(i)(9), Seller shall not have any obligation with respect to such Claim to the extent the Losses for which indemnification is sought (a) arise out of any action to meet a cleanup or remedial standard under Environmental Law that is more stringent or costly than the minimum standard required by the relevant Governmental Entity with jurisdiction and authority or which does not employ any available risk-based standards or institutional controls unless required by a Governmental Entity with jurisdiction and authority, or (b) are ordinary costs of any post-Closing decommissioning, construction, demolition or renovation of any asset of the Company unless directly related to (or with respect to which a reasonably foreseeable proximate cause was) the presence or release, prior to the Closing Date, of (x) fuel oil, crude oil or other liquid hydrocarbons or (y) transportation or storage of any fuel oil, crude oil or other liquid hydrocarbons.

(iii) With respect to any Losses for which Seller is required to indemnify and defend Buyer Indemnitees regarding Environmental Laws pursuant to Section 8B(i)(1) or Section 8B(i)(9), and that requires any Remedial Action to respond to, remove or otherwise address such Losses, such Remedial Action shall be subject to the following requirements: (a) Buyer shall design and conduct the Remedial Action in compliance with all applicable Environmental Laws and as directed by the appropriate Governmental Entity; (b) Buyer and Seller agree that any Remedial Action undertaken will be reasonable and cost-effective, utilizing the least stringent cleanup levels or standards established for the property that allow for its intended use as part of Company’s business as a natural gas pipeline permissible under Environmental Laws and acceptable to the relevant Governmental Entity (including risk based cleanup standards and site specific cleanup standards), and Buyer agrees to accept customary deed restrictions or restrictive covenants and/or engineering and institutional controls required to meet such cleanup standards, in each case, that would not unreasonably interfere with the use of the Company Real Property based on the operations and use of the Company Real Property for purposes of the Company’s business as a natural gas pipeline; and (c) Seller shall have the right to reasonably participate in the planning and design of any Remedial Action. Prior to the implementation of any material phase of the Remedial Action, Buyer shall provide Seller with written proposed plans, workplans, sampling locations maps and schedules for Seller’s review and approval, such approval not to be unreasonably withheld, conditioned or delayed. Buyer shall have the right to negotiate and reach agreement with Governmental Entities as to the nature, timing and scope of the Remedial Action; provided, however, that: (1) Buyer shall provide to Seller in a timely manner any material correspondence received from or submitted to a Governmental Entity relating to such Remedial Action; (2) Buyer shall, to the extent practicable, afford Seller timely access to any studies, reports, protocols, drawings, charts, workplans, reports, risk assessments, schedules or other documentation relating to a Remedial Action prior to submission to a Governmental Entity; (3) to the extent practicable, Buyer shall provide Seller with timely notice of and an opportunity to attend and participate in any meetings or hearings with Governmental Entities (including telephonic conferences) relating to any Remedial Action; and (4) Buyer shall consult with, and consider in good faith any comments of, Seller in preparing all material strategies and plans concerning a Remedial Action as contemplated hereunder. In the event that any Remedial Action could reasonably be expected to result in Losses exceeding one million dollars ($1,000,000), Seller shall have the right, in its sole discretion, to conduct the Remedial Action in accordance with all applicable Environmental Laws and to negotiate and reach agreement with Governmental Entities as to the nature, timing and scope of the Remedial Action; provided further that, should Seller elect to conduct such Remedial Action, Seller shall: (1) keep Buyer reasonably informed relating to the progress of such Remedial Action (including providing Buyer with, to the extent affecting ongoing business operations, the opportunity to participate in any meetings (whether in person or telephonic) with Governmental Entities) and provide reasonable opportunity for Buyer to comment on any proposed activities (including any material written communications with Governmental Entities) relating to resolving such Remedial Action (and Seller agrees to consider in good faith any reasonable comments of Buyer); (2) select counsel, contractors and consultants of recognized standing and competence in connection with such Remedial Action; (3) diligently and promptly pursue the resolution thereof; and (4) not prevent or unreasonably interfere with the ordinary course operations of the Company or the use of the Company Real Property; provided further that in the event the resolution of a Remedial Action could reasonably be expected to have a material adverse effect on the Buyer’s ongoing operation or the Company Real Property after the Closing, Seller’s defense and control of such Remedial Action, including the disclosure, investigation, negotiation, performance and settlement thereof, shall be subject to Buyer’s participation and consent, which shall not be unreasonably withheld, conditioned or delayed. Buyer will, and will cause the Company and its Representatives to, permit Seller and its Representatives to have reasonable access to the Company Real Property in connection with such Remedial Action.

ARTICLE 9
TERMINATION

9A. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(i) by either Buyer or Seller if the Closing shall not have occurred within twelve (12) months after the date of this Agreement (which date may be extended by any Party, by notice to the other Party, for up to two additional twelve (12) months period if (A) one or more applicable Governmental Authorizations have not been obtained by the date that is twelve (12) months after the date of this Agreement (or the end of the first twelve (12) month extension, as applicable) and (B) the lack of any such Governmental Authorizations is the sole reason that the unwaived conditions set forth in Article 7 to consummate the Closing are unfulfilled as of such date) (the “Outside Date”); provided, however, that (a) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9A(i) if the failure of the Closing to occur is the result of a material breach by Buyer of any of its representations, warranties, covenants or agreements hereunder and (b) Seller shall not be entitled to terminate this Agreement pursuant to this Section 9A(i) if the failure of the Closing to occur is the result of a material breach by Seller of any of its representations, warranties, covenants or agreements hereunder;

(ii) by Buyer, if there has been a violation or breach by Seller of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Buyer to consummate the Closing set forth in Article 7 (and such violation or breach has not been waived by Buyer) and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (a) twenty (20) days after written notice thereof from Buyer and (b) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9A(ii) shall not be available to Buyer at any time that Buyer has violated, or is in breach of, any covenant, representation or warranty hereunder, if such breach has prevented satisfaction of any condition to the obligations of Seller to consummate the Closing (and such violation or breach has not been waived by Seller) and such violation or breach is not capable of being cured, or, if capable of being cured, has not been cured by Buyer; provided further that, for purposes of this Section 9A(ii), the introductory paragraph to Article 5 shall be read so as to exclude the phrase “as of the date of this Agreement and as of the Closing Date.”

(iii) by Seller, if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Seller to consummate the Closing set forth in Article 7 (and such violation or breach has not been waived by Seller) and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (a) twenty (20) days after written notice thereof from Seller and (b) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9A(iii) shall not be available to Seller at any time that Seller has violated, or is in breach of, any covenant, representation or warranty hereunder if such breach has prevented satisfaction of any condition to the obligation of Buyer to consummate the Closing (and such violation has not been waived by Buyer) and such violation or breach is not capable of being cured, or, if capable of being cured, has not been cured by Seller; provided further that, for purposes of this Section 9A(iii), the introductory paragraph to each of Articles 3 and 4 shall be read so as to exclude the phrase “as of the date of this Agreement and as of the Closing Date.”

(iv) by Buyer, on the one hand, or Seller, on the other hand, in writing if there shall be in effect a nonappealable Order permanently prohibiting, enjoining or making illegal consummation of the transactions contemplated by this Agreement;

(v) by Seller, if the Buyer Guaranty ceases to be in full force and effect and enforceable;

(vi) by Buyer, if (A) the Seller Guaranty ceases to be in full force and effect and enforceable or the (B) from and after the required delivery date of the initial Letter of Credit pursuant to Section 6V(i), the Letter of Credit (or a substitute Letter of Credit delivered to Buyer in accordance with Section 6V(i)) has not been delivered or ceases to be in full force and effect and enforceable unless substitute cash collateral is held by Buyer in accordance with Section 6V;

(vii) by Buyer or Seller pursuant to Section 6Q(iii)(2) or Section 6Q(iii)(3);

(viii) by Buyer or Seller pursuant to Section 6S(i)(2) or Section 6S(ii); or

(ix) by mutual written agreement of Buyer and Seller.

9B. Effect of Termination. In the event of any termination of this Agreement by Buyer or Seller, as provided in Section 9A, (a) this Agreement shall forthwith become void and of no further force or effect (except that this Section 9B, the last sentence of Section 6A(i), clauses (i) and (iii) of Section 6D, Section 6E, Section 6J(vii), Section 6P and Article 10 shall survive the termination of this Agreement and shall be continue to be enforceable by the Parties), and (b) there shall be no liability or obligation on the part of Buyer or Seller with respect to this Agreement; provided, however, that, notwithstanding clause (b) of this Section 9B, following a termination of this Agreement (w) liability shall exist for breach of, or otherwise with respect to, the provisions of this Agreement specified in the parenthetical contained in clause (a) of this Section 9B, (x) liability shall exist for willful breaches of this Agreement by any Party prior to the time of such termination, (y) nothing shall limit the right of Seller or Buyer to bring or maintain any claim, suit, action or proceeding for injunction, specific performance or other equitable relief prior to such termination, subject to the terms of Section 10P and (z) nothing shall limit the right of Seller to bring or maintain any claim, suit, action or proceeding against Buyer or any other Buyer Party arising out of or in connection with any breach of either Confidentiality Agreement. Without limiting the generality of the foregoing, if Seller terminates this Agreement pursuant to Section 9A(iii) and retains the Initial Payment in accordance with Section 9C, then the amount of the Initial Payment will be credited against any award of damages actually received by Seller in accordance with this Section 9B.

9C. Disposition of Initial Payment, Remediation Cost Advances and Letter of Credit.

(i) If this Agreement is terminated by Buyer prior to the Closing pursuant to Section 9A(ii) or 9A(vi), (a) the Initial Payment shall be repaid to Buyer by Seller (together with interest thereon at the Prime Rate) by wire transfer of immediately available funds within three (3) Business Days of such termination, free of any claims by Seller or any other Person with respect thereto, (b) an amount equal to the total Remediation Cost Advances, if any, shall be paid to Buyer by Seller (together with interest thereon at the Prime Rate) by wire transfer of immediately available funds within three (3) Business Days of such termination, free of any claims by Seller or any other Person with respect thereto, (c) Buyer shall be entitled to draw on the Letter of Credit (or any cash collateral held pursuant to Section 6V) up to the amount equal to the damages actually incurred by Buyer (as supported by reasonable evidence of any out-of-pocket costs and expenses incurred by Buyer) and without duplication of any reimbursable costs recovered by Buyer under the Precedent Agreements and, thereafter, subject to the payment in full by Seller of the amount set forth in clause (b), Buyer shall promptly return as directed by Seller the Letter of Credit if any amount remains undrawn and any remaining cash collateral held pursuant to Section 6V, and (d) the Parties will have no further obligation or liability to one another hereunder other than as set forth in Section 9B and this Section 9C.

(ii) If this Agreement is terminated (a) by Seller prior to the Closing pursuant to Section 9A(iii) or 9A(v) or (b) by either Buyer or Seller prior to the Closing pursuant to Section 9A(vii), then (x) Seller shall, as its sole and exclusive remedy for such termination (except as otherwise forth in Section 9B), retain the Initial Payment free of any claims by Buyer or any other Person with respect thereto, (y) an amount equal to the total Remediation Cost Advances, if any, shall be paid to Buyer by Seller (together with interest thereon at the Prime Rate) by wire transfer of immediately available funds within three (3) Business Days of such termination, free of any claims by Seller or any other Person with respect thereto, and (z) the Parties will have no further obligation or liability to one another hereunder other than as set forth in Section 9B and this Section 9C, and it is expressly stipulated by the Parties that the actual amount of damages resulting from any such termination by Seller would be difficult, if not impossible, to determine accurately because of the unique nature of this Agreement, and the unique nature of the Interests and the Company, and that such liquidated damages provided or herein are a reasonable estimate by the Parties of such damages. In addition, subject to the payment in full by Seller of the amount set forth in clause (y), Buyer shall promptly return, as directed by Seller, the Letter of Credit and any cash collateral held pursuant to Section 6V, and the Parties will have no further obligation or liability to one another hereunder with respect thereto.

(iii) If this Agreement is terminated by either Buyer or Seller for any reason prior to the Closing (except as described in Section 9C(i) or 9C(ii)), then (a) Seller shall repay to Buyer one-half of the Initial Payment (without interest) by wire transfer of immediately available funds within three (3) Business Days of such termination, (b) an amount equal to the total Remediation Cost Advances, if any, shall be paid to Buyer by Seller (together with interest thereon at the Prime Rate) by wire transfer of immediately available funds within three (3) Business Days of such termination, free of any claims by Seller or any other Person with respect thereto, (c) Buyer shall retain the remainder of the Initial Payment, free of any claims by Buyer or any other Person with respect thereto, and (d) the Parties will have no further obligation or liability to one another hereunder other than as set forth in Section 9B and this Section 9C. In addition, subject to the payment in full by Seller of the amount set forth in clause (b), Buyer shall promptly return, as directed by Seller, the Letter of Credit and any cash collateral held pursuant to Section 6V, and the Parties will have no further obligation or liability to one another hereunder with respect thereto.

ARTICLE 10
MISCELLANEOUS

10A. Notices. All notices, requests and other communications hereunder shall be in writing (including wire, telefax, electronic mail or similar writing) and shall be sent, delivered or mailed, addressed, emailed or telefaxed:

Notices to Seller:

Talen Generation, LLC
835 Hamilton St., Suite 150
Allentown, PA 18101
Attention:	Thomas G. Douglass, Jr.
Fax:	(610) 601-0586
Email:	thomas.douglass@talenenergy.com

with a copy to (which shall not constitute notice):

Bracewell LLP
1251 Avenue of the Americas
New York, NY 10020
Attention:	John G. Klauberg
Michael Espinoza
Fax:	(800) 404-3970
Email:	john.klauberg@bracewell.com
michael.espinoza@bracewell.com

Notices to Buyer and/or, following the Closing, the Company:

Adelphia Gateway, LLC
1415 Wyckoff Road
Wall, NJ 07719
Attention:	Stephen D. Westhoven
Fax:	(732) 919-8118
Email:	swesthoven@NJResources.com

and

Adelphia Gateway, LLC
1415 Wyckoff Road
Wall, NJ 07719
Attention:	Nancy Washington
Fax:	(732) 919-8118
Email:	nwashington@njresources.com

with a copy to (which shall not constitute notice):

Sidley Austin LLP
1000 Louisiana, Suite 6000
Houston, TX 77002
Attention:	J. Mark Metts
Fax:	(713) 495-7799
Email:	mmetts@sidley.com

and

Sidley Austin LLP
1501 K Street, N.W.
Washington, D.C. 20005
Attention:	Karen A. Dewis
Fax:	(202) 736-8711
Email:	kdewis@sidley.com

Each such notice, request or other communication to be given or delivered under or by reason of the provisions of this Agreement shall be in writing (including in electronic form) and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by overnight delivery service (with charges prepaid), on the Business Day following the date of delivery to such overnight delivery service, (iii) if deposited in the United States mail, first-class postage prepaid, on the date of delivery or (iv) if delivered by facsimile or email, provided that (x) the appropriate confirmation indicates a full and successful transmission or no failure message is generated on the date of such transmission and (y) any facsimile or email is followed by copies of overnight delivery service or registered mail.

10B. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

10C. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same Agreement. Any facsimile or electronically transmitted copies (including in.pdf formats) hereof or signature hereon shall, for all purposes, be deemed originals.

10D. Complete Agreement. This Agreement (together with the agreements, appendices, exhibits, schedules and certificates referred to herein or delivered pursuant hereto), together with the Confidentiality Agreements, constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and any prior course of dealing among Buyer and Seller with respect to the subject matter hereof and thereof.

10E. Third-Party Beneficiaries and Obligations. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than sections that are specifically for the benefit of any such Persons, each of which is intended to be for the benefit of the Persons covered thereby or entitled to be paid thereunder and may be enforced by such Persons. The Parties further agree that the rights of third-party beneficiaries shall not arise unless and until the Closing occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with this Agreement without notice or liability to any other Person. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10F. Governing Law. This Agreement, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, or the transactions contemplated in this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to any conflicts of laws principles thereof or of any other jurisdiction.

10G. CONSENT TO JURISDICTION. SUBJECT TO THE PROVISIONS OF SECTIONS 2C AND 2G (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY STATE OR FEDERAL COURT WITHIN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK. EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN NEW YORK OR, AS APPLICABLE, ANY FEDERAL APPELLATE COURT THAT INCLUDES THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK WITHIN ITS JURISDICTION). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10A OF THIS AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10H. WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10I. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of Law) by any of the Parties hereto without the prior written consent of the other Party; provided, however, that Seller may assign any or all of its rights under this Agreement to one or more of its Affiliates so long as, unless otherwise agreed by Buyer in writing, Seller remains liable for all obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 10I shall be null and void, ab initio.

10J. Headings. The headings contained in this Agreement and descriptions of the Company Disclosure Letter are for reference purposes only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no such caption or description of the Company Disclosure Letter had been used in this Agreement.

10K. Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties hereby confirms that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement shall control and prior drafts of this Agreement shall not be considered or analyzed for any purpose (including in support of parole evidence proffered by any Person in connection with this Agreement).

10L. Amendment and Waiver. This Agreement may be amended or any provision of this Agreement may be waived; provided, however, that (i) any amendment or waiver shall be binding only if such amendment or waiver is set forth in a writing executed by Seller and Buyer and (ii) subject to the first sentence of Section 7C with respect to the waiver of conditions to Closing as of the Closing, any waiver of any provision of this Agreement shall be effective against Seller or Buyer only if set forth in a writing executed by such Person. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

10M. Company Disclosure Letter.

(i) Disclosing a matter in any section of the Company Disclosure Letter shall be deemed to be a disclosure for purposes of other sections of the Company Disclosure Letter only if and to the extent that the relevance of such matter to such other section of the Company Disclosure Letter is reasonably apparent on the face of such disclosure; provided, however, that no such disclosure shall be deemed to qualify the last sentence of Section 4E unless expressly set forth in Section 4E of the Company Disclosure Letter. The inclusion of information in the Company Disclosure Letter shall not be construed as, and shall not constitute, an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to Seller or the Company. In addition, matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not in the ordinary course of business for purposes of this Agreement.

(ii) From time to time prior to the Closing, Seller shall be entitled to supplement, amend or modify the Company Disclosure Schedule to reflect (a) factors, circumstances or events first arising or, in the case of representations given to Seller’s Knowledge, becoming first known to Seller between the date hereof and the Closing or (b) any other supplement, amendment or modification consented to by Buyer in writing prior thereto (each, a “Schedule Supplement”) by providing Buyer with written notice specifying the schedule or schedules to be updated thereby. Each such Schedule Supplement shall be deemed to supplement, amend and modify the Schedules; provided, however, that a Schedule Supplement shall not affect any Buyer’s rights (or any of Seller’s obligations) with respect to indemnification hereunder or the satisfaction of the conditions set forth in Article 7, including the consequences of any failure of any such conditions to be satisfied, unless Buyer expressly consents to such Schedule Supplement in connection with a consent or approval required pursuant to Section 6B, in which case such Schedule Supplement to the extent describing such item shall be deemed to supplement, amend and modify the Schedules for all purposes of this Agreement.

10N. No Additional Representations; Disclaimer.

(i) Buyer, on behalf of itself and all Buyer Parties, acknowledges and agrees that neither Seller nor any of its Affiliates or Representatives, nor any other Person acting on behalf of Seller nor any of its Affiliates or Representatives, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or the Company or their respective businesses, operations or assets, except as expressly set forth in Article 3 or Article 4 (as modified by the Company Disclosure Letter), respectively. Buyer further agrees that, except as expressly set forth in Article 3 or Article 4 (as modified by the Company Disclosure Letter), neither Seller nor any of its direct or indirect Affiliates or Representatives (or any of their respective directors, officers, employees, members, stockholders, managers, partners, agents or otherwise), will have or be subject to any liability to Buyer or any other Person resulting from any information, document or material made available to, or used by, Buyer or its Affiliates or their respective Representatives, including information, documents or materials, provided in certain “data rooms” and online “data sites,” management presentations, management interviews, or any other form in expectation or anticipation of the transactions contemplated by this Agreement.

(ii) THE PROVISIONS CONTAINED IN THIS AGREEMENT (INCLUDING THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLES 3 AND 4) ARE THE RESULT OF EXTENSIVE NEGOTIATIONS BETWEEN BUYER AND SELLER AND NO OTHER ASSURANCES, REPRESENTATIONS OR WARRANTIES ABOUT THE QUALITY, CONDITION OR STATE OF THE COMPANY OR ITS ASSETS WERE MADE BY SELLER IN THE INDUCEMENT THEREOF, EXCEPT AS PROVIDED HEREIN.

(iii) In connection with Buyer’s investigation of the Company, Buyer has received, directly or indirectly, through its Affiliates or Representatives, from or on behalf of Seller or its Affiliates or Representatives, certain projections, including projected statements of operating revenues, income from operations and cash flows of the Company (and the business transactions and events underlying such statements) and certain business plan information, projections, presentations, predictions, calculations, estimates and forecasts of the Company and other similar data. Buyer, on behalf of itself and all Buyer Parties, acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans, statements, predictions, presentations, calculations and other similar data, that Buyer is well aware of such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, statements, calculations, predictions and other similar data), and that neither Buyer, nor any Buyer Party, shall have any Claim under any circumstances against Seller or any other Person with respect thereto or arising therefrom, except as expressly set forth in Article 3 or Article 4 (as modified by the Company Disclosure Letter). Accordingly, except as expressly set forth in Article 3 or Article 4 (as modified by the Company Disclosure Letter), Seller makes no representations or warranties whatsoever to Buyer or any other Person, and expressly disclaims all liability and responsibility, in each case with respect to such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data (including the reasonableness of the assumptions underlying such projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data) or with respect to (a) the performance or success of the Company at any time after the date hereof, and no such Person shall be entitled to rely on such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data for any purpose, including in connection with the transactions contemplated by this Agreement and (b) the possibility or likelihood of the occurrence of any environmental condition, release or hazard, or any mechanical or technical issue, problem, or failure, or of any interruption in service, or of any increase, decrease or plateau in the volume of product or service, or revenue derived therefrom, or of the possibility, likelihood or potential outcome of any complaints, controversies or disputes with respect to existing or future customers or suppliers, in each case, related to the Company or its assets.

10O. Payments under Agreement. Each Party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset (other than withholding Tax obligations required to be withheld by Law), on the dates specified herein (with time being of the essence).

10P. Specific Performance. The Parties agree that irreparable damage would occur in the event that any covenant or agreement of this Agreement is not performed in accordance with its specific terms or is otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Parties and the third party beneficiaries of this Agreement shall be entitled to an injunction or injunctions, specific performance or other equitable relief, without proof of actual damages, including an injunction or injunctions or orders for specific performance to prevent breaches of the covenants and agreements of this Agreement and to enforce specifically the covenants and agreements of this Agreement (including any order sought by a Party to cause the other Party to perform its agreements and covenants contained in this Agreement). Each Party further agrees that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at Law. If, on or prior to the Outside Date, any Party brings any action to enforce specifically the performance of the covenants and agreements hereof by any other Party, the Outside Date shall automatically be extended (x) for the period during which such action is pending, plus ten (10) Business Days or (y) by such other time period established by the court presiding over such action, as the case may be.

10Q. No Partnership Created. Nothing in this Agreement (including Section 6A and Section 6B) is intended to give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing and, without limiting its obligations under this Agreement, the Company shall exercise complete control over its operations. Furthermore, in no event shall this Agreement be deemed to create a partnership between Seller or any of its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, and in no event shall any fiduciary or similar duty be deemed owed by Seller or any of its Affiliates to Buyer or any of its Affiliates.

10R. Non-Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties or otherwise having obligations with respect to this Agreement in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future incorporator, member, partner, stockholder, equityholder, Affiliate, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future incorporator, member, partner, stockholder, equityholder, Affiliate, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach of this Agreement and the transactions contemplated hereby, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in either Confidentiality Agreement, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. For the avoidance of doubt, the Buyer Guarantor and the Seller Guarantor are Contracting Parties and not Nonparty Affiliates and shall therefore be liable under the terms of the Buyer Guaranty or Seller Guaranty, as applicable, in accordance with its terms.

*     *     *     *     *

IN WITNESS WHEREOF, the Parties have executed this Purchase and Sale Agreement as of the date first written above.

SELLER

TALEN GENERATION, LLC

By:	/s/ Alejandro Hernandez
Alejandro Hernandez
Chief Financial Officer

BUYER

ADELPHIA GATEWAY, LLC
By: NJR Pipeline Company
Its Sole Member

By:	/s/ Stephen D. Westhoven
Stephen D. Westhoven
Senior Vice President

EXHIBIT A

DEFINITIONS

“Additional Property Interests” has the meaning set forth in Section 4I(iv).

“Adjustment Amount” has the meaning set forth in Section 2C(iii).

“Adjustment Calculation Time” means 12:01 a.m. (New York time) on the Closing Date.

“Adjustment Finalization Date” has the meaning set forth in Section 2C(ii).

“Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. Solely for purposes of Sections 6A and 6L, Seller’s Affiliates shall include only Talen Energy Corporation and its Subsidiaries and controlled Persons.

“Affiliate Arrangement” means any Contract between (i) the Company or any of its directors, managers, officers, employees or consultants, or any members of their respective immediate families, on one hand, and (ii) Seller or any of its Affiliates (which, for the avoidance of doubt, does not include the Company but does include Riverstone Holdings, LLC and its Affiliates) or any of their respective directors, managers, officers, employees or consultants or any members of their respective immediate families, on the other hand.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 2G(i).

“Allocation Statement” has the meaning set forth in Section 2G(i).

“Alternative Arrangements” has the meaning set forth in Section 8E(i).

“Ancillary Documents” means any agreement or document delivered pursuant to this Agreement.

“Antitrust Law” means the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other federal, state or foreign Laws or Orders of any Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Arbiter” has the meaning set forth in Section 2C(ii).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3B.

“Base Purchase Price” has the meaning set forth in Section 2A(i).

“Business Day” means any day, other than a Saturday, Sunday or any other day on which banks that are members of the United States Federal Reserve System are authorized or required by Law to be closed.

“Business Employee” means each employee of the Company as of the date hereof.

“Buyer” has the meaning set forth in the preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 6J(vi).

“Buyer Disclosure Letter” means the Buyer Disclosure Letter delivered by Buyer to Seller on the date hereof.

“Buyer Casualty Election Amount” has the meaning set forth in Section 6S(ii).

“Buyer Remediation Election Amount” has the meaning set forth in Section 6Q(iii)(3).

“Buyer Employer” has the meaning set forth in Section 6J(ii).

“Buyer Fundamental Representations” has the meaning set forth in Section 7A(i).

“Buyer Guarantor” has the meaning set forth in the recitals.

“Buyer Guaranty” has the meaning set forth in the recitals.

“Buyer Indemnitees” has the meaning set forth in Section 8B(i).

“Buyer Parties” means Buyer, any Affiliate of Buyer (including the Company after the Closing) and their respective partners, members, stockholders, Representatives, successors or permitted assigns.

“Cash” means cash and cash equivalents (including cash on hand and deposits in transit) of the Company, in each case as determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Financial Statements.

“Casualty Loss” has the meaning set forth in Section 6S.

“Claim” means any demand, claim, action, legal proceeding (whether at law or in equity), investigation, arbitration, hearing, audit or suit.

“Claim Notice” has the meaning set forth in Section 8D(i).

“Closing” has the meaning set forth in Section 2D.

“Closing Date” has the meaning set forth in Section 2D.

“Closing Indebtedness” means the amount of Indebtedness of the Company as of the Closing Date.

“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time.

“Closing Payment” has the meaning set forth in Section 2A(ii).

“Closing Statement” has the meaning set forth in Section 2C(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Disclosure Letter” means the Company Disclosure Letter delivered by Seller to Buyer on the date hereof.

“Company Intellectual Property” has the meaning set forth in Section 4O.

“Company Real Property” means, collectively, the Owned Real Property, the Leased Real Property and the Additional Property Interests.

“Company Restricted Information” has the meaning set forth in Section 6D(iv).

“Competing Transaction” has the meaning set forth in Section 6L.

“Confidentiality Agreements” has the meaning set forth in Section 6D(iii).

“Construction Period” means the time period beginning on the date of this Agreement and ending upon the In-Service Date.

“Contingent Payment” has the meaning set forth in Section 2A(iii).

“Contract” means any written or oral contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

“Contracting Parties” has the meaning set forth in Section 10R.

“Credit Rating” shall mean, on any date of determination, with respect to a Person, (i) its long-term senior unsecured debt rating (not supported by third party credit enhancement), or (ii) its issuer or ‘corporate’ rating by Moody’s or S&P, whichever is lower.

“Credit Support Obligor” has the meaning set forth in Section 4R.

“De Minimis Claim” has the meaning set forth in Section 8B(i)(a).

“Deductible” has the meaning set forth in Section 8B(i)(b).

“Derivative Instrument” has the meaning set forth in Section 4H(i)(f).

“Designated Contacts” has the meaning set forth in Section 6A(i).

“Disclosing Party” has the meaning set forth in Section 6D(iv).

“Disputed Items” has the meaning set forth in Section 2C(ii).

“Dth/day” has the meaning set forth in Section 2A(iii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit or compensation plan, program, agreement or arrangement (including any employment agreement) that is maintained, sponsored or contributed to by Seller, the Company or any of their respective Affiliates or Subsidiaries for the benefit of the Business Employees or to which Seller, the Company or any of their respective Affiliates or Subsidiaries, on the one hand, and any Business Employee, on the other hand, is a party.

“Environmental Laws” means, to the extent enacted and in effect on or prior to the Closing Date, all federal, state, and local statutes, regulations, and ordinances having the force or effect of Law, and all judicial and administrative orders and determinations, concerning pollution, protection of human health (to the extent relating to any exposure to Hazardous Substances) and the environment and protection of natural resources, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal or arrangement for disposal, distribution, labeling, testing, processing, emission, discharge, release, threatened release, control or cleanup of any Hazardous Substances.

“Environmental Permits” has the meaning set forth in Section 4J.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Estimated Closing Indebtedness” has the meaning set forth in Section 2B.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2B.

“Estimated Remediation Cost Advances” has the meaning set forth in Section 2B.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excess Amount” has the meaning set forth in Section 2C(iv).

“Excluded Asset” means the assets described on Exhibit E.

“Excluded Assets Restricted Information” has the meaning set forth in Section 6D(iv).

“Excluded Subsurface Asset” has the meaning set forth in Section 6Q(i).

“Excluded Surface Asset” has the meaning set forth in Section 6Q(i).

“FERC” means the Federal Energy Regulatory Commission, or any successor agency.

“FERC Certificate” means the certificate of public convenience and necessity under Section 7(c) of the Natural Gas Act, 15 U.S.C. § 717f(c) and all associated authorizations issued by FERC in response to the FERC Certificate Application filed by Buyer, in a form and substance satisfactory to Buyer.

“FERC Certificate Application” means the application for a certificate of public convenience and necessity under Section 7(c) of the Natural Gas Act, 15 U.S.C. §717f(c), which Buyer or Buyer’s Affiliate shall file with FERC for authorization for certain acquisition and construction activities associated with the Company’s assets.

“Final Closing Statement” has the meaning set forth in Section 2C(ii).

“Final Determination” means a determination as defined in Section 1313(a) of the Code or any similar state, local or non-U.S. Tax Law, to the extent such a Final Determination has been applied directly to a matter involving the Company.

“Final Purchase Price” means an amount (as finally determined pursuant to Section 2C) equal to (i) Base Purchase Price, plus (ii) the amount (if any) by which the Closing Net Working Capital exceeds the Targeted Net Working Capital, minus (iii) the amount (if any) by which the Targeted Net Working Capital exceeds the Closing Net Working Capital, minus (iv) the amount (if any) of the Closing Indebtedness.

“Financial Statements” has the meaning set forth in Section 4D(i).

“Full Southern Mainline Capacity” has the meaning set forth in Section 2A(iii).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorizations” has the meaning set forth in Section 6F(ii).

“Governmental Entity” means any government, governmental agency, quasi-governmental agency, department, bureau, office, commission, authority or instrumentality, or court or arbiter of competent jurisdiction, whether international, foreign, provincial, domestic, federal, state or local.

“Hazardous Substance” means any substance or material listed, defined or classified as a pollutant, contaminant, hazardous substance, toxic substance, or hazardous waste under any Environmental Law, including petroleum, polychlorinated biphenyls, and friable asbestos.

“Hired Employee” has the meaning set forth in Section 6J(ii).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” has the meaning set forth in Section 7C(i).

“Hydrostatic Test” means that certain hydrostatic test of the Southern Mainline, conducted on August 28, 2017 through August 29, 2017, and documented on September 10, 2017.

“In-Service Date” has the meaning set forth in Section 2A(iii).

“Indebtedness” means the sum of all principal and accrued (but unpaid) interest owing by the Company for debt for borrowed money owed to any third party; provided, however, that, without limiting other liabilities that are not to be included therewith, in no event shall the foregoing include (a) any liabilities related to inter-company debt between the Company and any of its Affiliates so long as such debt is discharged in full at or prior to the Closing, (b) any obligations for the payment of “earnouts” or similar contingent (i.e., non-fixed) consideration in connection with the Company’s acquisition of a business or enterprise, (c) any contingent reimbursement obligations in respect of letters of credit, performance bonds, surety bonds and similar obligations of the Company, (d) any redemption premium, prepayment penalty, “make whole” premium or similar payment with respect to the debt instruments, obligations or leases described above, (e) any fees and expenses to the extent incurred by or at the direction of Buyer or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or any of its Affiliates in connection with the transactions contemplated hereby or otherwise or (f) any accounts payable incurred in the ordinary course of business.

“Indemnified Entity” has the meaning set forth in Section 8D(i).

“Indemnifying Party” has the meaning set forth in Section 8D(i).

“Independent Appraiser” has the meaning set forth in Section 2G(iii).

“Initial Payment” has the meaning set forth in Section 2A(i).

“Intellectual Property Rights” means all rights in and to the following: (i) patents, patent applications and patent disclosures, (ii) trademarks, service marks, trade dress, logos, Internet domain names, and registrations and applications for registration thereof together with any goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) computer software, and (v) trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice) and know-how.

“Interests” has the meaning set forth in the recitals.

“Interim Period” means the period beginning on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing.

“Investment Grade” means a credit rating of at least “BBB-” from S&P, and at least “Baa3” from Moody’s.

“Knowledge” (i) when used in the phrase “to Seller’s Knowledge” or similar phrases means, and shall be limited to, the actual knowledge, of the Persons set forth on Exhibit D-1, after reasonable inquiry of those Persons employed by Seller or its Affiliates (including any Hired Employees) who would reasonably be expected to have knowledge of the fact, event or circumstance in question and (ii) when used in the phrase “to Buyer’s Knowledge” or similar phrases means, and shall be limited to, the actual knowledge, of the Persons set forth on Exhibit D-2, after reasonable inquiry of those Persons employed by Buyer or its Affiliates who would reasonably be expected to have knowledge of the fact, event or circumstance in question.

“Law” means, with respect to any Person, any statute, law, standard, code, principle of common law, treaty, ordinance, rule, constitution, administrative interpretation, regulation, Order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity applicable to such Person or any of its respective properties or assets, as amended from time to time.

“Leased Real Property” means such real property that is subject to a leasehold or subleasehold estate or other right to use or occupy any land, buildings, or structures, or other interest in real or immovable property granted in favor of the Company and used in the Company’s business or the ownership, use or operation of its assets in connection with the Company’s business, each as currently conducted as of the date of this Agreement, but excluding, in each case, any Additional Property Interests.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property.

“Letter of Credit” shall mean an irrevocable, transferable, standby letter of credit with an initial term of one (1) year, for the benefit of Buyer, issued by a Qualified Institution containing the terms set forth in Section 6V(i) hereof in substantially the form attached hereto as Exhibit J with such additional terms as are required by the issuing bank that are satisfactory to Seller and Buyer.

“Letter of Credit Amount” shall mean, as of the time of determination:

(i) prior to the Closing, an amount equal to (A) Twenty Million Dollars ($20,000,000) plus (B) Remediation Cost Advances, if any, incurred by Buyer in accordance with Section 6Q(iii)(1)(c) after written notice from Buyer to Seller specifying the amount thereof minus (C) any previously drawn Letter of Credit amounts or substitute cash collateral amounts held or retained by Buyer; and

(ii) from the Closing until prior to the date that is three (3) Business Days after the five-year anniversary of the Closing, an amount equal to (A) Twenty-Five Million Dollars ($25,000,000) minus (B) any Letter of Credit amounts or substitute cash collateral amounts drawn, held or retained by Buyer from and after the Closing; and

(iii) from the date that is three (3) Business Days after the five-year anniversary of the Closing until the Letter of Credit Termination Date, an amount equal to the lesser of (A) Ten Million Dollars ($10,000,000) and (B) (1) Twenty-Five Million Dollars ($25,000,000) minus (2) any Letter of Credit amounts or substitute cash collateral amounts drawn, held or retained by Buyer from and after the Closing.

“Letter of Credit Termination Date” has the meaning set forth in Section 6V(i).

“Lien” means any mortgage, pledge, deed of trust, assessment, hypothecation; security interest, assignment charge, lien, option, warranty, voting trust, voting agreement, proxy, purchase right, easement, lease or encumbrance.

“Limitation Date” has the meaning set forth in Section 8A.

“Losses” means actual out-of-pocket losses, liabilities, damages or expenses (including reasonable legal fees).

“Martins Creek Terminal” means the fuel storage and transportation facilities and associated equipment, land and improvements located near the Martins Creek power plant in Northampton County, Pennsylvania, that are utilized by Seller and its Affiliates (including the Company) for oil storage and to facilitate the transportation of oil and natural gas to the Martins Creek and Lower Mount Bethel power plants, excluding, for the avoidance of doubt, the delivery lines from the storage facilities to the power plants.

“Martins Creek Terminal Property” means all real property or interest therein, all equipment and all other personal property, in each case, that is used exclusively in the operation of the Company’s business or the Martins Creek Terminal but is owned by Seller or its Affiliates (other than the Company).

“Material Adverse Effect” means a material adverse effect upon the financial condition or operating results of the Company taken as a whole; provided, however, that none of the following, either alone or taken together with other changes or effects, shall constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in, or effects arising from or relating to, general business or economic conditions affecting the United States or the region or the industry in which the Company operates, (ii) changes in, or effects arising from or relating to, national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States, (iii) changes in, or effects arising from or relating to, financial, banking or securities markets generally (including (w) any disruption of any of the foregoing markets, (x) any change in currency exchange rates, (y) any decline or rise in the price of any security, commodity (including any changes, effects, events or occurrences generally affecting the prices of natural gas, natural gas liquids or other resources), contract or index and (z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing), (iv) changes in, or effects arising from or relating to changes in, GAAP, (v) changes in, or effects arising from or relating to changes in, GAAP, Laws, Orders or other binding directives or determinations issued or made by or agreements with or consents of any Governmental Entity (including, for the avoidance of doubt, any such items related to or arising from the HSR Approval, any other Governmental Authorization or Buyer’s obligations under this Agreement to obtain such Governmental Authorization or HSR Approval (including under Section 6F)), (vi) changes in, or effects arising from or relating to, the taking of any action contemplated by this Agreement or the announcement of this Agreement or the transactions contemplated hereby, (vii) changes or effects arising from or relating to any seasonal fluctuations in the business or (viii) any failure by the Company, in and of itself, to achieve any projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Buyer or its Affiliates or Representatives) (provided, however, that the underlying causes for any such failure shall not be excluded from the definition of “Material Adverse Effect” pursuant to this clause (viii)).

“Material Contracts” has the meaning set forth in Section 4H.

“Material Permits” has the meaning set forth in Section 4G(ii).

“Moody’s” shall mean Moody’s Investors Service, Inc., or its successor.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means the result (whether positive or negative) equal to (i) the sum of the Company’s cash, cash equivalents and other current assets determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Financial Statements and Exhibit G attached hereto, minus (ii) the sum of the Company’s current liabilities determined on in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Financial Statements and Exhibit G attached hereto; provided, however, that (a) notwithstanding clause (i) above, the current assets of the Company shall not include any income Tax receivables or deferred Tax assets, and (b) notwithstanding clause (ii) above, the current liabilities of the Company shall not include (I) liabilities that are included in the definition of Indebtedness or otherwise reduce the amount of consideration received by Seller in accordance with this Agreement (including any accruals or other payments or expenses triggered by the transactions contemplated hereby), (II) any income Tax liabilities or deferred Tax liabilities or (III) any fees and expenses to the extent incurred by or at the direction of Buyer or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or any of its Affiliates in connection with the transactions contemplated hereby or otherwise.

“New Plans” has the meaning set forth in Section 6J(vi).

“Non-Company Affiliates” means any Affiliate of Seller, except for the Company.

“Nonparty Affiliates” has the meaning set forth in Section 10R.

“Notice of Disagreement” has the meaning set forth in Section 2C(i).

“Order” means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Organizational Documents” means, with respect to any entity, (i) the certificate or articles of incorporation and the by-laws, the certificate of formation and shareholders’ agreement, partnership agreement or operating agreement (as applicable) and (ii) any documents comparable to those described in clause (i) as may be applicable to such entity pursuant to any applicable Law.

“Outside Date” has the meaning set forth in Section 9A(i).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, used in the Company’s business or the ownership, use or operation of its assets in connection with the Company’s business, each as currently conducted as of the date of this Agreement. For the avoidance of doubt, the Owned Real Property shall not include any Leased Real Property or Additional Property Interests.

“Party” or “Parties” means each of Seller and Buyer, individually, a “Party,” and collectively the “Parties.”

“Permit” means any permit, certificate, license, franchise, consent, approval, registration, franchise or similar authorization issued, made or rendered by any Governmental Entity.

“Permitted Encumbrances” means (i) obligations imposed under this Agreement, (ii) restrictions under the Securities Act and applicable state securities Laws, and (iii) obligations imposed under the Company’s Organizational Documents.

“Permitted Liens” means (i) Liens for Taxes not yet due or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings (which contested Taxes are set forth on Schedule PL of the Company Disclosure Letter), (ii) purchase money Liens arising in the ordinary course of business, (iii) Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease arrangements or license arrangements that have been made available to Buyer prior to the date hereof, (iv) mechanics’ Liens and similar Liens for labor, materials, or supplies not yet delinquent or being contested in good faith (which contested matters are set forth on Schedule PL of the Company Disclosure Letter), (v) zoning, building codes, and other land use Laws regulating the use or occupancy of Company Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Company Real Property, (vi) easements, servitudes, covenants, conditions, restrictions, and other similar matters affecting title to any assets of the Company which, individually or in the aggregate, do not or would not reasonably be expected to materially interfere with the Company’s ability to conduct its business as of the date of this Agreement, (vii) all matters set forth on any title policies or surveys made available by Seller to Buyer prior to the date of this Agreement and (viii) Liens set forth on Schedule 4I(i)(b) of the Company Disclosure Letter.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

“PHMSA” means the United States Department of Transportation Pipeline and Hazardous Materials Safety Administration, or any successor agency.

“Policies” has the meaning set forth in Section 4L.

“Post-Closing Covenant” has the meaning set forth in Section 8A.

“Post-Closing Covenant Limitation Date” has the meaning set forth in Section 8A.

“Post-Closing Tax Period” has the meaning set forth in Section 6K(v)(d).

“PPUC” means the Pennsylvania Public Utility Commission.

“Pre-Closing Tax Period” means a taxable period (or portion thereof) ending on or prior to the Closing Date.

“Precedent Agreements” has the meaning set forth in the recitals.

“Prime Rate” means, for any given period, a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks at the beginning of such period.

“Purchase” has the meaning set forth in Section 2A(i).

“Purchase Price” has the meaning set forth in Section 2A(i).

“Qualified Institution” means a United States office of a commercial bank or trust company (which is not an Affiliate of Seller) (i) having assets of at least $10 billion, (ii) having Credit Ratings of at least A3 by Moody’s and at least A- by S&P and (iii) not subject to a Qualified Institution Default.

“Qualified Institution Default” means the issuer of a Letter of Credit that (i) no longer qualifies as a Qualified Institution, (ii) indicates its intent not to renew or replace such Letter of Credit, or (iii) fails to honor Buyer’s properly documented request to draw on an outstanding Letter of Credit by such issuer.

“Release” means the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Substances.

“Remedial Action” means all actions required to (i) clean up, remove, treat or in any other way address Hazardous Substances in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Hazardous Substances; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Remediation Costs” has the meaning set forth in Section 6Q(iii).

“Remediation Cost Advances” has the meaning set forth in Section 6Q(iii)(1)(c).

“Remediation Event” has the meaning set forth in Section 6Q(ii).

“Representatives” means the officers, directors, managers, employees, counsel, accountants, financial advisers or consultants of a Person.

“Required Governmental Authorizations” has the meaning set forth in Section 6F(ii).

“Restricted Information” has the meaning set forth in Section 6D(iv).

“Restricted Party” has the meaning set forth in Section 6D(iv).

“Restoration Cost” has the meaning set forth in Section 6D(iv).

“S&P” shall mean S&P Global Ratings (a division of S&P Global Inc.) or its successor.

“Schedule Supplement” has the meaning set forth in Section 10M(ii).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

“Seller” has the meaning set forth in the preamble.

“Seller Fundamental Representations” has the meaning set forth in Section 7A(i).

“Seller Group” has the meaning set forth in Section 6P.

“Seller Guarantor” has the meaning set forth in the recitals.

“Seller Guaranty” has the meaning set forth in the recitals.

“Seller Indemnitees” has the meaning set forth in Section 8C.

“Seller Marks” has the meaning set forth in Section 6G(i).

“Seller 401(k) Plan” has the meaning set forth in Section 6J(vii).

“Southern Mainline” means the approximately 50-mile, 18-inch diameter segment of the Company’s pipeline extending south from (x) the interconnection with the interstate pipeline operated by Texas Eastern Transmission, LLC in Bucks County, Pennsylvania to (y) Marcus Hook, Pennsylvania.

“Standard Limitation Date” has the meaning set forth in Section 8A.

“Straddle Period” has the meaning set forth in Section 6K(v)(b).

“Submission” has the meaning set forth in Section 2C(ii).

“Submission Deadline” has the meaning set forth in Section 2C(ii).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Support Obligations” has the meaning set forth in Section 4R.

“Swap” shall have the meaning assigned to such term under Section 1(a)(47) of the Exchange Act.

“Targeted Net Working Capital” means $0.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, goods and services, alternative or add-on minimum or other tax, and any other tax or similar governmental duty or assessment, together with all fees, assessments or charge of any kind whatsoever including any interest or penalties imposed in respect of such amounts.

“Tax Authority” shall mean any Governmental Entity responsible for the administration or the imposition of any Tax.

“Tax Controlling Party” has the meaning set forth in Section 6K(v)(f).

“Tax Non-Controlling Party” has the meaning set forth in Section 6K(v)(f).

“Tax Proceeding” has the meaning set forth in Section 6K(v)(e).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Tax Authority relating to Taxes, including any attachment and any amendment thereof.

“Terminated Affiliate Arrangements” has the meaning set forth in Section 6H.

“Third Party” has the meaning set forth in Section 8D(i).

“Third Party Claim” has the meaning set forth in Section 8D(i).

“Title IV Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Voluntary Environmental Testing” has the meaning set forth in Section 8F(i).

“WARN Act” has the meaning set forth in Section 4J(x).

Schedule 2A(iii)

Contingent Payment

Full Southern Mainline Average Daily Demand Rate at Full Capacity	Contingent Payment
Less than $0.3350 per Dth/day	$0
At least $0.3350 per Dth/day but less than $0.3425 per Dth/day	$15,000,000
At least $0.3425 per Dth/day but less than $0.3500 per Dth/day	$19,000,000
At least $0.3500 per Dth/day	$23,000,000

Exhibit B

Required Governmental Authorizations

FERC Certificate Application

To operate the Company’s pipeline systems in interstate commerce under the Natural Gas Act, Buyer will need to obtain an order from FERC issuing:

1.	A Certificate of Public Convenience and Necessity authorizing:

	•	Open-Access Transportation
		➢	Open-Access FERC Gas Tariff
		➢	Non-Conforming Provisions in the Transportation Agreements with Martins Creek, LLC and Lower Mount Bethel Energy, LLC to serve Martins Creek and Lower Mount Bethel power plants
		➢	Initial Rates (including acquisition premium)
		➢	Three-year cost and revenue study
	•	Conversion Work
		➢	Disconnect from Salford and Marcus Hook pump stations (if still needed)
		➢	Disconnect from Cromby Take Station (if still needed)
		➢	Modify and Expand Interconnects with Texas Eastern Transmission, LLC (TETCO), Transcontinental Gas Pipe Line Company, LLC (Transco), Columbia Gas Transmission, LLC (TCO)
		➢	New Interconnects with TETCO, Transco and TCO
		➢	Flow Design

2.	A Blanket Construction Certificate

Exhibit C

Designated Contacts

Tom Gros

Exhibit D-1

Knowledge Persons of Seller

Tom Gros

Tom Douglass

Debra Raggio

Paul Hackenbrack

Exhibit D-2

Knowledge Persons of Buyer

1. Steve Westhoven

2. Dave Johnson

3. Bill Scharfenberg

4. Keith Edmonds

EXHIBIT E

Excluded Assets

1.	The Martins Creek Terminal.

2.	All real property or interest therein, all equipment and all other personal property, in each case, that is located at the Martins Creek Terminal site (other than the real property within the white boundaries identified on the diagram attached to this Exhibit E, which shall be retained by the Company, subject to (i) non-material deviations and adjustments resulting from any sub-division process with respect to the depicted real property and (ii) the delineations of certain gas infrastructure set forth in Exhibit K to the Agreement), including the following:

	a.	All oil assets downstream from the main Pressure Control Valve after the 18” Main line receiver. Such downstream oil assets include all piping, valves, valve actuators, storage tanks and heaters.

	b.	The 8” and 18” plant liquid lines between Martin Creek Terminal and Martins Creek SES.

	c.	The fire system and all associated equipment including the WT-1 storage tank, fire building, fire pump/shop/storage building, fire pump, diesel fire pump diesel storage tank, foam storage equipment, piping, nozzles and valving.

	d.	Cathodic protection equipment associated with the oil assets.

	e.	Truck unloading facility.

	f.	Unless otherwise excluded as provided herein, all facilities located outside the white boundaries identified on the diagram attached to this Exhibit E.

3.	The following assets, properties and interests:

Item	Asset	Description	Appurtenant Piping	Location
1	Storage Tank T5		Yes	Columbia Station
2	Storage Tank T6		Yes	Columbia Station
3	Fuel Tank	Fuel Oil Day Tank	Yes	Marcus Hook Pump Station
4	Oil Heater	MHPS Heater 35.5 mmbtu/h	Yes	Marcus Hook Pump Station
5	Oil Heater	MHPS Heater 35.5 mmbtu/h	Yes	Marcus Hook Pump Station
6	Oil Heater	MHPS Heater 35.5 mmbtu/h	Yes	Marcus Hook Pump Station
7	Oil Heater	MHPS Heater	Yes	Marcus Hook Pump Station
8	Pump		Yes	Marcus Hook Pump Station
9	Pump		Yes	Marcus Hook Pump Station
10	Pump		Yes	Marcus Hook Pump Station
11	Pump	900 HP Product Pump	Yes	Marcus Hook Pump Station
12	Pump	900 HP Product Pump	Yes	Marcus Hook Pump Station
13	Pump	3,000 HP Product Pump	Yes	Marcus Hook Pump Station
14	Pump	3,000 HP Product Pump	Yes	Marcus Hook Pump Station
15	Storage Tank T1	500,000 bbl w/mixer & insulated	Yes	Martins Creek Terminal
16	Storage Tank T2	500,000 bbl w/mixer & insulated	Yes	Martins Creek Terminal
17	Storage Tank T3	365,000 bbl w/mixer	Yes	Martins Creek Terminal
18	Storage Tank T4	365,000 bbl w/mixer	Yes	Martins Creek Terminal
19	Storage Tank T7	180,000 bbl	Yes	Martins Creek Terminal
20	Storage Tank T8	180,000 bbl	Yes	Martins Creek Terminal
21	Fuel Tank T9	42,000 bbl fuel oil tank	Yes	Martins Creek Terminal
22	Oil Heater	MCT Heater 23 mmbtu/h	Yes	Martins Creek Terminal
23	Oil Heater	MCT Heater 23 mmbtu/h	Yes	Martins Creek Terminal
24	Oil Heater	MCT Heater 12 mmbtu/h	Yes	Martins Creek Terminal
25	Oil Heater	MCT Heater 12 mmbtu/h	Yes	Martins Creek Terminal
26	Fuel Tank V-5	15,000 gal Fuel Oil Tank	Yes	Salford Reheat Station

Exhibit E, Page 1

27	Oil Heater	SRS Heater 14 mmbtu/h	Yes	Salford Reheat Station
28	Pump		Yes	Salford Reheat Station
29	Pump		Yes	Salford Reheat Station
30	Pump		Yes	Salford Reheat Station
31	Pump		Yes	Salford Reheat Station
32	Tanks	All storage tanks currently/previously containing liquid petroleum products	Yes

4.	Prior to the Closing, the Parties will discuss and determine the ownership of NPDES permit outfall no. 2 located at the Martins Creek Terminal site.

Exhibit E, Page 2

Diagram

Exhibit E, Page 3

LOWER MOUNT BETHEL ENERGY PRECEDENT AGREEMENT

PRECEDENT AGREEMENT FOR
FIRM TRANSPORTATION OF NATURAL GAS
(ADELPHIA PIPELINE PROJECT)

This Precedent Agreement (this “Precedent Agreement”) is made and entered into effective as of this 27th day of October, 2017 (the “Effective Date”), by and between Adelphia Gateway, LLC, a Delaware limited liability company (“Adelphia”), and Lower Mount Bethel Energy, LLC, a Delaware limited liability company (“Customer”). Each of Adelphia and Customer are sometimes herein referred to as a “Party” and, together, as the “Parties”.

RECITALS

WHEREAS, Adelphia proposes (i) to acquire and operate a natural gas pipeline system comprised of approximately 84 miles of 18-inch diameter pipeline and 4.5 miles of 20-inch diameter pipeline, with an expected initial capacity once the system is placed into interstate commerce of 525,000 dekatherms of natural gas per day (“Dth/d”) on Zone North A and Zone North B, combined, and 250,000 Dth/d on Zone South, with interconnections to Columbia Gas Transmission, LLC and Transcontinental Gas Pipe Line Company, LLC (“Transco”) in Northampton County, Pennsylvania, as well as a planned interconnection with PennEast Pipeline Company, LLC (“PennEast”) to be located in Northampton County, Pennsylvania, Texas Eastern Transmission, LLC (“Texas Eastern”) in Bucks County, Pennsylvania, and several interconnections in and around the Marcus Hook area, including to Texas Eastern, Transco, Delmarva Power and Light, and Philadelphia Electric Company and others; (ii) to install additional compression on such pipeline facilities, (iii) to construct modifications to such pipeline facilities, and (iv) convert such pipeline facilities to full-time use as interstate natural gas transmission facilities (collectively, the “Adelphia Pipeline Project” or “Project”), with such Project having a “Target In-Service Date” for service in Zone North A and Zone North B of December 1, 2018;

WHEREAS, Customer wishes, subject to the satisfaction or waiver of the conditions specified herein, to contract with Adelphia for Firm Transportation Service (as defined herein) on the Adelphia Pipeline Project;

WHEREAS, the commitments provided by Customer under this Precedent Agreement and by other customers under other precedent agreements with Adelphia will support the acquisition and construction activities associated with, and operation of, the Adelphia Pipeline Project;

WHEREAS, Adelphia will pursue the development of the Adelphia Pipeline Project, including proceeding to obtain all of the governmental authorizations necessary (i) for the acquisition and construction activities associated with the Adelphia Pipeline Project, and (ii) to provide Firm Transportation Service; and

WHEREAS, this Precedent Agreement is being executed as evidence of the agreement between Adelphia and Customer that, unless terminated sooner in accordance with the provisions hereof, and upon satisfaction or waiver of the conditions precedent specified herein, in accordance with the terms and conditions of this Precedent Agreement the Parties will enter into an FTS Agreement (as defined herein) providing for the provision of Firm Transportation Service on the Adelphia Pipeline Project.

1

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound hereby, Adelphia and Customer agree as follows:

AGREEMENT

1. Definitions. For purposes of this Precedent Agreement, the following terms shall have the meanings assigned below:

“ACA” means FERC’s Annual Charge Adjustment, as approved by FERC from time to time.

“Adelphia” has the meaning given in the preamble.

“Adelphia Pipeline Project” has the meaning given in the recitals.

“Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Affiliate Customer” means a Customer that is an Affiliate of Talen Generation, LLC (or any successor-in-interest or permitted assignee of Talen Generation, LLC to the Purchase and Sale Agreement).

“Anchor Shipper” means a shipper that meets the requirements to be an Anchor Shipper set forth in Adelphia’s Open Season Notice as specified in Section 4(a)(iii).

“Assignee Shipper” has the meaning given in Section 11.

“Bankrupt” means, with respect to any Person, that Person (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (v) is generally unable to pay its debts as they fall due.

“Business Day” means any day other than a Saturday, Sunday or day on which the banks in New York City, New York, are required to be closed.

“Certificate” means the certificate of public convenience and necessity under Section 7(c) of the Natural Gas Act, 15 U.S.C. § 717f(c) and all associated authorizations issued by FERC in response to the Certificate Application filed by Adelphia.

“Certificate Application” means the application for a certificate of public convenience and necessity pursuant to Section 7(c) of the Natural Gas Act, 15 U.S.C. §717f(c), which Adelphia intends to file with FERC for authorization of the acquisition and construction activities associated with the Adelphia Pipeline Project and to provide the Firm Transportation Service contemplated hereunder.

2

“Closing” means the “Closing”, as defined in the Purchase and Sale Agreement.

“Credit Rating” means the rating then assigned, on any date of determination, to Customer’s unsecured, senior long-term debt or deposit obligations or its corporate credit rating by S&P, Moody’s or any other rating agency agreed by the Parties.

“Creditworthiness Requirements” has the meaning given in Section 11.

“Customer” has the meaning given in the preamble.

“Customer’s FTS Agreement” means the FTS Agreement which Customer and Adelphia will execute upon satisfaction or written waiver of the conditions precedent set forth in Section 7 obligating Adelphia to provide Firm Transportation Service for the daily quantity of Customer’s natural gas, between the delivery and receipt point(s), for the term, and for the rates and charges, set forth in Exhibit A and Exhibit C attached hereto, which quantities, delivery/receipt points, term and rates and charges shall be set forth in Appendix A to such FTS Agreement, and which shall be substantially in the form set forth in Exhibit B attached hereto.

“Default” has the meaning given in Section 10(a).

“Dispute” has the meaning given in Section 26(a).

“Downgrade Event” has the meaning given in Section 11(b).

“Effective Date” has the meaning given in the preamble.

“FERC” means the Federal Energy Regulatory Commission, or any successor agency.

“Final Notice” has the meaning given in Section 4(g).

“Firm Transportation Service” means natural gas transportation service provided by Adelphia on a firm basis under Adelphia’s Rate Schedule FTS and pursuant to FERC’s open-access regulations set forth in Part 284, Subpart G of Title 18 of the Code of Federal Regulations.

“Foundation Shipper” means a shipper that meets the requirements to be a Foundation Shipper set forth in Adelphia’s Open Season Notice as specified in Section 4(a)(ii).

“FTS Agreement” means a Service Agreement for Firm Transportation Service under Adelphia’s Rate Schedule FTS, a pro forma copy of which is attached hereto as Exhibit B.

“Guarantor” has the meaning given in Section 11(b)(i).

“In-Service Date” means the date, as specified in Adelphia’s Final Notice, that Adelphia is ready and able to provide Firm Transportation Service in Zone North A and Zone North B in accordance with Customer’s FTS Agreement.

3

“Initial Zone North Capacity” mean 525,000 Dth/d.

“Investment Grade Credit Rating” means a Credit Rating of at least BBB- by S&P or Baa3 by Moody’s, or any equivalent Credit Rating by any other rating agency to which the Parties may agree.

“Legacy Shipper” means Customer (a shipper that had natural gas transportation service on some of the existing pipeline and facilities of the Adelphia Pipeline Project prior to the acquisition of those existing portions of the Project by Adelphia, and is entering into this precedent agreement with Adelphia to provide for firm capacity on the Project).

“Letter of Credit” means an irrevocable, transferable standby letter of credit issued by a Qualified Institution, all costs of which shall be borne by Customer.

“Martins Creek” means Martins Creek, LLC, a Delaware limited liability company.

“Martins Creek Precedent Agreement” means that certain Precedent Agreement for Firm Transportation of Natural Gas (Adelphia Pipeline Project), entered into as of the Effective Date, by and between Adelphia and Martins Creek.

“MDQ” means Maximum Daily Quantity for Firm Transportation Service.

“Moody’s” means Moody’s Investor Services, Inc. or its successor.

“Negotiated Rate” has the meaning given such term in FERC’s Policy Statement, Alternatives to Traditional Cost-of-Service Ratemaking for Natural Gas Pipelines, 74 FERC ¶ 61,076 at 61,241 (1996).

“Non-Affiliate Customer” has the meaning given in Section 11(k).

“Open Season” means the process by which Adelphia shall publicize the availability of, and seek prospective customers for, the initial capacity to be made available on the Adelphia Pipeline Project.

“Open Season Notice” means that written notice published by Adelphia establishing an offering to prospective customers of service on the Adelphia Pipeline Project subject to the terms and conditions of such Open Season.

“Original Security” has the meaning given in Section 11(c).

“Other Governmental Authorizations” means those permits, licenses, authorizations, determinations, and other actions by federal, state, or local governmental agencies (other than FERC) that are deemed by Adelphia to be necessary or appropriate for the acquisition and construction activities associated with, and the operation of, the Adelphia Pipeline Project and the provision of Firm Transportation Service to Customer as contemplated in this Precedent Agreement.

4

“Party” and “Parties” have the meanings given in the preamble.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company or unincorporated organization, or any governmental entity.

“Precedent Agreement” has the meaning given in the preamble.

“Primary Delivery Point(s)” shall mean the point(s) for deliveries from the Adelphia Pipeline Project on a primary firm basis, as specified in Exhibit A.

“Primary Receipt Point(s)” shall mean the point(s) for deliveries to the Adelphia Pipeline Project on a primary firm basis, as specified in Exhibit A.

“Progress Report” has the meaning given in Section 3(a).

“PSA Letter of Credit” has the meaning given in Section 11(k).

“Purchase and Sale Agreement” shall mean that certain Purchase and Sale Agreement entered into contemporaneously with this Agreement by and between Talen Generation, LLC and Adelphia.

“Qualified Institution” means a commercial bank or trust company organized under the laws of the United States or a political subdivision thereof having (i) a capital surplus of at least One Billion Dollars ($1,000,000,000) and (ii) a Credit Rating of at least A- by S&P or A3 by Moody’s, or any equivalent Credit Rating by any other rating agency to which the Parties may agree.

“Rate Schedule FTS” means a rate schedule incorporated into Adelphia’s Tariff that provides for Firm Transportation Service through the Adelphia Pipeline Project.

“Recourse Rate” has the meaning given such term in FERC’s Policy Statement, Alternatives to Traditional Cost-of-Service Ratemaking for Natural Gas Pipelines, 74 FERC ¶ 61,076 at 61,241 (1996).

“Reimbursable Costs” has the meaning given in Section 9(b).

“S&P” means the Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor.

“Security” has the meaning given in Section 11(b).

“Security Amount” has the meaning given in Section 11(e).

“Security Period” means the period commencing with the Effective Date and ending upon the occurrence of the earliest of the following: (i) thirty (30) days after payment by Customer of all amounts owing as a result of Customer’s Default under Section 10; (ii) if no such amounts are owed by Customer under Sections 9 or 10, then upon the early termination or expiration of the Precedent Agreement and, if executed, the FTS Agreement; or (iii) the date on which the Security Amount is no greater than the amount of credit support that would be required of Customer under Adelphia’s approved Tariff, provided that no amounts are then owed by Customer thereunder.

5

“Substitute Security” has the meaning given in Section 11(c).

“Target In-Service Date” has the meaning set forth in the recitals.

“Tariff” means Adelphia’s FERC Gas Tariff, as the same may be on file with FERC, including all incorporated Rate Schedules, General Terms and Conditions, and Service Agreements.

“Zone North A” means the approximately 34.5-mile, 18-inch diameter segment of the Adelphia Pipeline Project extending north from the interconnection with Texas Eastern in Bucks County, Pennsylvania to the Martins Creek Terminal, Martins Creek Pennsylvania.

“Zone North B” means the approximately 4.5-mile, 20-inch diameter segment of the Adelphia Pipeline Project extending north from the interconnection with Transco in Northampton County, Pennsylvania to the Martins Creek Terminal, Martins Creek Pennsylvania.

“Zone South” means the approximately 50-mile, 18-inch diameter segment of the Adelphia Pipeline Project extending south from the interconnection with Texas Eastern in Bucks County, Pennsylvania to Marcus Hook, Pennsylvania.

2. Effective Date, Term and Survival.

(a) This Precedent Agreement shall become effective as of the Effective Date and shall remain in effect until the earlier to occur of: (i) early termination of this Precedent Agreement pursuant to Section 8 or Section 10; or (ii) the In-Service Date.

(b) Notwithstanding Section 2(a), Sections 9, 10, 14, 16 and 26 shall survive the expiration or earlier termination of this Precedent Agreement until the fulfillment or satisfaction of their terms. For the avoidance of doubt, the Parties hereby agree that the creditworthiness and credit support requirements set forth in Section 11, and all provisions of this Precedent Agreement necessary to give meaning and effect to those creditworthiness and credit support requirements, shall remain in full force and effect after the In-Service Date and throughout the term of Customer’s FTS Agreement except as such provisions may expire pursuant to Section 11(j) or Section 11(k).

3. Pursuit of Authorizations and Cooperation.

(a) The acquisition and construction activities associated with, and the operation of, the Adelphia Pipeline Project are subject to the jurisdiction and authorization of FERC, and will also require receipt of Other Governmental Authorizations. Upon the Effective Date of this Precedent Agreement, Adelphia agrees to use commercially reasonable efforts and proceed with due diligence to seek such contractual and property rights, financing arrangements and governmental authorizations as may be necessary to engage in such acquisition and construction activities and to own and operate the Adelphia Pipeline Project so as to provide Firm Transportation Service to Customer consistent with the terms and conditions of this Precedent Agreement, including (i) filing the Certificate Application with FERC and pursuing the Certificate in order to meet the Target In-Service Date, and (ii) filing timely for and pursuing all Other Governmental Authorizations.

6

Adelphia shall use commercially reasonable efforts to keep Customer informed of the progress of the Project. By January 2, 2018, Adelphia shall provide to Customer a written “Progress Report” summarizing Adelphia’s progress toward satisfying the FERC and Other Governmental Authorizations, easements, and engineering and construction schedule requirements in order to meet the Target In-Service Date. Thereafter, Adelphia shall provide an updated Progress Report on or about the first day of each calendar quarter until the In-Service Date.

(b) Customer expressly agrees that it will exercise commercially reasonable efforts to support, and that it will cooperate with and not oppose, obstruct, or otherwise interfere with, the efforts of Adelphia to obtain all governmental authorizations described in Section 3(a), provided that Adelphia’s efforts are consistent with the terms and conditions of this Precedent Agreement. Customer will provide Adelphia, on an ongoing basis, such information as Adelphia may reasonably request in order to file for and pursue such authorizations. All such Customer information shall be provided at Customer’s sole cost and expense if (i) such information is documented or maintained by Customer in Customer’s normal course of business or (ii) such information is reasonably necessary to respond to an inquiry, pleading, or request for information in the course of pursuing such authorizations. In addition, upon Adelphia’s reasonable request, Customer will file a brief letter or comments in support of the Certificate Application at its own cost and expense. Customer agrees that it will take no actions that could reasonably be expected to unduly delay consideration and approval of the Certificate Application or any Other Governmental Authorization, or the construction, modification, or operation of the Adelphia Pipeline Project; provided, however, that nothing herein shall be construed to limit or waive Customer’s rights to intervene in any docket or protest any filing made by Adelphia, or seek rehearing or petition for judicial review of any FERC order or Other Governmental Authorization if such intervention, protest, rehearing request, or petition is opposing a portion of a filing, order or Other Governmental Authorization that is inconsistent with the terms of this Precedent Agreement, as determined by Customer in its reasonable discretion.

(c) Except as expressly provided herein, Adelphia shall not be in breach of or liable to Customer under this Precedent Agreement, and, subject to Customer’s termination rights under Section 8, Customer shall not be relieved of any of its obligations hereunder, as a result of the delay or failure of Adelphia, despite its exercise of commercially reasonable efforts, to: (i) secure any necessary FERC or Other Governmental Authorizations for the construction, modification, ownership and operation of the Adelphia Pipeline Project; (ii) construct and modify, as applicable, the Adelphia Pipeline Project facilities; (iii) place the Adelphia Pipeline Project into commercial service by the Target In-Service Date (or at all); or (iv) execute precedent agreements or FTS Agreements with other customers.

7

4. Open Season, Customer’s FTS Agreement and Notice of In-Service Date.

(a) Adelphia intends to conduct an Open Season for the Adelphia Pipeline Project, generally in accordance with the following procedures:

(i) The Open Season is projected to last at least twenty (20) days, and will offer other parties an opportunity to acquire capacity on the Adelphia Pipeline Project incremental to the capacity required to serve the Legacy Shipper, and prorations of the MDQs of Foundation Shippers and Anchor Shippers that have executed precedent agreements prior to the commencement of the Open Season shall be limited as set forth below.

(ii) The Open Season Notice will state that bidders will be deemed Foundation Shippers by submitting a conforming bid during the Open Season agreeing to a minimum initial MDQ of 100,000 Dth/d for a minimum initial term of fifteen (15) years for service on Zone North A and/or Zone South. Foundation Shippers’ MDQs on the Adelphia Pipeline Project will not be subject to proration to accommodate other bids received during the Open Season, unless proration is necessary to accommodate the capacity contracted for by the Legacy Shipper or bids of other Foundation Shippers or otherwise required by an order issued by the FERC.

(iii) The Open Season Notice will state that bidders will be deemed Anchor Shippers by submitting a conforming bid during the Open Season agreeing to a minimum initial MDQ of 75,000 Dth/d for a minimum initial term of ten (10) years for service on Zone North A and/or Zone South. Anchor Shippers’ MDQs on the Adelphia Pipeline Project will not be subject to proration to accommodate other bids received during the Open Season unless proration is necessary to accommodate the capacity contracted for by the Legacy Shipper or the bids of Foundation Shippers or other Anchor Shippers or otherwise required by an order issued by the FERC.

(iv) Adelphia shall not be otherwise restricted by the terms of this Precedent Agreement from constructing a larger or smaller project than contemplated herein, provided that, with the exception of potential prorating consistent with the foregoing limitations, Customer’s rights under this Precedent Agreement shall not be adversely affected by any such project modifications nor shall any such project modifications have an adverse effect on the In-Service Date.

(b) The Parties agree that execution and delivery of this Precedent Agreement by both Parties shall constitute Customer’s binding request for service under the Open Season consistent with the terms and conditions of this Precedent Agreement.

(c) The MDQ, the primary term, the Primary Receipt Points and Primary Delivery Points, and rates to apply under Customer’s FTS Agreement, as requested by Customer and agreed to by Adelphia, are set forth on Exhibit A and Exhibit C to this Precedent Agreement. Adelphia shall incorporate the service parameters specified in Exhibit A and Exhibit C into Customer’s FTS Agreement.

(d) After receipt and acceptance by Adelphia of the Certificate, Adelphia shall provide Customer with an unexecuted copy of Customer’s FTS Agreement, which Adelphia shall prepare substantially in the form set forth in Exhibit B and incorporating any changes required by FERC. Within ten (10) Business Days after Customer’s receipt of same, Customer shall execute and deliver Customer’s FTS Agreement to Adelphia, immediately following which Adelphia shall execute such FTS Agreement and provide Customer with a fully executed FTS Agreement, which agreement shall be binding and effective but whose terms shall be subject to the satisfaction or waiver of any remaining conditions precedent set forth herein and the completion of and commencement of service on the Adelphia Pipeline Project.

8

(e) Customer hereby acknowledges and agrees that Adelphia may file Customer’s FTS Agreement and/or information pertaining to such FTS Agreement with FERC for purposes of obtaining FERC acceptance of that agreement as a Negotiated Rate agreement and/or nonconforming agreement if Adelphia determines that such filing is necessary or advisable under FERC’s regulations. Adelphia shall provide a draft copy of such filing to Customer prior to submitting such filing to FERC. Customer shall have the right, consistent with the provisions of Section 3(b), to intervene and protest or otherwise participate in the FERC proceeding established to review such filing and take positions intended to preserve the benefits of Customer’s FTS Agreement, including the agreed upon rate, term, MDQ, receipt and delivery point rights, surcharges and other terms and conditions set forth in this Precedent Agreement. In the event FERC issues an order declining to accept Customer’s FTS Agreement or accepting Customer’s FTS Agreement subject to conditions or modifications that have a material adverse impact on Customer, as determined by Customer acting in good faith in a commercially reasonable manner, the Parties agree to negotiate in good faith to modify Customer’s FTS Agreement in order to preserve the material terms of this Precedent Agreement, and to conform with the FERC order addressing Customer’s FTS Agreement; provided, however, Customer shall be permitted to terminate this Precedent Agreement and the related FTS Agreement without liability to Adelphia (including without liability for Reimbursable Costs incurred by Adelphia) if the Parties cannot agree to terms and conditions necessary to (i) preserve the material terms of this Precedent Agreement and (ii) conform with FERC’s order.

(f) The Firm Transportation Service obligation and Customer’s obligation to pay for such Firm Transportation Service under Customer’s FTS Agreement shall not become effective until Adelphia has achieved the In-Service Date and has furnished a Final Notice to Customer in accordance with Section 4(g).

(g) Not less than fifteen (15) calendar days prior to the anticipated In-Service Date, Adelphia shall notify Customer of the anticipated In-Service Date. If, after Adelphia has provided the notice described in the immediately preceding sentence, Adelphia concludes that it will not be able to commence service by the anticipated In-Service Date, then Adelphia shall provide to Customer written notice specifying the new anticipated In-Service Date. Adelphia shall provide Customer with at least seven (7) calendar days’ advance written notice (“Final Notice”) of the actual scheduled In-Service Date.

5. Rates.

(a) Customer, having been apprised of the availability of the maximum Recourse Rate for the services described herein, elects and agrees, for the term of the Customer’s FTS Agreement, to pay the Negotiated Rate for the Firm Transportation Service to be provided by Adelphia under Customer’s FTS Agreement as indicated on Exhibit C, which rate shall be incorporated into Customer’s FTS Agreement.

9

(b) It is expressly understood that the Negotiated Rate for Firm Transportation Service indicated on Exhibit C is derived from the Recourse Rate for Firm Transportation Service under the Tariff as proposed by Adelphia, which Recourse Rate is derived, in large part, based upon an estimated cost of the Adelphia Pipeline Project. To the extent that there is an increase in such revised Recourse Rate from the initial Recourse Rate that had been derived from the original cost estimate for the Adelphia Pipeline Project, the Negotiated Rate shall not be adjusted.

6. Obligation to Provide Customer Opportunity to Review Certificate Application

Adelphia will furnish Customer with a draft copy of the Certificate Application text and the public exhibits, including the pro forma Tariff, but not including the environmental resource reports or any non-public or critical energy infrastructure information exhibits no less than ten (10) Business Days prior to the date Adelphia intends to file such Certificate Application. Customer will provide Adelphia in writing no more than five (5) days after the date of receipt of such draft Certificate Application with any requested material revisions or comments that it may have with respect thereto. Adelphia shall use reasonable efforts to consider Customer’s requests and, in its sole judgment, may revise such draft Certificate Application to address the Customer’s requests. Within two (2) Business Days after the date of filing, Adelphia shall provide Customer with a copy of the Certificate Application marked to show all changes from the draft previously provided to Customer.

7. Conditions Precedent.

(a) Notwithstanding anything contained in this Precedent Agreement to the contrary, Adelphia’s obligations under this Precedent Agreement to undertake the acquisition and construction activities associated with the Adelphia Pipeline Project, to execute the FTS Agreement, and to provide Firm Transportation Service to Customer are expressly conditioned on the satisfaction or waiver of the following:

(i) Customer meets the Creditworthiness Requirements contained in Section 11 as of the Effective Date and continuing throughout the term of this Precedent Agreement and the FTS Agreement;

(ii) Adelphia shall have received and accepted the Certificate; and

(iii) The Closing shall have occurred.

(b) Notwithstanding anything contained in this Precedent Agreement to the contrary, the performance by Customer of its obligations under this Precedent Agreement to execute the FTS Agreement, and to take Firm Transportation Service on the Adelphia Pipeline Project, are expressly conditioned on the satisfaction or waiver of the following:

(i) Adelphia shall have received and accepted the Certificate; and

(ii) The Closing shall have occurred.

10

8. Termination Rights.

(a) If the condition precedent specified in Section 7(a)(i) is not satisfied, and Adelphia does not waive the condition or extend the time for satisfaction, then Adelphia will have the right to terminate this Precedent Agreement, and the FTS Agreement if executed, effective upon written notice to Customer.

(b) If the Purchase and Sale Agreement is terminated, this Precedent Agreement shall automatically terminate. Termination pursuant to this Section 8(b) shall be without any liability to Adelphia or Customer under this Agreement, including any obligation by Customer to pay Reimbursable Costs pursuant to Section 9.

(c) If this Precedent Agreement automatically terminates pursuant to Section 8(b) or either Party terminates this Precedent Agreement for any reason permitted hereunder (including a termination by Customer under Section 4(e)) except if Adelphia terminates this Agreement pursuant to Section 10, Adelphia shall return to Customer within five (5) Business Days of the date of such termination any Security provided by Customer pursuant to Section 11.

(d) Any termination right described in this Section 8 that is not exercised by the date specified for such exercise or, if no date is specified, then within a reasonable time after the non-satisfaction of the applicable condition precedent (not to exceed sixty (60) days) shall be deemed waived. Any termination right that arises after Customer’s FTS Agreement has been executed, but prior to the In-Service Date, shall be deemed to include the right to terminate Customer’s FTS Agreement as well.

(e) Remedies in the Event of Early Termination.

(i) In the event of any termination of this Precedent Agreement in accordance with the termination provisions of this Section 8, each Party shall be discharged from any obligations or liabilities that have not accrued as of the date of such termination for damages, costs, or expenses of the other Party or of such other Party’s shareholders, directors, officers, employees, agents, successors, assignees, members, or consultants related to this Precedent Agreement and/or the Customer’s FTS Agreement, and, except for those obligations that expressly survive pursuant to Section 2(b), the Parties thereafter shall have no further rights or obligations whatsoever under this Precedent Agreement and/or Customer’s FTS Agreement.

(ii) In the event of any termination of this Precedent Agreement pursuant to Section 10, the non-defaulting Party shall be entitled to all rights and remedies, at law or in equity, as set forth in Section 10. In addition, if Adelphia is the non-defaulting Party, Customer shall be responsible for Reimbursable Costs in accordance with Section 9.

9. Customer Reimbursement Obligation for Certain Early Terminations.

(a) The Parties acknowledge that in order for Adelphia to develop the Adelphia Pipeline Project by the Target In-Service Date, Adelphia must make expenditures and incur internal and external (“third-party”) costs relating to long lead-time materials, engineering consultants, environmental consultants, and other costs and expenses related to the development of the Adelphia Pipeline Project, the filing and pursuit of the Certificate Application and Other Governmental Authorizations, and the construction and modification of the Adelphia Pipeline Project facilities.

11

(b) “Reimbursable Costs” shall include those documented costs and expenses reasonably incurred or accrued by Adelphia from and after the Effective Date and reasonably allocable to Zone North A and Zone North B, including costs incurred with respect to acquisition of the existing portions of the Adelphia Pipeline Project, engineering and design services, mobilization and demobilization of contractors, surveying, preparation of regulatory, environmental and other applications or permits, legal, environmental, and consulting services, company and contract labor, right of way, easement and real property right acquisition, and material and equipment costs (including costs incurred for long lead-time items) net of salvage value as determined by Adelphia in a commercially reasonable manner, carrying costs (including any allowance for funds used during construction accrued as of the date of termination), costs associated with remediation of construction and modification activities, and costs associated with decommissioning, removal and abandonment of facilities. Adelphia shall use commercially reasonable efforts to mitigate the Reimbursable Costs to be reimbursed by Customer under this Precedent Agreement.

(c) In consideration of Adelphia’s agreement to incur Reimbursable Costs, if this Precedent Agreement is terminated by Adelphia pursuant to Section 10, then Customer agrees to pay in full its proportionate share (as determined by comparing Customer’s MDQ to the Initial Zone North Capacity) of all Reimbursable Costs that are duly itemized and presented. Adelphia shall invoice Customer for the same within sixty (60) days of such termination, and, subject to Section 9(d) below, such invoice shall be payable by Customer to Adelphia not later than sixty (60) days from the date of Customer’s receipt of Adelphia’s invoice.

(d) Within the sixty (60) day period after Customer’s receipt of Adelphia’s invoice for Reimbursable Costs and prior to its due date, Customer shall have the right, at its own expense, upon notice to Adelphia and at reasonable times, to examine and audit and to obtain copies of the relevant portion of the books and records of Adelphia only to the extent reasonably necessary to verify the accuracy of the invoiced Reimbursement Costs.

(e) If the Customer, in good faith, disputes the invoiced amount or any part thereof, Customer will pay such amount as it concedes to be correct; provided, however, if the Customer disputes the amount due, it must provide supporting documentation to support the amount disputed without undue delay and any amount later determined to be owed to Adelphia shall be paid in full plus interest equal to the rate calculated by FERC in accordance with Section 154.501(d) of the FERC’s regulations. In the event the Parties are unable to resolve such dispute, either Party may pursue any remedy available at law or in equity to enforce its rights.

12

(f) Notwithstanding the foregoing paragraphs, if after a termination by Adelphia by reason of a Default by Customer under Section 10(a) triggering the obligation of Customer to pay Reimbursable Costs, as described above, Adelphia continues its acquisition and development and construction/modifications of the Adelphia Pipeline Project or the Adelphia Pipeline Project is placed in service (either before or after such termination), Adelphia shall, subject to the terms of Adelphia’s Tariff and applicable FERC orders, rules and regulations, make a commercially reasonable efforts to subscribe the firm transportation capacity under the Adelphia Pipeline Project that was intended for Customer hereunder on the same terms as set forth in this Precedent Agreement; provided, any previously unsubscribed capacity shall be fully subscribed before Adelphia is required pursuant to this Section 9(f) to re-subscribe Customer’s capacity made available by the termination of this agreement due to Default by Customer.. If Adelphia is able to subscribe with other shipper(s) all or a portion of such capacity on the same terms as set forth in this Precedent Agreement (or on terms more favorable to Adelphia) within twelve (12) months of the In-Service Date, then the determination of Customer’s proportionate share of Reimbursable Costs under Section 9(c) above shall be modified by subtracting from Customer’s MDQ the transportation contract quantity subscribed by Adelphia in accordance with the foregoing. If Adelphia is able to subscribe with other shipper(s) all or a portion of the capacity intended for Customer under the Adelphia Pipeline Project but on terms less favorable to Adelphia as set forth in this Precedent Agreement within twelve (12) months of the In-Service Date, then the determination of Customer’s proportionate share of Reimbursable Costs under Section 9(c) above shall be reduced by such amount as reasonably determined by Adelphia in a commercially reasonable manner, taking into consideration the reasonable value to Adelphia of such capacity subscription(s), and Adelphia shall provide reasonable, written support to Customer for such determination. If Adelphia is unable to subscribe with other shipper(s) any of such capacity within twelve (12) months of the In-Service Date, then Customer shall remain responsible for its proportionate share of the Reimbursable Costs in accordance with Section 9(c). Notwithstanding, Customer shall not be liable and have no obligation of Reimbursable Costs for any other Legacy Shipper, Foundation Shipper, Anchor Shipper or other shipper’s (collectively, “Third-Party Shippers”) reimbursable costs as a result of a Third-Party Shipper’s termination of its precedent agreement with Adelphia or otherwise withdrawal from the Adelphia Pipeline Project. Further, if this Precedent Agreement is in effect and Customer is not in breach of any provision under this Precedent Agreement, then Customer shall not be liable and have no obligation of Reimbursable Costs if a Third-Party Shipper’s termination or otherwise withdrawal from the Adelphia Pipeline Project results in the dissolution of the Adelphia Pipeline Project or otherwise causes failure of completion of the Adelphia Pipeline Project.

(g) The terms of this Section 9, and all associated sections necessary to interpret and apply Customer’s reimbursement obligation as specified herein, shall survive termination of this Precedent Agreement.

10. Default.

(a) The occurrence of any of the following events shall constitute a “Default” hereunder (with any Default by any Guarantor to be deemed to be a Default by Customer hereunder):

(i) Customer fails to make any payment or provide any Security at the time required under this Precedent Agreement or Guarantor fails to make any payment at the time required under the Guaranty, and such failure is not remedied within five (5) Business Days after written notice thereof from Adelphia; or

(ii) Either Party willfully fails to timely satisfy a condition precedent under Section 7 that is reasonably within its control and then in bad faith terminates this Precedent Agreement so as to achieve an economic advantage.

13

(iii) Adelphia or Customer fails to perform any other material obligation under this Precedent Agreement or breaches any other material term or condition of this Precedent Agreement (other than as provided in Section 10(a)(iv)) and such failure or breach is not remedied within ten (10) Business Days after written notice thereof from the other Party; or

(iv) Adelphia, Customer or, if applicable, any Guarantor becomes Bankrupt and, in the case of a Guarantor, the Customer does not provide Substitute Security in accordance with Section 11 within five (5) Business Days of Guarantor becoming Bankrupt; or

(v) Any representation or warranty made by Adelphia or Customer under this Precedent Agreement, or by any Guarantor under any guaranty delivered pursuant to Section 11(b)(i), is inaccurate or untrue in any material respect when made or when deemed repeated and the same is not cured within ten (10) Business Days of written notice thereof from the other Party.

(b) In the event of a Default hereunder, the non-defaulting Party shall have, in addition to all other rights and remedies under this Precedent Agreement and Customer’s FTS Agreement, if executed, or otherwise available at law or in equity, (i) the right to immediately suspend performance under this Precedent Agreement, and (ii) the right to terminate this Precedent Agreement and, if executed, Customer’s FTS Agreement, upon five (5) days’ written notice thereof to the defaulting Party.

(c) In the event of a Default hereunder, the non-defaulting Party may, in its sole discretion, exercise any one or more of the rights and remedies provided in this Precedent Agreement or otherwise available at law or in equity, including:

(i) the right to terminate this Precedent Agreement and, if executed, Customer’s FTS Agreement, in accordance with Section 10 and to seek monetary damages or equitable relief for the non-performance of this Precedent Agreement; provided that, with respect to Adelphia, such monetary damages shall be limited to the Reimbursable Costs it is entitled to pursuant to Section 9 hereof;

(ii) with respect to Adelphia, all rights and remedies available to a secured party pursuant to Section 9-314 of the New York Uniform Commercial Code, and other applicable laws with respect to Security held by or for the benefit of Adelphia;

(iii) with respect to Adelphia, the right to set off any Security held by or for the benefit of Adelphia against and in satisfaction of any amount payable by Customer in respect of any of its obligations under this Precedent Agreement; and/or;

(iv) with respect to Adelphia, the right to demand payment under any Security provided by Customer to Adelphia pursuant to Section 11.

The non-defaulting Party shall be under no obligation to prioritize the order with respect to which it exercises any one or more rights and remedies available hereunder. No failure on the part of non-defaulting Party to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof. A waiver by the non-defaulting Party of any right or remedy on any occasion shall not be construed as a bar to any right or remedy which the non-defaulting Party would otherwise have on any other occasion. Except as expressly provided herein, each and every right and remedy granted to the non-defaulting Party hereunder or allowed it by law or other agreement shall be cumulative and not exclusive of any other remedy. Adelphia’s recourse with respect to a Default by Customer is not limited to Security provided hereunder or to any other collateral or proceeds thereof, and the defaulting Party shall in all events remain liable to the non-defaulting Party for any amount payable in respect of any of its obligations that remain unpaid after the application of any such Security. The satisfaction by Customer of the Creditworthiness Requirements described herein shall in no way affect Adelphia’s right to seek damages or other remedies under this Agreement.

14

11. Creditworthiness Requirements. Customer must satisfy the requirements specified in this Section 11 (the “Creditworthiness Requirements”) at all times during the Security Period.

(a) Customer shall, at any time during the Security Period, be deemed to satisfy the Creditworthiness Requirements if, at such time, Customer:

(i) maintains an Investment Grade Credit Rating; or

(ii) does not have an Investment Grade Credit Rating but (A) the then-applicable Security Amount is less than twenty-five percent (25%) of Customer’s tangible total net worth and (B) Adelphia otherwise determines Customer to be creditworthy on the basis of Adelphia’s review of Customer’s financial information and its non-discriminatory application of objective credit evaluation criteria.

(b) If at any time during the Security Period for any reason Customer ceases to satisfy the Creditworthiness Requirements of Section 11(a) because it no longer meets the criteria in 11(a)(i) or 11(a)(ii)(A) and/or otherwise has had a material adverse change in its financial status (each a “Downgrade Event”), then Adelphia shall notify Customer of its failure to satisfy such requirements and the reason for such failure and within five (5) Business Days Customer may notify Adelphia of any changes to Customer’s status that should have the effect of correcting such failure. If Adelphia determines that Customer nonetheless continues to fail to satisfy the requirements in Section 11(a), then Adelphia shall provide written notification to Customer of the Downgrade Event and Customer shall satisfy these Creditworthiness Requirements by delivering to Adelphia, within five (5) Business Days after receiving written notice from Adelphia of the occurrence of the Downgrade Event, any of the following (“Security”), as selected by Customer in its sole discretion, as additional security for its obligations under this Precedent Agreement and Customer’s FTS Agreement:

(i) an irrevocable, transferable unconditional guaranty of payment of all obligations of Customer under this Precedent Agreement and Customer’s FTS Agreement for the full Security Period, provided, however, that such amount shall not exceed an amount equal to three (3) years of reservation charges, or if less than three (3) years remains under the term of the FTS Agreement, then such amount shall not exceed an amount equal to the reservation charges applicable to the remaining term, in form and substance reasonably acceptable to Adelphia, issued in favor of Adelphia by either (a) an unaffiliated Person that has and maintains during the Security Period an Investment Grade Credit Rating, or (b) a direct or indirect parent company of Customer (each, a “Guarantor”), provided that in the case of a Guarantor in clause (b), the Guarantor either (i) has and maintains during the Security Period an Investment Grade Credit Rating or (ii) does not have an Investment Grade Rating but (x) the then-applicable Security Amount is less than twenty-five percent (25%) of the Guarantor’s tangible total net worth and (y) Adelphia otherwise determines the Guarantor to be creditworthy on the basis of Adelphia’s review of the Guarantor’s financial information and its non-discriminatory application of objective credit evaluation criteria; or

15

(ii) one or more Letters of Credit in a total amount not less than the Security Amount issued for the benefit of Adelphia, in form and substance, including drawing conditions, reasonably acceptable to Adelphia; or

(iii) cash in an amount not less than the Security Amount to be held by a Qualified Institution in escrow on terms and conditions reasonably acceptable to Adelphia.

(c) Customer may, at any time, substitute one form of Security (“Substitute Security”) for the then-outstanding Security (“Original Security”), and Adelphia shall return to Customer the Original Security within two (2) Business Days of its receipt of the Substitute Security. Customer shall grant to Adelphia a present and continuing security interest in and to, and a general first lien upon and right of set off against, any and all Security or Substitute Security which has been or may in the future be transferred to, or received by, Adelphia and/or a Qualified Institution (in the case of cash deposited pursuant to Section 11(b)(iii)), and all dividends, interest, and other proceeds from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the foregoing, and Customer shall take such action as Adelphia reasonably requests in order to perfect Adelphia’s continuing security interest in, and lien on (and right of setoff against), such Security.

(d) At any time, should Adelphia have a commercially reasonable reason to question Customer’s ability to meet the Creditworthiness Requirements in this Section 11, Adelphia shall have the right to require that Customer demonstrate its continuing satisfaction of the Creditworthiness Requirements pursuant to this Section 11, including that any Security or Substitute Security provided to Adelphia pursuant hereto continues to satisfy the requirements for Security required by Section 11(b). Customer shall have a period of five (5) Business Days to make such demonstration or to furnish Security or Substitute Security, as applicable, to Adelphia in accordance with this Section 11.

(e) As used herein, the term “Security Amount” means the amount reasonably determined by Adelphia which represents the portion of Customer’s proportionate share (as determined by comparing Customer’s MDQ to the anticipated initial firm capacity of the Adelphia Pipeline Project as of the In-Service Date) of Adelphia’s costs incurred in obtaining a FERC Certificate and Other Governmental Authorizations, acquiring the existing portions of the Adelphia Pipeline Project, and constructing and modifying the Adelphia Pipeline Project as it relates to the portion of Adelphia’s costs expended to date in relation to the total costs estimated to be expended by Adelphia for the Adelphia Pipeline Project, as such costs increase over the period of acquisition and construction up to Customer’s proportionate share of the entire cost of the Adelphia Pipeline Project (for purposes of clarity, Customer’s Security Amount shall be ramped up incrementally as often as monthly, as described in Section 11(f) below, in the same increment that Adelphia’s incurred costs for the Project has increased during the applicable period as such increase relates to Adelphia’s overall cost estimate for the Project—e.g., if Adelphia has expended 1/8th of its total budget, then the Security Amount shall be based on 1/8th of Customer’s proportionate share of such costs); provided that at no time shall the Security Amount exceed Customer’s proportionate share (as determined by comparing Customer’s MDQ to the anticipated initial firm capacity of the Adelphia Pipeline Project as of the In-Service Date) of the then-estimated cost of the Adelphia Pipeline Project, for the period prior to the In-Service Date, and of the depreciated original cost of the Adelphia Pipeline Project, for the period commencing on and following the In-Service Date; provided further that in no event shall the Security Amount exceed an amount equal to three (3) years of reservation charges, or if less than three (3) years remains under the term of the FTS Agreement, then such amount shall not exceed an amount equal to the reservation charges applicable to the remaining term.

16

(f) Adelphia may adjust the Security Amount required from Assignee Shipper based on changes in the Security Amount, as determined in Section 11(e), provided that such changes shall not be made more frequently than once every one (1) months. If Adelphia requires Assignee Shipper to post additional Security at any time based on such changes in the Security Amount, it will provide written Notice to Assignee Shipper at least five (5) Business Days prior to when such additional Security is required, including in such notice reasonable details on the calculation of such additional Security, and Assignee Shipper shall post such additional Security within ten (10) days of receiving such written Notice.

(g) All costs incurred by Customer in providing any required Security or Substitute Security shall be borne by Customer. If Customer elects to provide Security or Substitute Security in the form of a Letter of Credit, Customer shall renew or cause the renewal of each outstanding Letter of Credit on a timely basis as provided in the relevant Letter of Credit. If the Qualified Institution that issued an outstanding Letter of Credit has indicated its intent not to renew such Letter of Credit, Customer shall provide Substitute Security for the benefit of Adelphia in accordance with Section 11(c) at least twenty (20) Business Days prior to the expiration of the outstanding Letter of Credit. If a Qualified Institution issuing a Letter of Credit shall fail to honor Adelphia’s properly documented request to draw on such Letter of Credit, Customer shall, as soon as practical and in no event later than five (5) Business Days after such refusal, provide Substitute Security for the benefit of Adelphia in accordance with Section 11(c).

(h) Upon or at any time after the occurrence and continuation of a Default by Customer or Guarantor (which shall include Customer’s failure to timely provide or replace Security or Substitute Security hereunder), and without limiting Customer’s obligations to Adelphia or Adelphia’s rights and remedies hereunder, Adelphia may draw on the entire, undrawn portion of any outstanding guaranty, Letter of Credit, or cash collateral by submitting to the entity issuing such guaranty, the Qualified Institution issuing such Letter of Credit or the Qualified Institution at which such cash collateral is maintained, as applicable, one or more certificates specifying that such Default has occurred and is continuing. Cash proceeds received from drawing upon a guaranty, Letter of Credit or cash collateral shall be deemed security for Customer’s obligations to Adelphia and Adelphia shall have rights and remedies set forth in Section 11(c) with respect to such cash proceeds.

17

(i) Within five (5) Business Days after termination of the Security Period, Adelphia shall return to Customer the amount of any Security then remaining in Adelphia’s possession.

(j) Notwithstanding any contrary provision of this Precedent Agreement or of Customer’s FTS Agreement, Section 11 of this Precedent Agreement is hereby incorporated into and made a part of Customer’s FTS Agreement, shall survive the termination of this Precedent Agreement and Customer’s FTS Agreement as provided above, and shall continue in effect until the Security Amount is no greater than the amount of credit support that would be required of Customer under Adelphia’s approved Tariff. Thereafter, Customer will be required to comply with the creditworthiness provisions of Adelphia’s approved Tariff. The creditworthiness tariff provisions that Adelphia will propose as part of its Certificate Application will be substantially similar to those proposed in this Section 11.

(k) Notwithstanding anything to the contrary in this Precedent Agreement, Adelphia acknowledges and agrees that it has assessed Customer’s creditworthiness and recognizing the interrelated nature of the commitments provided between the Parties under this Precedent Agreement, between Adelphia and Customer’s Affiliate Martins Creek under the Martins Creek Precedent Agreement and between Adelphia and Customer’s Affiliate Talen Generation, LLC under the Purchase and Sale Agreement, during the Security Period, Customer will be deemed to have satisfied the Creditworthiness Requirements in Section 11(a)(ii)(B), so long as (i) Customer’s Affiliate Talen Generation, LLC (or any successor-in-interest or permitted assignee of Talen Generation, LLC to the Purchase and Sale Agreement) continues to fully meet its obligations to Adelphia pursuant to Section 6V (Seller’s Letter of Credit Obligations) in the Purchase and Sale Agreement to deliver and maintain a “Letter of Credit” (as defined in the Purchase and Sale Agreement, and further, hereinafter such “Letter of Credit” shall be referred to in this Precedent Agreement as the “PSA Letter of Credit”) and/or cash collateral in the amount required thereunder, and (ii) such PSA Letter of Credit entitles Adelphia to draw on the PSA Letter of Credit, and any such cash collateral is available to be withdrawn and applied, upon or at any time after the occurrence and continuation of a Default by Customer under this Precedent Agreement or Customer’s FTS Agreement. For avoidance of doubt, Adelphia and Customer agree that such PSA Letter of Credit shall satisfy the definition of an acceptable Letter of Credit under this Precedent Agreement and shall, together with any cash collateral delivered pursuant to Section 6V of the Purchase and Sale Agreement, constitute Security under this Precedent Agreement. So long as such PSA Letter of Credit and/or cash collateral is maintained and Customer remains an Affiliate of Talen Generation, LLC (or any successor-in-interest or permitted assignee of Talen Generation, LLC to the Purchase and Sale Agreement), neither Adelphia nor Customer shall have the right to request an adjustment in the Security Amount hereunder and Adelphia shall not have the right to request additional Security from Customer in any other form. In the event that (A) Customer assigns this Precedent Agreement and/or the FTS Agreement to a permitted assignee pursuant to Section 12(b) that is not an Affiliate of Talen Generation, LLC (or any successor-in-interest or permitted assignee of Talen Generation, LLC to the Purchase and Sale Agreement) or (B) Customer is no longer an Affiliate Customer (hereinafter referred to as a “Non-Affiliate Customer”), and the creditworthiness of such Non-Affiliate Customer at the time of the transfer/assignment to such Non-Affiliate Customer or such time an Affiliate Customer became a Non-Affiliate Customer or any time thereafter is materially weaker than that of the Affiliate Customer immediately preceding such transfer/assignment or change in affiliation (as determined by Adelphia), then such Non-Affiliate Customer shall deliver to Adelphia and maintain additional Security in the amount equal to one-third (1/3) of the difference between (x) the “Letter of Credit Amount” (as defined in the Purchase and Sale Agreement), as of the time of such transfer/assignment or change in affiliation, without any adjustment for previously drawn Letter of Credit amounts, and (y) the amount of the PSA Letter of Credit and/or cash collateral required under Section 6V of the Purchase and Sale Agreement as of the time of such transfer/assignment or change in affiliation. Any conflict in the terms of this Section 11(k) and the terms of the remainder of this Section 11 shall be resolved in favor of this Section 11(k).

18

12. Assignment.

(a) Except as provided below, Adelphia may not assign its rights and obligations under this Precedent Agreement without the prior written consent of Customer, which shall not be unreasonably withheld, conditioned, or delayed, provided, however, that Adelphia may assign this Precedent Agreement to any affiliated entity which may succeed Adelphia by purchase, merger, joint venture, or consolidation, and any such successor in interest shall have all of the rights and obligations of Adelphia hereunder. Furthermore, Adelphia may, as security for its indebtedness, assign, mortgage or pledge any of its rights or obligations under this Precedent Agreement, including its rights to receive payments, to any other entity, without the prior written consent of Customer, and Customer will execute any consent agreement with such entity and provide such certificates and other documents as Adelphia may reasonably request in connection with any such assignment, mortgage or pledge; provided that such consent agreement is on commercially reasonable terms and shall not contain any provisions that are materially inconsistent with, or would require a waiver of, Customer’s rights under this Precedent Agreement.

(b) Customer may not assign its rights and obligations hereunder without the prior written consent of Adelphia, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that Customer may assign this Precedent Agreement without such consent to any affiliated entity, or any entity that succeeding to all or substantially all of Customer’s assets, in each case that satisfies the Creditworthiness Requirements hereunder. Furthermore, Customer may, as security for its indebtedness, assign, mortgage or pledge any of its rights or obligations under this Precedent Agreement to any other entity, without the prior consent of Adelphia, and Adelphia shall execute any consent agreement with such entity and provide such certificates and other documents as Customer may reasonably request in connection with any such assignment, mortgage or pledge; provided that such consent agreement is on commercially reasonable terms and shall not contain any provisions that are materially inconsistent with, or would require a waiver of, Adelphia’s rights under this Precedent Agreement.

13. Successors and Assigns. This Precedent Agreement shall inure to the benefit of and be binding upon each of the Parties and their permitted successors and assigns.

14. Governing Law; Limitations on Damages. THIS PRECEDENT AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS PRECEDENT AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES. WITH RESPECT TO ANY AND ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH THIS PRECEDENT AGREEMENT, INCLUDING DISPUTES CONCERNING ITS FORMATION, VALIDITY, INTERPRETATION, EXECUTION, TERMINATION OR BREACH. EACH PARTY IRREVOCABLY (A) SUBMITS TO THE JURISDICTION OF THE UNITED STATES FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK CITY, U.S.A., OR, IF SUCH COURT DECLINES TO EXERCISE OR DOES NOT HAVE JURISDICTION, IN ANY NEW YORK STATE COURT IN THE BOROUGH OF MANHATTAN; (B) AGREES AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED IN THIS PRECEDENT AGREEMENT; (C) WAIVES ANY OBJECTION, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY; (D) WAIVES ANY OBJECTION TO THE VENUE OF ANY PROCEEDINGS IN ANY SUCH COURT AND WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM; AND (E) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS PRECEDENT AGREEMENT.

19

15. Rules of Interpretation. References to designated “Articles,” “Sections,” “Exhibits,” and other subdivisions are to the designated Articles, Sections, Exhibits and other subdivisions of this Precedent Agreement. Words importing the singular include the plural and vice versa and the masculine, feminine and neuter genders include all genders. References to the term “includes” or “including” shall mean “includes, without limitation” or “including, without limitation.” References to agreements or contracts in this Precedent Agreement include all amendments, modifications and supplements to such agreements and contracts. The Exhibits attached hereto are a part of this Precedent Agreement and are incorporated herein as if set forth fully in this Precedent Agreement. This Precedent Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against any Party as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof.

16. Confidentiality. Neither Party shall disclose the terms or conditions of this Precedent Agreement or Customer’s FTS Agreement or associated Negotiated Rate to a third party (other than the Party’s or its members, affiliates’ employees, lenders, counsel, accountants or advisors who have a need to know such information and have agreed to keep such terms confidential in accordance with the terms of this Section 16) except as expressly provided herein or in order to comply with any applicable law, regulation, or in connection with any court or regulatory proceeding; provided, however, each Party shall use commercially reasonable efforts to prevent or limit the disclosure; and provided, further, that the Parties acknowledge and agree that Adelphia shall have the right to disclose such terms and conditions of this Precedent Agreement and Customer’s FTS Agreement or associated Negotiated Rate as it deems necessary, in its reasonable discretion to pursue the successful prosecution of the Certificate Application, Other Governmental Authorizations and all other required rights, permits and authorizations as may be required to construct or modify the Adelphia Pipeline Project and fulfill the terms of this Precedent Agreement. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation. This Section 16 shall be deemed to supersede and terminate any confidentiality agreement which the Parties may have executed prior to the execution of this Precedent Agreement and which pertains to the subject matter of the Adelphia Pipeline Project.

20

17. Notices. All notices required or permitted in this Precedent Agreement shall be given in writing and sent by (i) reputable overnight courier, (ii) facsimile or (iii) e-mail with original to follow by regular mail or by other means permitted above. Notices hereunder shall be addressed as follows:

If to Adelphia:

Adelphia Gateway, LLC
Attn: Dave Johnson
1415 Wyckoff Road
Wall, New Jersey
Phone: (732) 938-1158
Fax: (732) 919-8118
E-Mail: djohnson@njresources.com

With copy to:

Adelphia Gateway, LLC
Attn: William Scharfenberg, Esq.
1415 Wyckoff Road
Wall, New Jersey
Phone: (732) 938-1134
Fax: (732) 938-1226
E-Mail: wscharfenberg@njresources.com

If to Customer:

Lower Mount Bethel Energy, LLC
Martins Creek, LLC
Attn: Brittany Barnowski
1780 Hughes Landing
Suite 800
The Woodlands, TX 77380
Phone: N/A
Fax: N/A
E-Mail: brittany.barnowski@talenenergy.com

Notices or communications by facsimile or e-mail, if properly addressed, shall be deemed received on the Business Day of transmittal, provided that they are transmitted prior to 5:00 P.M. (prevailing time in the location of the intended recipient) on such day. Any properly addressed communication transmitted by facsimile or e-mail after 5:00 P.M. shall be deemed received on the next Business Day.

18. Entire Agreement; Amendment. This Precedent Agreement constitutes the entire agreement and understanding between the Parties with respect to the matters covered by this Precedent Agreement, and supersedes all prior agreements and understandings with respect thereto, and may be amended, restated or supplemented only by written agreement of the Parties.

21

19. Non-Waiver. Except as expressly provided otherwise herein, a failure or delay in exercising any right, power or privilege in respect of this Precedent Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

20. Severability. Any provision of this Precedent Agreement declared or rendered unlawful or unenforceable by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Precedent Agreement or Customer’s FTS Agreement; provided that in such event, the Parties shall use commercially reasonable efforts to reform this Precedent Agreement in order to give effect to the original intention of the Parties.

21. Headings. The headings contained in this Precedent Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

22. Representations and Warranties. On the Effective Date and on the effective date of Customer’s FTS Agreement, each Party represents and warrants to the other Party that:

(a) such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is in good standing in each other jurisdiction where the failure to so qualify would have a material adverse effect upon the business or financial condition of such Party or the ability to perform its obligations under this Precedent Agreement and Customer’s FTS Agreement;

(b) with the exception of the governmental authorizations described in Section 3(a), such Party has all governmental authorizations necessary for such Party to legally execute, deliver and perform its obligations under this Precedent Agreement and Customer’s FTS Agreement;

(c) the execution, delivery and performance of this Precedent Agreement and of Customer’s FTS Agreement are within such Party’s corporate powers, have been duly authorized by all necessary corporate action and do not violate any of the terms and conditions in such Party’s governing corporate documents, any contracts to which such Party is a party, or subject to receipt of the governmental authorizations described in Section 3(a), any law, rule, regulation, order or the like applicable to such Party;

(d) subject to receipt of the governmental authorizations described in Section 3(a), this Precedent Agreement, Customer’s FTS Agreement, and each other document executed and delivered in accordance with this Precedent Agreement and Customer’s FTS Agreement constitutes the legally valid and binding obligation of such Party enforceable against it in accordance with such agreement’s terms; except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles;

22

(e) such Party is not Bankrupt and there are no proceedings pending or being contemplated by such Party or, to its knowledge, threatened against it which would result in it being or becoming Bankrupt; and

(f) there are not pending or, to such Party’s knowledge, threatened against it or any of its Affiliates any legal proceedings that could materially adversely affect such Party’s ability to perform its obligations under this Precedent Agreement and Customer’s FTS Agreement or materially and adversely affect the financial condition or operations of such Party or that purports to affect the legality, validity or enforceability of this Precedent Agreement or Customer’s FTS Agreement or would otherwise hinder or prevent performance hereunder or thereunder.

23. Further Assurances. Customer agrees to execute such ancillary agreements, consents, or other documents as may be reasonably necessary to effectuate the purposes of this Precedent Agreement and which are consistent, in all material respects, with the terms of this Precedent Agreement and the Customer’s FTS Agreement.

24. Duly Constituted Authorities. This Precedent Agreement and the performance hereof are subject to all present and future applicable valid laws, orders, decisions, rules and regulations of duly constituted governmental authorities having jurisdiction over the provision of natural gas transportation service in the interstate commerce of the United States of America. Should either of the Parties, by force of any such law, order, decision, rule or regulation, at any time during the term of this Precedent Agreement be ordered or required to do any act inconsistent with the provisions hereof, then for the period during which the requirements of such law, order, decision, rule or regulation are applicable, this Precedent Agreement shall be deemed modified to conform with the requirement of such law, order, decision, rule or regulation; provided, however, nothing herein shall alter, modify or otherwise affect the respective rights of the Parties to terminate this Precedent Agreement under the terms and conditions hereof.

25. Multiple Counterparts. This Precedent Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement. This Precedent Agreement may be executed and delivered by facsimile, electronic communication in portable document format (.pdf), or similar transmission. Any such facsimile or electronic signature shall have the same legal effect as manual signatures.

26. Dispute Resolution.

(a) Any dispute or difference of any kind whatsoever that shall arise between the Parties in connection with, arising out of, or resulting from this Precedent Agreement, including the effectiveness, validity, interpretation, implementation, termination, cancellation, and other conditions hereof (each, a “Dispute”), shall be resolved in accordance with the provisions of this Section.

23

(b) The Parties shall initially attempt to resolve any Dispute by the following informal dispute resolution process. Each Party shall designate in writing to the other Party a representative who shall be authorized to resolve any Dispute. Each Dispute shall be initially referred by written notice to such designated representative for resolution. If the designated representatives are unable to resolve any such Dispute within thirty (30) days of such referral, each Party shall designate in writing to the other Party an officer who shall be authorized to resolve the Dispute, and such officers shall attempt to resolve such Dispute within a further period of fifteen (15) days. If the designated officers are unable to resolve any such Dispute within such fifteen-day (15-day) period, then the Parties may exercise their remedies at law or in equity.

(c) The Parties shall attempt to resolve all disputes promptly, equitably, and in good faith, and shall provide each other in a timely manner reasonable documentation relating to the dispute. Neither Party shall be under an obligation to provide any privileged or confidential documents that it is not otherwise obligated to provide under this Precedent Agreement and each Party may seek legal or equitable relief in accordance with the terms of this Precedent Agreement as it determines in its sole judgment is necessary.

[Signatures on following page]

24

IN WITNESS WHEREOF, and with the intent to be legally bound, the Parties hereto have caused this Precedent Agreement to be executed by their duly authorized officers or representatives to be effective as the date first written above.

ADELPHIA GATEWAY, LLC
By: NJR Pipeline Company
Its Sole Member

By:
Name:
Title:

LOWER MOUNT BETHEL ENERGY, LLC

By:
Name:
Title:

Signature Page to Adelphia Pro Forma Precedent Agreement

EXHIBIT A
to
PRECEDENT AGREEMENT
between
ADELPHIA GATEWAY, LLC
and
LOWER MOUNT BETHEL ENERGY, LLC

________________________________

Request for Firm Transportation Service

Status:

	Legacy Shipper	X
Foundation Shipper
Anchor Shipper
Other

Maximum Daily Firm Transportation Quantity (MDQ): 175,000 Dth/d

Primary Receipt Point(s) and associated Maximum Daily Receipt Obligation (MDRO) at each such point:

TETCO	110,000 Dth/d (MDRO)
TRANSCO	65,000 Dth/d (MDRO)

Primary Delivery Point(s) and associated Maximum Daily Delivery Obligation (MDDO) at each such point: Martins Creek Terminal, Martins Creek Pennsylvania: 175,000 Dth/d (MDDO)

Primary Term: Ten (10) years, commencing on the In-Service Date, with a secondary term that extends from year-to-year thereafter; provided that Customer will have a one-time right, exercisable no later than eighteen (18) months prior to the end of the Primary Term, to extend the term for an additional five (5) years (“Extended Term”) for a Reservation Rate equal to the lesser of $0.04 / Dth/Day or the Maximum Recourse Rate then in effect.

ROFR: Adelphia and Customer agree that upon expiration of the Primary Term and the Extended Term, if any, Customer’s FTS Agreement shall be entitled to the Right of First Refusal (“ROFR”) provisions set forth in Adelphia’s FERC Gas Tariff.

Rate:

Maximum Recourse Rate
	Negotiated Rate	X

Exhibit A

EXHIBIT B
to
PRECEDENT AGREEMENT
between
ADELPHIA GATEWAY, LLC
and
LOWER MOUNT BETHEL ENERGY, LLC

FORM OF SERVICE AGREEMENT
FOR RATE SCHEDULE FTS

Date: ____________________,	Contract No.____________________

SERVICE AGREEMENT

THIS AGREEMENT entered into as of the ____ day of __________, 20___, by and between Adelphia Gateway, LLC, a Delaware limited liability company (“Adelphia”), hereinafter referred to as “Adelphia,” and Lower Mount Bethel Energy, LLC, a Delaware limited liability company, hereinafter referred to as “Customer.”

WHEREAS, [this and an additional clause(s) may be included to describe the historical or factual context of the Agreement, to describe or identify a precedent agreement, and any other agreements if applicable, between Adelphia and Customer related to the Agreement, and/or to describe or define the facilities necessary to provide service under the Agreement, and will not include binding consideration.]

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained Adelphia and Customer agree as follows:

ARTICLE I
TRANSPORTATION SERVICE

1.	Adelphia’s service hereunder shall be subject to receipt of all requisite regulatory authorizations from the Federal Energy Regulatory Commission (“Commission”), or any successor regulatory authority, and any other necessary governmental authorizations, in a manner and form acceptable to Adelphia.

2.	Subject to the terms and provisions of this Agreement, Customer may on any Gas Day cause Gas to be Tendered to Adelphia at the Point(s) of Receipt up to Customer’s Maximum Daily Quantity (“MDQ”) plus Adelphia’s applicable fuel and lost and unaccounted for (“L&U”) Gas retention quantities, and Adelphia agrees to Tender Equivalent Quantities of Gas (less applicable retained fuel and L&U) to or for the account of Customer, on a firm basis, at the Point(s) of Delivery.

3.	If requested by Customer, Adelphia may provide Transportation Service for daily quantities in excess of the Customer’s MDQ if Adelphia can do so without adverse effect on the operation of Adelphia’s system or Adelphia’s ability to meet all higher priority obligations.

B-1

ARTICLE II
POINTS OF RECEIPT/DELIVERY

1.	On each Day during the term specified in Article III,

	a.	Customer shall deliver or cause to be delivered Gas nominated hereunder plus Adelphia’s Transportation Use as applicable, at the Primary Point(s) of Receipt. Adelphia agrees to accept on a firm basis the quantity nominated by Customer at the Primary Point(s) of Receipt up to Customer’s applicable Maximum Daily Receipt Obligation at the applicable Primary Point of Receipt, plus Adelphia’s Transportation Use quantity;

	b.	Adelphia shall transport Customer’s nominated quantity of Gas on a firm basis from the Primary Point(s) of Receipt to the Primary Point(s) of Delivery; and

	c.	Adelphia shall tender to or for the account of Customer, on a firm basis at the Primary Point(s) of Delivery, Equivalent Quantities of Gas to the quantity nominated by Customer at the Primary Point(s) of Receipt.

2.	The Primary Point(s) of Receipt and Primary Point(s) of Delivery are identified in Appendix 1. Customer shall have the ability to utilize secondary points of receipt or delivery in accordance with the terms of Adelphia’s FERC Gas Tariff.

ARTICLE III
TERM OF AGREEMENT

1.	[This Agreement shall be effective as of the date first above written and shall remain in effect for a primary term commencing] [This Agreement shall be effective on]________________[this blank may include a date certain, a date either earlier or later than a specified date certain based on the completion of construction of facilities necessary to provide service under the Agreement, a date set forth in or established by a relevant order from the Federal Energy Regulatory Commission or a commencement date as defined in a precedent agreement between Customer and Adelphia] and shall continue for a term ending on and including __________[or, when applicable, shall continue for a term of _______years], and from year to year thereafter unless terminated by either Party upon the provision of one (1) year prior written notice.

2.	If this Agreement qualifies as a “ROFR Agreement” as defined in the General Terms and Conditions of Adelphia’s Tariff, the provision of a termination notice by either Customer or Adelphia, pursuant to the preceding paragraph or the expiration of this Agreement of its own terms triggers Customer’s right of first refusal under Section [__] of the General Terms and Conditions of Adelphia’s Gas Tariff.

B-2

ARTICLE IV
RATE SCHEDULE AND CHARGES

1.	Each Month, Customer shall pay Adelphia for the service hereunder an amount determined in accordance with Adelphia’s Rate Schedule FTS, Customer’s Discounted Rate, or Customer’s Negotiated Rate, as applicable, and the applicable provisions of the General Terms and Conditions of Adelphia’s FERC Gas Tariff, as filed with the Commission. Section IV of Appendix 1 hereto sets forth the applicable information as follows, which shall be utilized for transactions hereunder:

	a.	Rates and Charges

	b.	Additional charges which are applicable.

When the level of any additional charges is changed pursuant to Commission authorization or direction, Adelphia may unilaterally effect an amendment to Appendix 1 to reflect such change(s) by so specifying in a written communication to Customer.

2.	It is further agreed that Adelphia may seek authorization from the Commission and/or other appropriate regulatory body for changes to rates, terms and conditions set forth in Rate Schedule FTS or in the General Terms and Conditions of Adelphia’s FERC Gas Tariff. Nothing herein contained shall be construed to deny Customer any rights it may have under the Natural Gas Act, as amended, including the right to participate fully in such rate or tariff change proceedings by intervention or otherwise to contest Adelphia’s filing in whole or in part.

ARTICLE V
NOTICE

Except as may be otherwise provided, any notice, request, demand, statement or bill provided for in this Agreement or any notice which a party may desire to give the other shall be in writing delivered personally, sent by facsimile (with transmission confirmation by sender’s machine), sent by electronic mail (with confirmation by recipient), sent by reliable delivery service (e.g., FedEx, UPS), or mailed by regular mail, effective as of the postmark date, to the post office address of the party intended to receive the same, as the case may be, as follows:

Adelphia:	Adelphia Gateway, LLC
[Address]
Attention: [Commercial Operations]
Facsimile: [insert fax number]
Email: [insert email address]

Customer:
[Address]
Attention: [Commercial Operations]
Facsimile: [insert fax number]
Email: [insert email address]

B-3

ARTICLE VI
INCORPORATION BY REFERENCE

The provisions of Rate Schedule FTS and the General Terms and Conditions (“GT&C”) of Adelphia’s FERC Gas Tariff are specifically incorporated herein by reference and made a part hereof. Terms defined in Rate Schedule FTS or in the GT&C and used in this Agreement shall be deemed to have the meaning given such terms in Rate Schedule FTS and the GT&C.

[In the event that a precedent agreement for a new or an expansion project contains credit provisions applicable to Customer’s capacity related to such project, the following language shall be included in Customer’s Service Agreement. “The credit requirements applicable to this Service Agreement are set forth in that certain Precedent Agreement dated ___________ between Adelphia and Customer related to this Service Agreement.”]

ARTICLE VII
MISCELLANEOUS

1.	This Agreement supersedes and cancels the following contract between the parties hereto effective ___________________: ____________ [If none, insert “None”]

2.	[Replacement Customer. If Customer is a Replacement Customer, state identity of Releasing Customer and Contract Number under which capacity is released. The offer of release issued by the Releasing Customer is incorporated herein by reference.

Releasing Customer:
Released Contract No.:	]

3.	To the extent applicable, Customer warrants that upstream and downstream transportation arrangements are in place, or will be in place as of the requested effective date of service, and that it has advised the upstream and downstream transporters, if applicable, of the Point(s) of Receipt and Delivery under this Agreement and any quantity limitations for each point as specified on Appendix 1 attached hereto.

4.	Customer agrees to indemnify and hold Adelphia harmless for refusal to transport Gas hereunder in the event any upstream or downstream transporter fails to receive or deliver Gas as contemplated by this Agreement.

5.	Nothing in this Agreement shall be deemed to create any rights or obligations between the parties hereto after the expiration of the term set forth herein, except that termination of this Agreement shall not relieve either party of the obligation to correct any quantity imbalances or Customer of the obligation to pay any amounts due hereunder to Adelphia.

6.	The interpretation and performance of this Service Agreement shall be in accordance with the laws of the State of New York without recourse to the law governing conflict of laws. This Service Agreement and the obligations of the parties are subject to all present and future valid laws with respect to the subject matter, State and Federal, and to all valid present and future orders, rules, and regulations of duly constituted authorities having jurisdiction.

B-4

7.	This Service Agreement supersedes and cancels, as of the effective date of this Service Agreement, the contract(s) between the parties hereto as described below:

[None or an appropriate description]

*      *      *

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective Officers or Representatives thereunto duly authorized.

CUSTOMER:	ADELPHIA GATEWAY, LLC

By:	By:

Title:	Title:

B-5

APPENDIX 1
to
FIRM TRANSPORTATION SERVICE AGREEMENT
between
Adelphia Gateway, LLC (“Adelphia”)
and
____________________ (“Customer”)

Dated  ____________________

I.	MAXIMUM DAILY QUANTITY:	dth

II.	PRIMARY POINT(S) OF RECEIPT:

RECEIPT		MAXIMUM
POINT	MDRO	DELIVERY PRESSURE

III.	PRIMARY POINT(S) OF DELIVERY:

DELIVERY		MINIMUM
POINT	MDDO	DELIVERY PRESSURE

IV.	RATES AND CHARGES:

Check as applicable: Discounted Rate ☐; Negotiated Rate ☐; Maximum Recourse Rate ☐

For Discounted and Negotiated Rate agreements, see Appendix 2.

A Maximum Recourse Rate Customer shall be charged the maximum applicable Monthly Reservation Rate, Usage Rate, and all applicable charges and surcharges under Adelphia’s FERC Gas Tariff, and shall be subject to the applicable Fuel Reimbursement Percentage and L&U Reimbursement Percentage.

Unless Adelphia and Customer agree otherwise in writing, Customer shall pay the maximum applicable Overrun Rates under Adelphia’s FERC Gas Tariff.

Signed for Identification

Adelphia:

Customer:

Supersedes Appendix 1 Dated

APPENDIX 2
to
FIRM TRANSPORTATION SERVICE AGREEMENT
between
Adelphia Gateway, LLC (“Adelphia”)
and
____________________ (“Customer”)

Dated ____________________

[DISCOUNT RATES] or [NEGOTIATED RATES]

Signed for Identification

Adelphia:

Customer:

Supersedes Appendix 2 Dated

EXHIBIT C
to
PRECEDENT AGREEMENT
between
ADELPHIA GATEWAY, LLC
and
LOWER MOUNT BETHEL ENERGY, LLC

NEGOTIATED RATES, FUEL/L&U, AND SURCHARGES
[FOR FTS AGREEMENT — APPENDIX 2]

NEGOTIATED RATES:

RESERVATION RATE: $0.04 / Dth/Day. If Adelphia enters into a negotiated rate agreement or discount agreement with a term of at least one (1) year with another customer that is entitled to receive substantially the same service along a transportation path that is the same as Customer’s at a reservation rate that is lower than Customer’s reservation rate stated above (the “MFN Rate”), Customer’s reservation rate shall be adjusted to the MFN Rate for the Primary Term, Extended Term or remaining portion thereof, as the case may be, that is coterminous with such other customer’s agreement.

USAGE RATE:	Maximum Recourse Usage Rate in effect from time to time

Other Charges and Surcharges: Customer shall be responsible for (1) the ACA surcharge, and (2) any charge or surcharge that is designed to recover costs that are incurred due to a mandate from FERC or any other governmental authority.

Fuel and Lost and Unaccounted for Gas: Customer agrees to provide Fuel and Lost and Unaccounted for Gas in the amount specified in the statement of rates applicable to Rate Schedule FTS from time to time.

INITIAL FUEL/L&U RATES (same as Recourse Rates):

Fuel Reimbursement	[_____]%
L&U Reimbursement	[_____]%

Signed for Identification

Adelphia:

Customer:

Supersedes Appendix 2 Dated

MARTINS CREEK PRECEDENT AGREEMENT

PRECEDENT AGREEMENT FOR
FIRM TRANSPORTATION OF NATURAL GAS
(ADELPHIA PIPELINE PROJECT)

This Precedent Agreement (this “Precedent Agreement”) is made and entered into effective as of this 27th day of October, 2017 (the “Effective Date”), by and between Adelphia Gateway, LLC, a Delaware limited liability company (“Adelphia”), and Martins Creek, LLC, a Delaware limited liability company (“Customer”). Each of Adelphia and Customer are sometimes herein referred to as a “Party” and, together, as the “Parties”.

RECITALS

WHEREAS, Adelphia proposes (i) to acquire and operate a natural gas pipeline system comprised of approximately 84 miles of 18-inch diameter pipeline and 4.5 miles of 20-inch diameter pipeline, with an expected initial capacity once the system is placed into interstate commerce of 525,000 dekatherms of natural gas per day (“Dth/d”) on Zone North A and Zone North B, combined, and 250,000 Dth/d on Zone South, with interconnections to Columbia Gas Transmission, LLC and Transcontinental Gas Pipe Line Company, LLC (“Transco”) in Northampton County, Pennsylvania, as well as a planned interconnection with PennEast Pipeline Company, LLC (“PennEast”) to be located in Northampton County, Pennsylvania, Texas Eastern Transmission, LLC (“Texas Eastern”) in Bucks County, Pennsylvania, and several interconnections in and around the Marcus Hook area, including to Texas Eastern, Transco, Delmarva Power and Light, and Philadelphia Electric Company and others; (ii) to install additional compression on such pipeline facilities, (iii) to construct modifications to such pipeline facilities, and (iv) convert such pipeline facilities to full-time use as interstate natural gas transmission facilities (collectively, the “Adelphia Pipeline Project” or “Project”), with such Project having a “Target In-Service Date” for service in Zone North A and Zone North B of December 1, 2018;

WHEREAS, Customer wishes, subject to the satisfaction or waiver of the conditions specified herein, to contract with Adelphia for Firm Transportation Service (as defined herein) on the Adelphia Pipeline Project;

WHEREAS, the commitments provided by Customer under this Precedent Agreement and by other customers under other precedent agreements with Adelphia will support the acquisition and construction activities associated with, and operation of, the Adelphia Pipeline Project;

WHEREAS, Adelphia will pursue the development of the Adelphia Pipeline Project, including proceeding to obtain all of the governmental authorizations necessary (i) for the acquisition and construction activities associated with the Adelphia Pipeline Project, and (ii) to provide Firm Transportation Service; and

WHEREAS, this Precedent Agreement is being executed as evidence of the agreement between Adelphia and Customer that, unless terminated sooner in accordance with the provisions hereof, and upon satisfaction or waiver of the conditions precedent specified herein, in accordance with the terms and conditions of this Precedent Agreement the Parties will enter into an FTS Agreement (as defined herein) providing for the provision of Firm Transportation Service on the Adelphia Pipeline Project.

1

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound hereby, Adelphia and Customer agree as follows:

AGREEMENT

1. Definitions. For purposes of this Precedent Agreement, the following terms shall have the meanings assigned below:

“ACA” means FERC’s Annual Charge Adjustment, as approved by FERC from time to time.

“Adelphia” has the meaning given in the preamble.

“Adelphia Pipeline Project” has the meaning given in the recitals.

“Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Affiliate Customer” means a Customer that is an Affiliate of Talen Generation, LLC (or any successor-in-interest or permitted assignee of Talen Generation, LLC to the Purchase and Sale Agreement).

“Anchor Shipper” means a shipper that meets the requirements to be an Anchor Shipper set forth in Adelphia’s Open Season Notice as specified in Section 4(a)(iii).

“Assignee Shipper” has the meaning given in Section 11.

“Bankrupt” means, with respect to any Person, that Person (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (v) is generally unable to pay its debts as they fall due.

“Business Day” means any day other than a Saturday, Sunday or day on which the banks in New York City, New York, are required to be closed.

“Certificate” means the certificate of public convenience and necessity under Section 7(c) of the Natural Gas Act, 15 U.S.C. § 717f(c) and all associated authorizations issued by FERC in response to the Certificate Application filed by Adelphia.

“Certificate Application” means the application for a certificate of public convenience and necessity pursuant to Section 7(c) of the Natural Gas Act, 15 U.S.C. §717f(c), which Adelphia intends to file with FERC for authorization of the acquisition and construction activities associated with the Adelphia Pipeline Project and to provide the Firm Transportation Service contemplated hereunder.

2

“Closing” means the “Closing”, as defined in the Purchase and Sale Agreement.

“Credit Rating” means the rating then assigned, on any date of determination, to Customer’s unsecured, senior long-term debt or deposit obligations or its corporate credit rating by S&P, Moody’s or any other rating agency agreed by the Parties.

“Creditworthiness Requirements” has the meaning given in Section 11.

“Customer” has the meaning given in the preamble.

“Customer’s FTS Agreement” means the FTS Agreement which Customer and Adelphia will execute upon satisfaction or written waiver of the conditions precedent set forth in Section 7 obligating Adelphia to provide Firm Transportation Service for the daily quantity of Customer’s natural gas, between the delivery and receipt point(s), for the term, and for the rates and charges, set forth in Exhibit A and Exhibit C attached hereto, which quantities, delivery/receipt points, term and rates and charges shall be set forth in Appendix A to such FTS Agreement, and which shall be substantially in the form set forth in Exhibit B attached hereto.

“Default” has the meaning given in Section 10(a).

“Dispute” has the meaning given in Section 26(a).

“Downgrade Event” has the meaning given in Section 11(b).

“Effective Date” has the meaning given in the preamble.

“FERC” means the Federal Energy Regulatory Commission, or any successor agency.

“Final Notice” has the meaning given in Section 4(g).

“Firm Transportation Service” means natural gas transportation service provided by Adelphia on a firm basis under Adelphia’s Rate Schedule FTS and pursuant to FERC’s open-access regulations set forth in Part 284, Subpart G of Title 18 of the Code of Federal Regulations.

“Foundation Shipper” means a shipper that meets the requirements to be a Foundation Shipper set forth in Adelphia’s Open Season Notice as specified in Section 4(a)(ii).

“FTS Agreement” means a Service Agreement for Firm Transportation Service under Adelphia’s Rate Schedule FTS, a pro forma copy of which is attached hereto as Exhibit B.

“Guarantor” has the meaning given in Section 11(b)(i).

“In-Service Date” means the date, as specified in Adelphia’s Final Notice, that Adelphia is ready and able to provide Firm Transportation Service in Zone North A and Zone North B in accordance with Customer’s FTS Agreement.

3

“Initial Zone North Capacity” mean 525,000 Dth/d.

“Investment Grade Credit Rating” means a Credit Rating of at least BBB- by S&P or Baa3 by Moody’s, or any equivalent Credit Rating by any other rating agency to which the Parties may agree.

“Legacy Shipper” means Customer (a shipper that had natural gas transportation service on some of the existing pipeline and facilities of the Adelphia Pipeline Project prior to the acquisition of those existing portions of the Project by Adelphia, and is entering into this precedent agreement with Adelphia to provide for firm capacity on the Project).

“Letter of Credit” means an irrevocable, transferable standby letter of credit issued by a Qualified Institution, all costs of which shall be borne by Customer.

“Lower Mount Bethel” means Lower Mount Bethel Energy, LLC, a Delaware limited liability company.

“Lower Mount Bethel Precedent Agreement” means that certain Precedent Agreement for Firm Transportation of Natural Gas (Adelphia Pipeline Project), entered into as of the Effective Date, by and between Adelphia and Lower Mount Bethel.

“MDQ” means Maximum Daily Quantity for Firm Transportation Service.

“Moody’s” means Moody’s Investor Services, Inc. or its successor.

“Negotiated Rate” has the meaning given such term in FERC’s Policy Statement, Alternatives to Traditional Cost-of-Service Ratemaking for Natural Gas Pipelines, 74 FERC ¶ 61,076 at 61,241 (1996).

“Non-Affiliate Customer” has the meaning given in Section 11(k).

“Open Season” means the process by which Adelphia shall publicize the availability of, and seek prospective customers for, the initial capacity to be made available on the Adelphia Pipeline Project.

“Open Season Notice” means that written notice published by Adelphia establishing an offering to prospective customers of service on the Adelphia Pipeline Project subject to the terms and conditions of such Open Season.

“Original Security” has the meaning given in Section 11(c).

“Other Governmental Authorizations” means those permits, licenses, authorizations, determinations, and other actions by federal, state, or local governmental agencies (other than FERC) that are deemed by Adelphia to be necessary or appropriate for the acquisition and construction activities associated with, and the operation of, the Adelphia Pipeline Project and the provision of Firm Transportation Service to Customer as contemplated in this Precedent Agreement.

4

“Party” and “Parties” have the meanings given in the preamble.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company or unincorporated organization, or any governmental entity.

“Precedent Agreement” has the meaning given in the preamble.

“Primary Delivery Point(s)” shall mean the point(s) for deliveries from the Adelphia Pipeline Project on a primary firm basis, as specified in Exhibit A.

“Primary Receipt Point(s)” shall mean the point(s) for deliveries to the Adelphia Pipeline Project on a primary firm basis, as specified in Exhibit A.

“Progress Report” has the meaning given in Section 3(a).

“PSA Letter of Credit” has the meaning given in Section 11(k).

“Purchase and Sale Agreement” shall mean that certain Purchase and Sale Agreement entered into contemporaneously with this Agreement by and between Talen Generation, LLC and Adelphia.

“Qualified Institution” means a commercial bank or trust company organized under the laws of the United States or a political subdivision thereof having (i) a capital surplus of at least One Billion Dollars ($1,000,000,000) and (ii) a Credit Rating of at least A- by S&P or A3 by Moody’s, or any equivalent Credit Rating by any other rating agency to which the Parties may agree.

“Rate Schedule FTS” means a rate schedule incorporated into Adelphia’s Tariff that provides for Firm Transportation Service through the Adelphia Pipeline Project.

“Recourse Rate” has the meaning given such term in FERC’s Policy Statement, Alternatives to Traditional Cost-of-Service Ratemaking for Natural Gas Pipelines, 74 FERC ¶ 61,076 at 61,241 (1996).

“Reimbursable Costs” has the meaning given in Section 9(b).

“S&P” means the Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor.

“Security” has the meaning given in Section 11(b).

“Security Amount” has the meaning given in Section 11(e).

“Security Period” means the period commencing with the Effective Date and ending upon the occurrence of the earliest of the following: (i) thirty (30) days after payment by Customer of all amounts owing as a result of Customer’s Default under Section 10; (ii) if no such amounts are owed by Customer under Sections 9 or 10, then upon the early termination or expiration of the Precedent Agreement and, if executed, the FTS Agreement; or (iii) the date on which the Security Amount is no greater than the amount of credit support that would be required of Customer under Adelphia’s approved Tariff, provided that no amounts are then owed by Customer thereunder.

5

“Substitute Security” has the meaning given in Section 11(c).

“Target In-Service Date” has the meaning set forth in the recitals.

“Tariff” means Adelphia’s FERC Gas Tariff, as the same may be on file with FERC, including all incorporated Rate Schedules, General Terms and Conditions, and Service Agreements.

“Zone North A” means the approximately 34.5-mile, 18-inch diameter segment of the Adelphia Pipeline Project extending north from the interconnection with Texas Eastern in Bucks County, Pennsylvania to the Martins Creek Terminal, Martins Creek Pennsylvania.

“Zone North B” means the approximately 4.5-mile, 20-inch diameter segment of the Adelphia Pipeline Project extending north from the interconnection with Transco in Northampton County, Pennsylvania to the Martins Creek Terminal, Martins Creek Pennsylvania.

“Zone South” means the approximately 50-mile, 18-inch diameter segment of the Adelphia Pipeline Project extending south from the interconnection with Texas Eastern in Bucks County, Pennsylvania to Marcus Hook, Pennsylvania.

2. Effective Date, Term and Survival.

(a) This Precedent Agreement shall become effective as of the Effective Date and shall remain in effect until the earlier to occur of: (i) early termination of this Precedent Agreement pursuant to Section 8 or Section 10; or (ii) the In-Service Date.

(b) Notwithstanding Section 2(a), Sections 9, 10, 14, 16 and 26 shall survive the expiration or earlier termination of this Precedent Agreement until the fulfillment or satisfaction of their terms. For the avoidance of doubt, the Parties hereby agree that the creditworthiness and credit support requirements set forth in Section 11, and all provisions of this Precedent Agreement necessary to give meaning and effect to those creditworthiness and credit support requirements, shall remain in full force and effect after the In-Service Date and throughout the term of Customer’s FTS Agreement except as such provisions may expire pursuant to Section 11(j) or Section 11(k).

3. Pursuit of Authorizations and Cooperation.

(a) The acquisition and construction activities associated with, and the operation of, the Adelphia Pipeline Project are subject to the jurisdiction and authorization of FERC, and will also require receipt of Other Governmental Authorizations. Upon the Effective Date of this Precedent Agreement, Adelphia agrees to use commercially reasonable efforts and proceed with due diligence to seek such contractual and property rights, financing arrangements and governmental authorizations as may be necessary to engage in such acquisition and construction activities and to own and operate the Adelphia Pipeline Project so as to provide Firm Transportation Service to Customer consistent with the terms and conditions of this Precedent Agreement, including (i) filing the Certificate Application with FERC and pursuing the Certificate in order to meet the Target In-Service Date, and (ii) filing timely for and pursuing all Other Governmental Authorizations.

6

Adelphia shall use commercially reasonable efforts to keep Customer informed of the progress of the Project. By January 2, 2018, Adelphia shall provide to Customer a written “Progress Report” summarizing Adelphia’s progress toward satisfying the FERC and Other Governmental Authorizations, easements, and engineering and construction schedule requirements in order to meet the Target In-Service Date. Thereafter, Adelphia shall provide an updated Progress Report on or about the first day of each calendar quarter until the In-Service Date.

(b) Customer expressly agrees that it will exercise commercially reasonable efforts to support, and that it will cooperate with and not oppose, obstruct, or otherwise interfere with, the efforts of Adelphia to obtain all governmental authorizations described in Section 3(a), provided that Adelphia’s efforts are consistent with the terms and conditions of this Precedent Agreement. Customer will provide Adelphia, on an ongoing basis, such information as Adelphia may reasonably request in order to file for and pursue such authorizations. All such Customer information shall be provided at Customer’s sole cost and expense if (i) such information is documented or maintained by Customer in Customer’s normal course of business or (ii) such information is reasonably necessary to respond to an inquiry, pleading, or request for information in the course of pursuing such authorizations. In addition, upon Adelphia’s reasonable request, Customer will file a brief letter or comments in support of the Certificate Application at its own cost and expense. Customer agrees that it will take no actions that could reasonably be expected to unduly delay consideration and approval of the Certificate Application or any Other Governmental Authorization, or the construction, modification, or operation of the Adelphia Pipeline Project; provided, however, that nothing herein shall be construed to limit or waive Customer’s rights to intervene in any docket or protest any filing made by Adelphia, or seek rehearing or petition for judicial review of any FERC order or Other Governmental Authorization if such intervention, protest, rehearing request, or petition is opposing a portion of a filing, order or Other Governmental Authorization that is inconsistent with the terms of this Precedent Agreement, as determined by Customer in its reasonable discretion.

(c) Except as expressly provided herein, Adelphia shall not be in breach of or liable to Customer under this Precedent Agreement, and, subject to Customer’s termination rights under Section 8, Customer shall not be relieved of any of its obligations hereunder, as a result of the delay or failure of Adelphia, despite its exercise of commercially reasonable efforts, to: (i) secure any necessary FERC or Other Governmental Authorizations for the construction, modification, ownership and operation of the Adelphia Pipeline Project; (ii) construct and modify, as applicable, the Adelphia Pipeline Project facilities; (iii) place the Adelphia Pipeline Project into commercial service by the Target In-Service Date (or at all); or (iv) execute precedent agreements or FTS Agreements with other customers.

7

4. Open Season, Customer’s FTS Agreement and Notice of In-Service Date.

(a) Adelphia intends to conduct an Open Season for the Adelphia Pipeline Project, generally in accordance with the following procedures:

(i) The Open Season is projected to last at least twenty (20) days, and will offer other parties an opportunity to acquire capacity on the Adelphia Pipeline Project incremental to the capacity required to serve the Legacy Shipper, and prorations of the MDQs of Foundation Shippers and Anchor Shippers that have executed precedent agreements prior to the commencement of the Open Season shall be limited as set forth below.

(ii) The Open Season Notice will state that bidders will be deemed Foundation Shippers by submitting a conforming bid during the Open Season agreeing to a minimum initial MDQ of 100,000 Dth/d for a minimum initial term of fifteen (15) years for service on Zone North A and/or Zone South. Foundation Shippers’ MDQs on the Adelphia Pipeline Project will not be subject to proration to accommodate other bids received during the Open Season, unless proration is necessary to accommodate the capacity contracted for by the Legacy Shipper or bids of other Foundation Shippers or otherwise required by an order issued by the FERC.

(iii) The Open Season Notice will state that bidders will be deemed Anchor Shippers by submitting a conforming bid during the Open Season agreeing to a minimum initial MDQ of 75,000 Dth/d for a minimum initial term of ten (10) years for service on Zone North A and/or Zone South. Anchor Shippers’ MDQs on the Adelphia Pipeline Project will not be subject to proration to accommodate other bids received during the Open Season unless proration is necessary to accommodate the capacity contracted for by the Legacy Shipper or the bids of Foundation Shippers or other Anchor Shippers or otherwise required by an order issued by the FERC.

(iv) Adelphia shall not be otherwise restricted by the terms of this Precedent Agreement from constructing a larger or smaller project than contemplated herein, provided that, with the exception of potential prorating consistent with the foregoing limitations, Customer’s rights under this Precedent Agreement shall not be adversely affected by any such project modifications nor shall any such project modifications have an adverse effect on the In-Service Date.

(b) The Parties agree that execution and delivery of this Precedent Agreement by both Parties shall constitute Customer’s binding request for service under the Open Season consistent with the terms and conditions of this Precedent Agreement.

(c) The MDQ, the primary term, the Primary Receipt Points and Primary Delivery Points, and rates to apply under Customer’s FTS Agreement, as requested by Customer and agreed to by Adelphia, are set forth on Exhibit A and Exhibit C to this Precedent Agreement. Adelphia shall incorporate the service parameters specified in Exhibit A and Exhibit C into Customer’s FTS Agreement.

(d) After receipt and acceptance by Adelphia of the Certificate, Adelphia shall provide Customer with an unexecuted copy of Customer’s FTS Agreement, which Adelphia shall prepare substantially in the form set forth in Exhibit B and incorporating any changes required by FERC. Within ten (10) Business Days after Customer’s receipt of same, Customer shall execute and deliver Customer’s FTS Agreement to Adelphia, immediately following which Adelphia shall execute such FTS Agreement and provide Customer with a fully executed FTS Agreement, which agreement shall be binding and effective but whose terms shall be subject to the satisfaction or waiver of any remaining conditions precedent set forth herein and the completion of and commencement of service on the Adelphia Pipeline Project.

8

(e) Customer hereby acknowledges and agrees that Adelphia may file Customer’s FTS Agreement and/or information pertaining to such FTS Agreement with FERC for purposes of obtaining FERC acceptance of that agreement as a Negotiated Rate agreement and/or nonconforming agreement if Adelphia determines that such filing is necessary or advisable under FERC’s regulations. Adelphia shall provide a draft copy of such filing to Customer prior to submitting such filing to FERC. Customer shall have the right, consistent with the provisions of Section 3(b), to intervene and protest or otherwise participate in the FERC proceeding established to review such filing and take positions intended to preserve the benefits of Customer’s FTS Agreement, including the agreed upon rate, term, MDQ, receipt and delivery point rights, surcharges and other terms and conditions set forth in this Precedent Agreement. In the event FERC issues an order declining to accept Customer’s FTS Agreement or accepting Customer’s FTS Agreement subject to conditions or modifications that have a material adverse impact on Customer, as determined by Customer acting in good faith in a commercially reasonable manner, the Parties agree to negotiate in good faith to modify Customer’s FTS Agreement in order to preserve the material terms of this Precedent Agreement, and to conform with the FERC order addressing Customer’s FTS Agreement; provided, however, Customer shall be permitted to terminate this Precedent Agreement and the related FTS Agreement without liability to Adelphia (including without liability for Reimbursable Costs incurred by Adelphia) if the Parties cannot agree to terms and conditions necessary to (i) preserve the material terms of this Precedent Agreement and (ii) conform with FERC’s order.

(f) The Firm Transportation Service obligation and Customer’s obligation to pay for such Firm Transportation Service under Customer’s FTS Agreement shall not become effective until Adelphia has achieved the In-Service Date and has furnished a Final Notice to Customer in accordance with Section 4(g).

(g) Not less than fifteen (15) calendar days prior to the anticipated In-Service Date, Adelphia shall notify Customer of the anticipated In-Service Date. If, after Adelphia has provided the notice described in the immediately preceding sentence, Adelphia concludes that it will not be able to commence service by the anticipated In-Service Date, then Adelphia shall provide to Customer written notice specifying the new anticipated In-Service Date. Adelphia shall provide Customer with at least seven (7) calendar days’ advance written notice (“Final Notice”) of the actual scheduled In-Service Date.

5. Rates.

(a) Customer, having been apprised of the availability of the maximum Recourse Rate for the services described herein, elects and agrees, for the term of the Customer’s FTS Agreement, to pay the Negotiated Rate for the Firm Transportation Service to be provided by Adelphia under Customer’s FTS Agreement as indicated on Exhibit C, which rate shall be incorporated into Customer’s FTS Agreement.

9

(b) It is expressly understood that the Negotiated Rate for Firm Transportation Service indicated on Exhibit C is derived from the Recourse Rate for Firm Transportation Service under the Tariff as proposed by Adelphia, which Recourse Rate is derived, in large part, based upon an estimated cost of the Adelphia Pipeline Project. To the extent that there is an increase in such revised Recourse Rate from the initial Recourse Rate that had been derived from the original cost estimate for the Adelphia Pipeline Project, the Negotiated Rate shall not be adjusted.

6. Obligation to Provide Customer Opportunity to Review Certificate Application.

Adelphia will furnish Customer with a draft copy of the Certificate Application text and the public exhibits, including the pro forma Tariff, but not including the environmental resource reports or any non-public or critical energy infrastructure information exhibits no less than ten (10) Business Days prior to the date Adelphia intends to file such Certificate Application. Customer will provide Adelphia in writing no more than five (5) days after the date of receipt of such draft Certificate Application with any requested material revisions or comments that it may have with respect thereto. Adelphia shall use reasonable efforts to consider Customer’s requests and, in its sole judgment, may revise such draft Certificate Application to address the Customer’s requests. Within two (2) Business Days after the date of filing, Adelphia shall provide Customer with a copy of the Certificate Application marked to show all changes from the draft previously provided to Customer.

7. Conditions Precedent.

(a) Notwithstanding anything contained in this Precedent Agreement to the contrary, Adelphia’s obligations under this Precedent Agreement to undertake the acquisition and construction activities associated with the Adelphia Pipeline Project, to execute the FTS Agreement, and to provide Firm Transportation Service to Customer are expressly conditioned on the satisfaction or waiver of the following:

(i) Customer meets the Creditworthiness Requirements contained in Section 11 as of the Effective Date and continuing throughout the term of this Precedent Agreement and the FTS Agreement;

(ii) Adelphia shall have received and accepted the Certificate; and

(iii) The Closing shall have occurred.

(b) Notwithstanding anything contained in this Precedent Agreement to the contrary, the performance by Customer of its obligations under this Precedent Agreement to execute the FTS Agreement, and to take Firm Transportation Service on the Adelphia Pipeline Project, are expressly conditioned on the satisfaction or waiver of the following:

(i) Adelphia shall have received and accepted the Certificate; and

(ii) The Closing shall have occurred.

10

8. Termination Rights.

(a) If the condition precedent specified in Section 7(a)(i) is not satisfied, and Adelphia does not waive the condition or extend the time for satisfaction, then Adelphia will have the right to terminate this Precedent Agreement, and the FTS Agreement if executed, effective upon written notice to Customer.

(b) If the Purchase and Sale Agreement is terminated, this Precedent Agreement shall automatically terminate. Termination pursuant to this Section 8(b) shall be without any liability to Adelphia or Customer under this Agreement, including any obligation by Customer to pay Reimbursable Costs pursuant to Section 9.

(c) If this Precedent Agreement automatically terminates pursuant to Section 8(b) or either Party terminates this Precedent Agreement for any reason permitted hereunder (including a termination by Customer under Section 4(e)) except if Adelphia terminates this Agreement pursuant to Section 10, Adelphia shall return to Customer within five (5) Business Days of the date of such termination any Security provided by Customer pursuant to Section 11.

(d) Any termination right described in this Section 8 that is not exercised by the date specified for such exercise or, if no date is specified, then within a reasonable time after the non-satisfaction of the applicable condition precedent (not to exceed sixty (60) days) shall be deemed waived. Any termination right that arises after Customer’s FTS Agreement has been executed, but prior to the In-Service Date, shall be deemed to include the right to terminate Customer’s FTS Agreement as well.

(e) Remedies in the Event of Early Termination.

(i) In the event of any termination of this Precedent Agreement in accordance with the termination provisions of this Section 8, each Party shall be discharged from any obligations or liabilities that have not accrued as of the date of such termination for damages, costs, or expenses of the other Party or of such other Party’s shareholders, directors, officers, employees, agents, successors, assignees, members, or consultants related to this Precedent Agreement and/or the Customer’s FTS Agreement, and, except for those obligations that expressly survive pursuant to Section 2(b), the Parties thereafter shall have no further rights or obligations whatsoever under this Precedent Agreement and/or Customer’s FTS Agreement.

(ii) In the event of any termination of this Precedent Agreement pursuant to Section 10, the non-defaulting Party shall be entitled to all rights and remedies, at law or in equity, as set forth in Section 10. In addition, if Adelphia is the non-defaulting Party, Customer shall be responsible for Reimbursable Costs in accordance with Section 9.

9. Customer Reimbursement Obligation for Certain Early Terminations.

(a) The Parties acknowledge that in order for Adelphia to develop the Adelphia Pipeline Project by the Target In-Service Date, Adelphia must make expenditures and incur internal and external (“third-party”) costs relating to long lead-time materials, engineering consultants, environmental consultants, and other costs and expenses related to the development of the Adelphia Pipeline Project, the filing and pursuit of the Certificate Application and Other Governmental Authorizations, and the construction and modification of the Adelphia Pipeline Project facilities.

11

(b) “Reimbursable Costs” shall include those documented costs and expenses reasonably incurred or accrued by Adelphia from and after the Effective Date and reasonably allocable to Zone North A and Zone North B, including costs incurred with respect to acquisition of the existing portions of the Adelphia Pipeline Project, engineering and design services, mobilization and demobilization of contractors, surveying, preparation of regulatory, environmental and other applications or permits, legal, environmental, and consulting services, company and contract labor, right of way, easement and real property right acquisition, and material and equipment costs (including costs incurred for long lead-time items) net of salvage value as determined by Adelphia in a commercially reasonable manner, carrying costs (including any allowance for funds used during construction accrued as of the date of termination), costs associated with remediation of construction and modification activities, and costs associated with decommissioning, removal and abandonment of facilities. Adelphia shall use commercially reasonable efforts to mitigate the Reimbursable Costs to be reimbursed by Customer under this Precedent Agreement.

(c) In consideration of Adelphia’s agreement to incur Reimbursable Costs, if this Precedent Agreement is terminated by Adelphia pursuant to Section 10, then Customer agrees to pay in full its proportionate share (as determined by comparing Customer’s MDQ to the Initial Zone North Capacity) of all Reimbursable Costs that are duly itemized and presented. Adelphia shall invoice Customer for the same within sixty (60) days of such termination, and, subject to Section 9(d) below, such invoice shall be payable by Customer to Adelphia not later than sixty (60) days from the date of Customer’s receipt of Adelphia’s invoice.

(d) Within the sixty (60) day period after Customer’s receipt of Adelphia’s invoice for Reimbursable Costs and prior to its due date, Customer shall have the right, at its own expense, upon notice to Adelphia and at reasonable times, to examine and audit and to obtain copies of the relevant portion of the books and records of Adelphia only to the extent reasonably necessary to verify the accuracy of the invoiced Reimbursement Costs.

(e) If the Customer, in good faith, disputes the invoiced amount or any part thereof, Customer will pay such amount as it concedes to be correct; provided, however, if the Customer disputes the amount due, it must provide supporting documentation to support the amount disputed without undue delay and any amount later determined to be owed to Adelphia shall be paid in full plus interest equal to the rate calculated by FERC in accordance with Section 154.501(d) of the FERC’s regulations. In the event the Parties are unable to resolve such dispute, either Party may pursue any remedy available at law or in equity to enforce its rights.

12

(f) Notwithstanding the foregoing paragraphs, if after a termination by Adelphia by reason of a Default by Customer under Section 10(a) triggering the obligation of Customer to pay Reimbursable Costs, as described above, Adelphia continues its acquisition and development and construction/modifications of the Adelphia Pipeline Project or the Adelphia Pipeline Project is placed in service (either before or after such termination), Adelphia shall, subject to the terms of Adelphia’s Tariff and applicable FERC orders, rules and regulations, make a commercially reasonable efforts to subscribe the firm transportation capacity under the Adelphia Pipeline Project that was intended for Customer hereunder on the same terms as set forth in this Precedent Agreement; provided, any previously unsubscribed capacity shall be fully subscribed before Adelphia is required pursuant to this Section 9(f) to re-subscribe Customer’s capacity made available by the termination of this agreement due to Default by Customer.. If Adelphia is able to subscribe with other shipper(s) all or a portion of such capacity on the same terms as set forth in this Precedent Agreement (or on terms more favorable to Adelphia) within twelve (12) months of the In-Service Date, then the determination of Customer’s proportionate share of Reimbursable Costs under Section 9(c) above shall be modified by subtracting from Customer’s MDQ the transportation contract quantity subscribed by Adelphia in accordance with the foregoing. If Adelphia is able to subscribe with other shipper(s) all or a portion of the capacity intended for Customer under the Adelphia Pipeline Project but on terms less favorable to Adelphia as set forth in this Precedent Agreement within twelve (12) months of the In-Service Date, then the determination of Customer’s proportionate share of Reimbursable Costs under Section 9(c) above shall be reduced by such amount as reasonably determined by Adelphia in a commercially reasonable manner, taking into consideration the reasonable value to Adelphia of such capacity subscription(s), and Adelphia shall provide reasonable, written support to Customer for such determination. If Adelphia is unable to subscribe with other shipper(s) any of such capacity within twelve (12) months of the In-Service Date, then Customer shall remain responsible for its proportionate share of the Reimbursable Costs in accordance with Section 9(c). Notwithstanding, Customer shall not be liable and have no obligation of Reimbursable Costs for any other Legacy Shipper, Foundation Shipper, Anchor Shipper or other shipper’s (collectively, “Third-Party Shippers”) reimbursable costs as a result of a Third-Party Shipper’s termination of its precedent agreement with Adelphia or otherwise withdrawal from the Adelphia Pipeline Project. Further, if this Precedent Agreement is in effect and Customer is not in breach of any provision under this Precedent Agreement, then Customer shall not be liable and have no obligation of Reimbursable Costs if a Third-Party Shipper’s termination or otherwise withdrawal from the Adelphia Pipeline Project results in the dissolution of the Adelphia Pipeline Project or otherwise causes failure of completion of the Adelphia Pipeline Project.

(g) The terms of this Section 9, and all associated sections necessary to interpret and apply Customer’s reimbursement obligation as specified herein, shall survive termination of this Precedent Agreement.

10. Default.

(a) The occurrence of any of the following events shall constitute a “Default” hereunder (with any Default by any Guarantor to be deemed to be a Default by Customer hereunder):

(i) Customer fails to make any payment or provide any Security at the time required under this Precedent Agreement or Guarantor fails to make any payment at the time required under the Guaranty, and such failure is not remedied within five (5) Business Days after written notice thereof from Adelphia; or

(ii) Either Party willfully fails to timely satisfy a condition precedent under Section 7 that is reasonably within its control and then in bad faith terminates this Precedent Agreement so as to achieve an economic advantage.

13

(iii) Adelphia or Customer fails to perform any other material obligation under this Precedent Agreement or breaches any other material term or condition of this Precedent Agreement (other than as provided in Section 10(a)(iv)) and such failure or breach is not remedied within ten (10) Business Days after written notice thereof from the other Party; or

(iv) Adelphia, Customer or, if applicable, any Guarantor becomes Bankrupt and, in the case of a Guarantor, the Customer does not provide Substitute Security in accordance with Section 11 within five (5) Business Days of Guarantor becoming Bankrupt; or

(v) Any representation or warranty made by Adelphia or Customer under this Precedent Agreement, or by any Guarantor under any guaranty delivered pursuant to Section 11(b)(i), is inaccurate or untrue in any material respect when made or when deemed repeated and the same is not cured within ten (10) Business Days of written notice thereof from the other Party.

(b) In the event of a Default hereunder, the non-defaulting Party shall have, in addition to all other rights and remedies under this Precedent Agreement and Customer’s FTS Agreement, if executed, or otherwise available at law or in equity, (i) the right to immediately suspend performance under this Precedent Agreement, and (ii) the right to terminate this Precedent Agreement and, if executed, Customer’s FTS Agreement, upon five (5) days’ written notice thereof to the defaulting Party.

(c) In the event of a Default hereunder, the non-defaulting Party may, in its sole discretion, exercise any one or more of the rights and remedies provided in this Precedent Agreement or otherwise available at law or in equity, including:

(i) the right to terminate this Precedent Agreement and, if executed, Customer’s FTS Agreement, in accordance with Section 10 and to seek monetary damages or equitable relief for the non-performance of this Precedent Agreement; provided that, with respect to Adelphia, such monetary damages shall be limited to the Reimbursable Costs it is entitled to pursuant to Section 9 hereof;

(ii) with respect to Adelphia, all rights and remedies available to a secured party pursuant to Section 9-314 of the New York Uniform Commercial Code, and other applicable laws with respect to Security held by or for the benefit of Adelphia;

(iii) with respect to Adelphia, the right to set off any Security held by or for the benefit of Adelphia against and in satisfaction of any amount payable by Customer in respect of any of its obligations under this Precedent Agreement; and/or;

(iv) with respect to Adelphia, the right to demand payment under any Security provided by Customer to Adelphia pursuant to Section 11.

The non-defaulting Party shall be under no obligation to prioritize the order with respect to which it exercises any one or more rights and remedies available hereunder. No failure on the part of non-defaulting Party to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof. A waiver by the non-defaulting Party of any right or remedy on any occasion shall not be construed as a bar to any right or remedy which the non-defaulting Party would otherwise have on any other occasion. Except as expressly provided herein, each and every right and remedy granted to the non-defaulting Party hereunder or allowed it by law or other agreement shall be cumulative and not exclusive of any other remedy. Adelphia’s recourse with respect to a Default by Customer is not limited to Security provided hereunder or to any other collateral or proceeds thereof, and the defaulting Party shall in all events remain liable to the non-defaulting Party for any amount payable in respect of any of its obligations that remain unpaid after the application of any such Security. The satisfaction by Customer of the Creditworthiness Requirements described herein shall in no way affect Adelphia’s right to seek damages or other remedies under this Agreement.

14

11. Creditworthiness Requirements. Customer must satisfy the requirements specified in this Section 11 (the “Creditworthiness Requirements”) at all times during the Security Period.

(a) Customer shall, at any time during the Security Period, be deemed to satisfy the Creditworthiness Requirements if, at such time, Customer:

(i) maintains an Investment Grade Credit Rating; or

(ii) does not have an Investment Grade Credit Rating but (A) the then-applicable Security Amount is less than twenty-five percent (25%) of Customer’s tangible total net worth and (B) Adelphia otherwise determines Customer to be creditworthy on the basis of Adelphia’s review of Customer’s financial information and its non-discriminatory application of objective credit evaluation criteria.

(b) If at any time during the Security Period for any reason Customer ceases to satisfy the Creditworthiness Requirements of Section 11(a) because it no longer meets the criteria in 11(a)(i) or 11(a)(ii)(A) and/or otherwise has had a material adverse change in its financial status (each a “Downgrade Event”), then Adelphia shall notify Customer of its failure to satisfy such requirements and the reason for such failure and within five (5) Business Days Customer may notify Adelphia of any changes to Customer’s status that should have the effect of correcting such failure. If Adelphia determines that Customer nonetheless continues to fail to satisfy the requirements in Section 11(a), then Adelphia shall provide written notification to Customer of the Downgrade Event and Customer shall satisfy these Creditworthiness Requirements by delivering to Adelphia, within five (5) Business Days after receiving written notice from Adelphia of the occurrence of the Downgrade Event, any of the following (“Security”), as selected by Customer in its sole discretion, as additional security for its obligations under this Precedent Agreement and Customer’s FTS Agreement:

(i) an irrevocable, transferable unconditional guaranty of payment of all obligations of Customer under this Precedent Agreement and Customer’s FTS Agreement for the full Security Period, provided, however, that such amount shall not exceed an amount equal to three (3) years of reservation charges, or if less than three (3) years remains under the term of the FTS Agreement, then such amount shall not exceed an amount equal to the reservation charges applicable to the remaining term, in form and substance reasonably acceptable to Adelphia, issued in favor of Adelphia by either (a) an unaffiliated Person that has and maintains during the Security Period an Investment Grade Credit Rating, or (b) a direct or indirect parent company of Customer (each, a “Guarantor”), provided that in the case of a Guarantor in clause (b), the Guarantor either (i) has and maintains during the Security Period an Investment Grade Credit Rating or (ii) does not have an Investment Grade Rating but (x) the then-applicable Security Amount is less than twenty-five percent (25%) of the Guarantor’s tangible total net worth and (y) Adelphia otherwise determines the Guarantor to be creditworthy on the basis of Adelphia’s review of the Guarantor’s financial information and its non-discriminatory application of objective credit evaluation criteria; or

15

(ii) one or more Letters of Credit in a total amount not less than the Security Amount issued for the benefit of Adelphia, in form and substance, including drawing conditions, reasonably acceptable to Adelphia; or

(iii) cash in an amount not less than the Security Amount to be held by a Qualified Institution in escrow on terms and conditions reasonably acceptable to Adelphia.

(c) Customer may, at any time, substitute one form of Security (“Substitute Security”) for the then-outstanding Security (“Original Security”), and Adelphia shall return to Customer the Original Security within two (2) Business Days of its receipt of the Substitute Security. Customer shall grant to Adelphia a present and continuing security interest in and to, and a general first lien upon and right of set off against, any and all Security or Substitute Security which has been or may in the future be transferred to, or received by, Adelphia and/or a Qualified Institution (in the case of cash deposited pursuant to Section 11(b)(iii)), and all dividends, interest, and other proceeds from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the foregoing, and Customer shall take such action as Adelphia reasonably requests in order to perfect Adelphia’s continuing security interest in, and lien on (and right of setoff against), such Security.

(d) At any time, should Adelphia have a commercially reasonable reason to question Customer’s ability to meet the Creditworthiness Requirements in this Section 11, Adelphia shall have the right to require that Customer demonstrate its continuing satisfaction of the Creditworthiness Requirements pursuant to this Section 11, including that any Security or Substitute Security provided to Adelphia pursuant hereto continues to satisfy the requirements for Security required by Section 11(b). Customer shall have a period of five (5) Business Days to make such demonstration or to furnish Security or Substitute Security, as applicable, to Adelphia in accordance with this Section 11.

(e) As used herein, the term “Security Amount” means the amount reasonably determined by Adelphia which represents the portion of Customer’s proportionate share (as determined by comparing Customer’s MDQ to the anticipated initial firm capacity of the Adelphia Pipeline Project as of the In-Service Date) of Adelphia’s costs incurred in obtaining a FERC Certificate and Other Governmental Authorizations, acquiring the existing portions of the Adelphia Pipeline Project, and constructing and modifying the Adelphia Pipeline Project as it relates to the portion of Adelphia’s costs expended to date in relation to the total costs estimated to be expended by Adelphia for the Adelphia Pipeline Project, as such costs increase over the period of acquisition and construction up to Customer’s proportionate share of the entire cost of the Adelphia Pipeline Project (for purposes of clarity, Customer’s Security Amount shall be ramped up incrementally as often as monthly, as described in Section 11(f) below, in the same increment that Adelphia’s incurred costs for the Project has increased during the applicable period as such increase relates to Adelphia’s overall cost estimate for the Project—e.g., if Adelphia has expended 1/8th of its total budget, then the Security Amount shall be based on 1/8th of Customer’s proportionate share of such costs); provided that at no time shall the Security Amount exceed Customer’s proportionate share (as determined by comparing Customer’s MDQ to the anticipated initial firm capacity of the Adelphia Pipeline Project as of the In-Service Date) of the then-estimated cost of the Adelphia Pipeline Project, for the period prior to the In-Service Date, and of the depreciated original cost of the Adelphia Pipeline Project, for the period commencing on and following the In-Service Date; provided further that in no event shall the Security Amount exceed an amount equal to three (3) years of reservation charges, or if less than three (3) years remains under the term of the FTS Agreement, then such amount shall not exceed an amount equal to the reservation charges applicable to the remaining term.

16

(f) Adelphia may adjust the Security Amount required from Assignee Shipper based on changes in the Security Amount, as determined in Section 11(e), provided that such changes shall not be made more frequently than once every one (1) months. If Adelphia requires Assignee Shipper to post additional Security at any time based on such changes in the Security Amount, it will provide written Notice to Assignee Shipper at least five (5) Business Days prior to when such additional Security is required, including in such notice reasonable details on the calculation of such additional Security, and Assignee Shipper shall post such additional Security within ten (10) days of receiving such written Notice.

(g) All costs incurred by Customer in providing any required Security or Substitute Security shall be borne by Customer. If Customer elects to provide Security or Substitute Security in the form of a Letter of Credit, Customer shall renew or cause the renewal of each outstanding Letter of Credit on a timely basis as provided in the relevant Letter of Credit. If the Qualified Institution that issued an outstanding Letter of Credit has indicated its intent not to renew such Letter of Credit, Customer shall provide Substitute Security for the benefit of Adelphia in accordance with Section 11(c) at least twenty (20) Business Days prior to the expiration of the outstanding Letter of Credit. If a Qualified Institution issuing a Letter of Credit shall fail to honor Adelphia’s properly documented request to draw on such Letter of Credit, Customer shall, as soon as practical and in no event later than five (5) Business Days after such refusal, provide Substitute Security for the benefit of Adelphia in accordance with Section 11(c).

(h) Upon or at any time after the occurrence and continuation of a Default by Customer or Guarantor (which shall include Customer’s failure to timely provide or replace Security or Substitute Security hereunder), and without limiting Customer’s obligations to Adelphia or Adelphia’s rights and remedies hereunder, Adelphia may draw on the entire, undrawn portion of any outstanding guaranty, Letter of Credit, or cash collateral by submitting to the entity issuing such guaranty, the Qualified Institution issuing such Letter of Credit or the Qualified Institution at which such cash collateral is maintained, as applicable, one or more certificates specifying that such Default has occurred and is continuing. Cash proceeds received from drawing upon a guaranty, Letter of Credit or cash collateral shall be deemed security for Customer’s obligations to Adelphia and Adelphia shall have rights and remedies set forth in Section 11(c) with respect to such cash proceeds.

17

(i) Within five (5) Business Days after termination of the Security Period, Adelphia shall return to Customer the amount of any Security then remaining in Adelphia’s possession.

(j) Notwithstanding any contrary provision of this Precedent Agreement or of Customer’s FTS Agreement, Section 11 of this Precedent Agreement is hereby incorporated into and made a part of Customer’s FTS Agreement, shall survive the termination of this Precedent Agreement and Customer’s FTS Agreement as provided above, and shall continue in effect until the Security Amount is no greater than the amount of credit support that would be required of Customer under Adelphia’s approved Tariff. Thereafter, Customer will be required to comply with the creditworthiness provisions of Adelphia’s approved Tariff. The creditworthiness tariff provisions that Adelphia will propose as part of its Certificate Application will be substantially similar to those proposed in this Section 11.

(k) Notwithstanding anything to the contrary in this Precedent Agreement, Adelphia acknowledges and agrees that it has assessed Customer’s creditworthiness and recognizing the interrelated nature of the commitments provided between the Parties under this Precedent Agreement, between Adelphia and Customer’s Affiliate Lower Mount Bethel under the Lower Mount Bethel Precedent Agreement and between Adelphia and Customer’s Affiliate Talen Generation, LLC under the Purchase and Sale Agreement, during the Security Period, Customer will be deemed to have satisfied the Creditworthiness Requirements in Section 11(a)(ii)(B), so long as (i) Customer’s Affiliate Talen Generation, LLC (or any successor-in-interest or permitted assignee of Talen Generation, LLC to the Purchase and Sale Agreement) continues to fully meet its obligations to Adelphia pursuant to Section 6V (Seller’s Letter of Credit Obligations) in the Purchase and Sale Agreement to deliver and maintain a “Letter of Credit” (as defined in the Purchase and Sale Agreement, and further, hereinafter such “Letter of Credit” shall be referred to in this Precedent Agreement as the “PSA Letter of Credit”) and/or cash collateral in the amount required thereunder, and (ii) such PSA Letter of Credit entitles Adelphia to draw on the PSA Letter of Credit, and any such cash collateral is available to be withdrawn and applied, upon or at any time after the occurrence and continuation of a Default by Customer under this Precedent Agreement or Customer’s FTS Agreement. For avoidance of doubt, Adelphia and Customer agree that such PSA Letter of Credit shall satisfy the definition of an acceptable Letter of Credit under this Precedent Agreement and shall, together with any cash collateral delivered pursuant to Section 6V of the Purchase and Sale Agreement, constitute Security under this Precedent Agreement. So long as such PSA Letter of Credit and/or cash collateral is maintained and Customer remains an Affiliate of Talen Generation, LLC (or any successor-in-interest or permitted assignee of Talen Generation, LLC to the Purchase and Sale Agreement), neither Adelphia nor Customer shall have the right to request an adjustment in the Security Amount hereunder and Adelphia shall not have the right to request additional Security from Customer in any other form. In the event that (A) Customer assigns this Precedent Agreement and/or the FTS Agreement to a permitted assignee pursuant to Section 12(b) that is not an Affiliate of Talen Generation, LLC (or any successor-in-interest or permitted assignee of Talen Generation, LLC to the Purchase and Sale Agreement) or (B) Customer is no longer an Affiliate Customer (hereinafter referred to as a “Non-Affiliate Customer”), and the creditworthiness of such Non-Affiliate Customer at the time of the transfer/assignment to such Non-Affiliate Customer or such time an Affiliate Customer became a Non-Affiliate Customer or any time thereafter is materially weaker than that of the Affiliate Customer immediately preceding such transfer/assignment or change in affiliation (as determined by Adelphia), then such Non-Affiliate Customer shall deliver to Adelphia and maintain additional Security in the amount equal to two-thirds (2/3) of the difference between (x) the “Letter of Credit Amount” (as defined in the Purchase and Sale Agreement), as of the time of such transfer/assignment or change in affiliation, without any adjustment for previously drawn Letter of Credit amounts, and (y) the amount of the PSA Letter of Credit and/or cash collateral required under Section 6V of the Purchase and Sale Agreement as of the time of such transfer/assignment or change in affiliation. Any conflict in the terms of this Section 11(k) and the terms of the remainder of this Section 11 shall be resolved in favor of this Section 11(k).

18

12. Assignment.

(a) Except as provided below, Adelphia may not assign its rights and obligations under this Precedent Agreement without the prior written consent of Customer, which shall not be unreasonably withheld, conditioned, or delayed, provided, however, that Adelphia may assign this Precedent Agreement to any affiliated entity which may succeed Adelphia by purchase, merger, joint venture, or consolidation, and any such successor in interest shall have all of the rights and obligations of Adelphia hereunder. Furthermore, Adelphia may, as security for its indebtedness, assign, mortgage or pledge any of its rights or obligations under this Precedent Agreement, including its rights to receive payments, to any other entity, without the prior written consent of Customer, and Customer will execute any consent agreement with such entity and provide such certificates and other documents as Adelphia may reasonably request in connection with any such assignment, mortgage or pledge; provided that such consent agreement is on commercially reasonable terms and shall not contain any provisions that are materially inconsistent with, or would require a waiver of, Customer’s rights under this Precedent Agreement.

(b) Customer may not assign its rights and obligations hereunder without the prior written consent of Adelphia, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that Customer may assign this Precedent Agreement without such consent to any affiliated entity, or any entity that succeeding to all or substantially all of Customer’s assets, in each case that satisfies the Creditworthiness Requirements hereunder. Furthermore, Customer may, as security for its indebtedness, assign, mortgage or pledge any of its rights or obligations under this Precedent Agreement to any other entity, without the prior consent of Adelphia, and Adelphia shall execute any consent agreement with such entity and provide such certificates and other documents as Customer may reasonably request in connection with any such assignment, mortgage or pledge; provided that such consent agreement is on commercially reasonable terms and shall not contain any provisions that are materially inconsistent with, or would require a waiver of, Adelphia’s rights under this Precedent Agreement.

13. Successors and Assigns. This Precedent Agreement shall inure to the benefit of and be binding upon each of the Parties and their permitted successors and assigns.

14. Governing Law; Limitations on Damages. THIS PRECEDENT AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS PRECEDENT AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES. WITH RESPECT TO ANY AND ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH THIS PRECEDENT AGREEMENT, INCLUDING DISPUTES CONCERNING ITS FORMATION, VALIDITY, INTERPRETATION, EXECUTION, TERMINATION OR BREACH. EACH PARTY IRREVOCABLY (A) SUBMITS TO THE JURISDICTION OF THE UNITED STATES FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK CITY, U.S.A., OR, IF SUCH COURT DECLINES TO EXERCISE OR DOES NOT HAVE JURISDICTION, IN ANY NEW YORK STATE COURT IN THE BOROUGH OF MANHATTAN; (B) AGREES AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED IN THIS PRECEDENT AGREEMENT; (C) WAIVES ANY OBJECTION, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY; (D) WAIVES ANY OBJECTION TO THE VENUE OF ANY PROCEEDINGS IN ANY SUCH COURT AND WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM; AND (E) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS PRECEDENT AGREEMENT.

19

15. Rules of Interpretation. References to designated “Articles,” “Sections,” “Exhibits,” and other subdivisions are to the designated Articles, Sections, Exhibits and other subdivisions of this Precedent Agreement. Words importing the singular include the plural and vice versa and the masculine, feminine and neuter genders include all genders. References to the term “includes” or “including” shall mean “includes, without limitation” or “including, without limitation.” References to agreements or contracts in this Precedent Agreement include all amendments, modifications and supplements to such agreements and contracts. The Exhibits attached hereto are a part of this Precedent Agreement and are incorporated herein as if set forth fully in this Precedent Agreement. This Precedent Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against any Party as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof.

16. Confidentiality. Neither Party shall disclose the terms or conditions of this Precedent Agreement or Customer’s FTS Agreement or associated Negotiated Rate to a third party (other than the Party’s or its members, affiliates’ employees, lenders, counsel, accountants or advisors who have a need to know such information and have agreed to keep such terms confidential in accordance with the terms of this Section 16) except as expressly provided herein or in order to comply with any applicable law, regulation, or in connection with any court or regulatory proceeding; provided, however, each Party shall use commercially reasonable efforts to prevent or limit the disclosure; and provided, further, that the Parties acknowledge and agree that Adelphia shall have the right to disclose such terms and conditions of this Precedent Agreement and Customer’s FTS Agreement or associated Negotiated Rate as it deems necessary, in its reasonable discretion to pursue the successful prosecution of the Certificate Application, Other Governmental Authorizations and all other required rights, permits and authorizations as may be required to construct or modify the Adelphia Pipeline Project and fulfill the terms of this Precedent Agreement. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation. This Section 16 shall be deemed to supersede and terminate any confidentiality agreement which the Parties may have executed prior to the execution of this Precedent Agreement and which pertains to the subject matter of the Adelphia Pipeline Project.

20

17. Notices. All notices required or permitted in this Precedent Agreement shall be given in writing and sent by (i) reputable overnight courier, (ii) facsimile or (iii) e-mail with original to follow by regular mail or by other means permitted above. Notices hereunder shall be addressed as follows:

If to Adelphia:

Adelphia Gateway, LLC
Attn: Dave Johnson
1415 Wyckoff Road
Wall, New Jersey
Phone: (732) 938-1158
Fax: (732) 919-8118
E-Mail: djohnson@njresources.com

With copy to:

Adelphia Gateway, LLC
Attn: William Scharfenberg, Esq.
1415 Wyckoff Road
Wall, New Jersey
Phone: (732) 938-1134
Fax: (732) 938-1226
E-Mail: wscharfenberg@njresources.com

If to Customer:

Martins Creek, LLC
Attn: Brittany Barnowski
1780 Hughes Landing
Suite 800
The Woodlands, TX 77380
Phone: N/A
Fax: N/A
E-Mail: brittany.barnowski@talenenergy.com

Notices or communications by facsimile or e-mail, if properly addressed, shall be deemed received on the Business Day of transmittal, provided that they are transmitted prior to 5:00 P.M. (prevailing time in the location of the intended recipient) on such day. Any properly addressed communication transmitted by facsimile or e-mail after 5:00 P.M. shall be deemed received on the next Business Day.

18. Entire Agreement; Amendment. This Precedent Agreement constitutes the entire agreement and understanding between the Parties with respect to the matters covered by this Precedent Agreement, and supersedes all prior agreements and understandings with respect thereto, and may be amended, restated or supplemented only by written agreement of the Parties.

21

19. Non-Waiver. Except as expressly provided otherwise herein, a failure or delay in exercising any right, power or privilege in respect of this Precedent Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

20. Severability. Any provision of this Precedent Agreement declared or rendered unlawful or unenforceable by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Precedent Agreement or Customer’s FTS Agreement; provided that in such event, the Parties shall use commercially reasonable efforts to reform this Precedent Agreement in order to give effect to the original intention of the Parties.

21. Headings. The headings contained in this Precedent Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

22. Representations and Warranties. On the Effective Date and on the effective date of Customer’s FTS Agreement, each Party represents and warrants to the other Party that:

(a) such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is in good standing in each other jurisdiction where the failure to so qualify would have a material adverse effect upon the business or financial condition of such Party or the ability to perform its obligations under this Precedent Agreement and Customer’s FTS Agreement;

(b) with the exception of the governmental authorizations described in Section 3(a), such Party has all governmental authorizations necessary for such Party to legally execute, deliver and perform its obligations under this Precedent Agreement and Customer’s FTS Agreement;

(c) the execution, delivery and performance of this Precedent Agreement and of Customer’s FTS Agreement are within such Party’s corporate powers, have been duly authorized by all necessary corporate action and do not violate any of the terms and conditions in such Party’s governing corporate documents, any contracts to which such Party is a party, or subject to receipt of the governmental authorizations described in Section 3(a), any law, rule, regulation, order or the like applicable to such Party;

(d) subject to receipt of the governmental authorizations described in Section 3(a), this Precedent Agreement, Customer’s FTS Agreement, and each other document executed and delivered in accordance with this Precedent Agreement and Customer’s FTS Agreement constitutes the legally valid and binding obligation of such Party enforceable against it in accordance with such agreement’s terms; except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles;

22

(e) such Party is not Bankrupt and there are no proceedings pending or being contemplated by such Party or, to its knowledge, threatened against it which would result in it being or becoming Bankrupt; and

(f) there are not pending or, to such Party’s knowledge, threatened against it or any of its Affiliates any legal proceedings that could materially adversely affect such Party’s ability to perform its obligations under this Precedent Agreement and Customer’s FTS Agreement or materially and adversely affect the financial condition or operations of such Party or that purports to affect the legality, validity or enforceability of this Precedent Agreement or Customer’s FTS Agreement or would otherwise hinder or prevent performance hereunder or thereunder.

23. Further Assurances. Customer agrees to execute such ancillary agreements, consents, or other documents as may be reasonably necessary to effectuate the purposes of this Precedent Agreement and which are consistent, in all material respects, with the terms of this Precedent Agreement and the Customer’s FTS Agreement.

24. Duly Constituted Authorities. This Precedent Agreement and the performance hereof are subject to all present and future applicable valid laws, orders, decisions, rules and regulations of duly constituted governmental authorities having jurisdiction over the provision of natural gas transportation service in the interstate commerce of the United States of America. Should either of the Parties, by force of any such law, order, decision, rule or regulation, at any time during the term of this Precedent Agreement be ordered or required to do any act inconsistent with the provisions hereof, then for the period during which the requirements of such law, order, decision, rule or regulation are applicable, this Precedent Agreement shall be deemed modified to conform with the requirement of such law, order, decision, rule or regulation; provided, however, nothing herein shall alter, modify or otherwise affect the respective rights of the Parties to terminate this Precedent Agreement under the terms and conditions hereof.

25. Multiple Counterparts. This Precedent Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement. This Precedent Agreement may be executed and delivered by facsimile, electronic communication in portable document format (.pdf), or similar transmission. Any such facsimile or electronic signature shall have the same legal effect as manual signatures.

26. Dispute Resolution.

(a) Any dispute or difference of any kind whatsoever that shall arise between the Parties in connection with, arising out of, or resulting from this Precedent Agreement, including the effectiveness, validity, interpretation, implementation, termination, cancellation, and other conditions hereof (each, a “Dispute”), shall be resolved in accordance with the provisions of this Section.

23

(b) The Parties shall initially attempt to resolve any Dispute by the following informal dispute resolution process. Each Party shall designate in writing to the other Party a representative who shall be authorized to resolve any Dispute. Each Dispute shall be initially referred by written notice to such designated representative for resolution. If the designated representatives are unable to resolve any such Dispute within thirty (30) days of such referral, each Party shall designate in writing to the other Party an officer who shall be authorized to resolve the Dispute, and such officers shall attempt to resolve such Dispute within a further period of fifteen (15) days. If the designated officers are unable to resolve any such Dispute within such fifteen-day (15-day) period, then the Parties may exercise their remedies at law or in equity.

(c) The Parties shall attempt to resolve all disputes promptly, equitably, and in good faith, and shall provide each other in a timely manner reasonable documentation relating to the dispute. Neither Party shall be under an obligation to provide any privileged or confidential documents that it is not otherwise obligated to provide under this Precedent Agreement and each Party may seek legal or equitable relief in accordance with the terms of this Precedent Agreement as it determines in its sole judgment is necessary.

[Signatures on following page]

24

IN WITNESS WHEREOF, and with the intent to be legally bound, the Parties hereto have caused this Precedent Agreement to be executed by their duly authorized officers or representatives to be effective as the date first written above.

ADELPHIA GATEWAY, LLC
By: NJR Pipeline Company
Its Sole Member

By:
Name:
Title:

MARTINS CREEK, LLC

By:
Name:
Title:

Signature Page to Adelphia Pro Forma Precedent Agreement

EXHIBIT A
to
PRECEDENT AGREEMENT
between
ADELPHIA GATEWAY, LLC
and
MARTINS CREEK, LLC

________________________________

Request for Firm Transportation Service

Status:

	Legacy Shipper	X
Foundation Shipper
Anchor Shipper
Other

Maximum Daily Firm Transportation Quantity (MDQ): 350,000 Dth/d

Primary Receipt Point(s) and associated Maximum Daily Receipt Obligation (MDRO) at each such point:

TETCO	65,000 Dth/d (MDRO)
TRANSCO	285,000 Dth/d (MDRO)

Primary Delivery Point(s) and associated Maximum Daily Delivery Obligation (MDDO) at each such point: Martins Creek Terminal, Martins Creek Pennsylvania: 350,000 Dth/d (MDDO)

Primary Term: Ten (10) years, commencing on the In-Service Date, with a secondary term that extends from year-to-year thereafter; provided that Customer will have a one-time right, exercisable no later than eighteen (18) months prior to the end of the Primary Term, to extend the term for an additional five (5) years (“Extended Term”) for a Reservation Rate equal to the lesser of $0.04 / Dth/Day or the Maximum Recourse Rate then in effect.

ROFR: Adelphia and Customer agree that upon expiration of the Primary Term and the Extended Term, if any, Customer’s FTS Agreement shall be entitled to the Right of First Refusal (“ROFR”) provisions set forth in Adelphia’s FERC Gas Tariff.

Rate:

Maximum Recourse Rate
	Negotiated Rate	X

Exhibit A

EXHIBIT B
to
PRECEDENT AGREEMENT
between
ADELPHIA GATEWAY, LLC
and
MARTINS CREEK, LLC

FORM OF SERVICE AGREEMENT
FOR RATE SCHEDULE FTS

Date: ____________________,	Contract No. ____________________

SERVICE AGREEMENT

THIS AGREEMENT entered into as of the ____ day of __________, 20___, by and between Adelphia Gateway, LLC, a Delaware limited liability company (“Adelphia”), hereinafter referred to as “Adelphia,” and Martins Creek, LLC, a Delaware limited liability company, hereinafter referred to as “Customer.”

WHEREAS, [this and an additional clause(s) may be included to describe the historical or factual context of the Agreement, to describe or identify a precedent agreement, and any other agreements if applicable, between Adelphia and Customer related to the Agreement, and/or to describe or define the facilities necessary to provide service under the Agreement, and will not include binding consideration.]

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained Adelphia and Customer agree as follows:

ARTICLE I
TRANSPORTATION SERVICE

1.	Adelphia’s service hereunder shall be subject to receipt of all requisite regulatory authorizations from the Federal Energy Regulatory Commission (“Commission”), or any successor regulatory authority, and any other necessary governmental authorizations, in a manner and form acceptable to Adelphia.

2.	Subject to the terms and provisions of this Agreement, Customer may on any Gas Day cause Gas to be Tendered to Adelphia at the Point(s) of Receipt up to Customer’s Maximum Daily Quantity (“MDQ”) plus Adelphia’s applicable fuel and lost and unaccounted for (“L&U”) Gas retention quantities, and Adelphia agrees to Tender Equivalent Quantities of Gas (less applicable retained fuel and L&U) to or for the account of Customer, on a firm basis, at the Point(s) of Delivery.

3.	If requested by Customer, Adelphia may provide Transportation Service for daily quantities in excess of the Customer’s MDQ if Adelphia can do so without adverse effect on the operation of Adelphia’s system or Adelphia’s ability to meet all higher priority obligations.

ARTICLE II
POINTS OF RECEIPT/DELIVERY

1.	On each Day during the term specified in Article III,

	a.	Customer shall deliver or cause to be delivered Gas nominated hereunder plus Adelphia’s Transportation Use as applicable, at the Primary Point(s) of Receipt. Adelphia agrees to accept on a firm basis the quantity nominated by Customer at the Primary Point(s) of Receipt up to Customer’s applicable Maximum Daily Receipt Obligation at the applicable Primary Point of Receipt, plus Adelphia’s Transportation Use quantity;

	b.	Adelphia shall transport Customer’s nominated quantity of Gas on a firm basis from the Primary Point(s) of Receipt to the Primary Point(s) of Delivery; and

	c.	Adelphia shall tender to or for the account of Customer, on a firm basis at the Primary Point(s) of Delivery, Equivalent Quantities of Gas to the quantity nominated by Customer at the Primary Point(s) of Receipt.

2.	The Primary Point(s) of Receipt and Primary Point(s) of Delivery are identified in Appendix 1. Customer shall have the ability to utilize secondary points of receipt or delivery in accordance with the terms of Adelphia’s FERC Gas Tariff.

ARTICLE III
TERM OF AGREEMENT

1.	[This Agreement shall be effective as of the date first above written and shall remain in effect for a primary term commencing] [This Agreement shall be effective on]________________[this blank may include a date certain, a date either earlier or later than a specified date certain based on the completion of construction of facilities necessary to provide service under the Agreement, a date set forth in or established by a relevant order from the Federal Energy Regulatory Commission or a commencement date as defined in a precedent agreement between Customer and Adelphia] and shall continue for a term ending on and including __________ [or, when applicable, shall continue for a term of _______ years], and from year to year thereafter unless terminated by either Party upon the provision of one (1) year prior written notice.

2.	If this Agreement qualifies as a “ROFR Agreement” as defined in the General Terms and Conditions of Adelphia’s Tariff, the provision of a termination notice by either Customer or Adelphia, pursuant to the preceding paragraph or the expiration of this Agreement of its own terms triggers Customer’s right of first refusal under Section [__] of the General Terms and Conditions of Adelphia’s Gas Tariff.

ARTICLE IV
RATE SCHEDULE AND CHARGES

1.	Each Month, Customer shall pay Adelphia for the service hereunder an amount determined in accordance with Adelphia’s Rate Schedule FTS, Customer’s Discounted Rate, or Customer’s Negotiated Rate, as applicable, and the applicable provisions of the General Terms and Conditions of Adelphia’s FERC Gas Tariff, as filed with the Commission. Section IV of Appendix 1 hereto sets forth the applicable information as follows, which shall be utilized for transactions hereunder:

	a.	Rates and Charges

	b.	Additional charges which are applicable.

When the level of any additional charges is changed pursuant to Commission authorization or direction, Adelphia may unilaterally effect an amendment to Appendix 1 to reflect such change(s) by so specifying in a written communication to Customer.

2.	It is further agreed that Adelphia may seek authorization from the Commission and/or other appropriate regulatory body for changes to rates, terms and conditions set forth in Rate Schedule FTS or in the General Terms and Conditions of Adelphia’s FERC Gas Tariff. Nothing herein contained shall be construed to deny Customer any rights it may have under the Natural Gas Act, as amended, including the right to participate fully in such rate or tariff change proceedings by intervention or otherwise to contest Adelphia’s filing in whole or in part.

ARTICLE V
NOTICE

Except as may be otherwise provided, any notice, request, demand, statement or bill provided for in this Agreement or any notice which a party may desire to give the other shall be in writing delivered personally, sent by facsimile (with transmission confirmation by sender’s machine), sent by electronic mail (with confirmation by recipient), sent by reliable delivery service (e.g., FedEx, UPS), or mailed by regular mail, effective as of the postmark date, to the post office address of the party intended to receive the same, as the case may be, as follows:

Adelphia:	Adelphia Gateway, LLC
[Address]
Attention: [Commercial Operations]
Facsimile: [insert fax number]
Email: [insert email address]

Customer:
[Address]
Attention: [Commercial Operations]
Facsimile: [insert fax number]
Email: [insert email address]

ARTICLE VI
INCORPORATION BY REFERENCE

The provisions of Rate Schedule FTS and the General Terms and Conditions (“GT&C”) of Adelphia’s FERC Gas Tariff are specifically incorporated herein by reference and made a part hereof. Terms defined in Rate Schedule FTS or in the GT&C and used in this Agreement shall be deemed to have the meaning given such terms in Rate Schedule FTS and the GT&C.

[In the event that a precedent agreement for a new or an expansion project contains credit provisions applicable to Customer’s capacity related to such project, the following language shall be included in Customer’s Service Agreement. “The credit requirements applicable to this Service Agreement are set forth in that certain Precedent Agreement dated ___________ between Adelphia and Customer related to this Service Agreement.”]

ARTICLE VII
MISCELLANEOUS

1.	This Agreement supersedes and cancels the following contract between the parties hereto effective ___________________: ____________ [If none, insert “None”]

2.	[Replacement Customer. If Customer is a Replacement Customer, state identity of Releasing Customer and Contract Number under which capacity is released. The offer of release issued by the Releasing Customer is incorporated herein by reference.

Releasing Customer:
Released Contract No.:	]

3.	To the extent applicable, Customer warrants that upstream and downstream transportation arrangements are in place, or will be in place as of the requested effective date of service, and that it has advised the upstream and downstream transporters, if applicable, of the Point(s) of Receipt and Delivery under this Agreement and any quantity limitations for each point as specified on Appendix 1 attached hereto.

4.	Customer agrees to indemnify and hold Adelphia harmless for refusal to transport Gas hereunder in the event any upstream or downstream transporter fails to receive or deliver Gas as contemplated by this Agreement.

5.	Nothing in this Agreement shall be deemed to create any rights or obligations between the parties hereto after the expiration of the term set forth herein, except that termination of this Agreement shall not relieve either party of the obligation to correct any quantity imbalances or Customer of the obligation to pay any amounts due hereunder to Adelphia.

6.	The interpretation and performance of this Service Agreement shall be in accordance with the laws of the State of New York without recourse to the law governing conflict of laws. This Service Agreement and the obligations of the parties are subject to all present and future valid laws with respect to the subject matter, State and Federal, and to all valid present and future orders, rules, and regulations of duly constituted authorities having jurisdiction.

7.	This Service Agreement supersedes and cancels, as of the effective date of this Service Agreement, the contract(s) between the parties hereto as described below:

[None or an appropriate description]

*      *      *

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective Officers or Representatives thereunto duly authorized.

CUSTOMER:	ADELPHIA GATEWAY, LLC

By:	By:

Title:	Title:

APPENDIX 1
to
FIRM TRANSPORTATION SERVICE AGREEMENT
between
Adelphia Gateway, LLC (“Adelphia”)
and
____________________ (“Customer”)

Dated  ____________________

I.	MAXIMUM DAILY QUANTITY:	dth

II.	PRIMARY POINT(S) OF RECEIPT:

RECEIPT		MAXIMUM
POINT	MDRO	DELIVERY PRESSURE

III.	PRIMARY POINT(S) OF DELIVERY:

DELIVERY		MINIMUM
POINT	MDDO	DELIVERY PRESSURE

IV.	RATES AND CHARGES:

Check as applicable: Discounted Rate ☐; Negotiated Rate ☐; Maximum Recourse Rate ☐

For Discounted and Negotiated Rate agreements, see Appendix 2.

A Maximum Recourse Rate Customer shall be charged the maximum applicable Monthly Reservation Rate, Usage Rate, and all applicable charges and surcharges under Adelphia’s FERC Gas Tariff, and shall be subject to the applicable Fuel Reimbursement Percentage and L&U Reimbursement Percentage.

Unless Adelphia and Customer agree otherwise in writing, Customer shall pay the maximum applicable Overrun Rates under Adelphia’s FERC Gas Tariff.

Signed for Identification

Adelphia:

Customer:

Supersedes Appendix 1 Dated

APPENDIX 2
to
FIRM TRANSPORTATION SERVICE AGREEMENT
between
Adelphia Gateway, LLC (“Adelphia”)
and
____________________ (“Customer”)

Dated ____________________

[DISCOUNT RATES] or [NEGOTIATED RATES]

Signed for Identification

Adelphia:

Customer:

Supersedes Appendix 2 Dated

EXHIBIT C
to
PRECEDENT AGREEMENT
between
ADELPHIA GATEWAY, LLC
and
MARTINS CREEK, LLC

NEGOTIATED RATES, FUEL/L&U, AND SURCHARGES
[FOR FTS AGREEMENT — APPENDIX 2]

NEGOTIATED RATES:

RESERVATION RATE: $0.04 / Dth/Day. If Adelphia enters into a negotiated rate agreement or discount agreement with a term of at least one (1) year with another customer that is entitled to receive substantially the same service along a transportation path that is the same as Customer’s at a reservation rate that is lower than Customer’s reservation rate stated above (the “MFN Rate”), Customer’s reservation rate shall be adjusted to the MFN Rate for the Primary Term, Extended Term or remaining portion thereof, as the case may be, that is coterminous with such other customer’s agreement.

USAGE RATE:	Maximum Recourse Usage Rate in effect from time to time

Other Charges and Surcharges: Customer shall be responsible for (1) the ACA surcharge, and (2) any charge or surcharge that is designed to recover costs that are incurred due to a mandate from FERC or any other governmental authority.

Fuel and Lost and Unaccounted for Gas: Customer agrees to provide Fuel and Lost and Unaccounted for Gas in the amount specified in the statement of rates applicable to Rate Schedule FTS from time to time.

INITIAL FUEL/L&U RATES (same as Recourse Rates):

Fuel Reimbursement	[_____]%
L&U Reimbursement	[_____]%

Signed for Identification

Adelphia:

Customer:

Supersedes Appendix 2 Dated

Exhibit G
Net Working Capital Methodology

Interstate Energy Company
Sample Net Working Capital Calculation
September 30, 2017

	Actual			Adjusted
	9/30/2017	Adjustments		9/30/2017
Cash	$-			$-
Prepaid property taxes	678,685		(a)	678,685
Other assets	46,042	(46,042)	(b)	-
Total current assets	$724,727			$678,685

Accounts payable - affiliates	$(3,690,706)	3,690,706	(c)	$-
Accounts payable	(112,177)	112,177	(d)	-
Accrued payroll	(56,569)	56,569	(e)	-
Accrued bonus	(217,616)	217,616	(e)	-
Accrued vacation	(299,262)	299,262	(e)	-
Accrued benefits	(1,876,582)	1,876,582	(f)	-
Total current liabilities	$(2,562,206)			$-

Sample net working capital	$(1,837,479)			$678,685

(a)	Prepaid property taxes will be pro rated at close date and included in NWC adjustment

(b)	Corporate Pcard clearing account. All expense reports necessary to clear account will be processed prior to close.

(c)	Intercompany accounts will be cleared prior to closing

(d)	Any accounts payable at closing date will be settled by Talen on or after close date. Any invoices received after closing date by NJR for work performed or materials received prior to close date will be included in post close NWC adjustment amount.

(e)	Accrued payroll, bonus and benefits will be paid by Talen on or after closing date

(f)	Benefits accrued under Talen benefits will be paid by Talen

GUARANTY

This Guaranty (this “Guaranty”) is made as of October 27, 2017, by the undersigned, New Jersey Resources Corporation, a New Jersey corporation (“Guarantor”), in favor of Talen Generation, LLC, a Delaware limited liability company (“Seller”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, Adelphia Gateway, LLC, a Delaware limited liability company (“Buyer”) and Seller have entered into that certain Purchase and Sale Agreement, dated October 27, 2017 (the “Agreement”), pursuant to which Buyer has agreed to purchase from Seller one hundred percent (100%) of the membership interests in Interstate Energy Company LLC, a Delaware limited liability company (the “Transaction”);

WHEREAS, in connection with the Transaction, Guarantor has agreed to provide Seller this Guaranty;

WHEREAS, Guarantor confirms that it indirectly owns one hundred percent (100%) of the membership interests in Buyer;

WHEREAS, Guarantor expects to derive financial benefits from the Transaction;

WHEREAS, it is and will be in the interest and financial benefit of Guarantor to induce the parties to enter into and consummate the transactions contemplated by the Agreement; and

WHEREAS, this Guaranty has been executed concurrently with the execution of the Agreement.

NOW, THEREFORE, for value received and in consideration of mutual agreements and covenants concurrently herewith being afforded or hereafter to be afforded to the Guarantor, the undersigned hereby agrees as follows:

AGREEMENTS

1. Guaranty. Subject to the provisions hereof, Guarantor hereby irrevocably, absolutely and unconditionally guarantees, upon written demand, the full and prompt payment when due of all debts, obligations and liabilities at any time owing by Buyer to Seller or remaining unpaid by Buyer to Seller incurred under, or arising out of, the Agreement (all such debts, obligations and liabilities are collectively referred to as the “Obligations”). To the extent that Buyer fails to pay any of the Obligations, Guarantor shall, subject to the provisions hereof, pay or cause to be paid such Obligations to the extent of such failed payment. This Guaranty shall constitute a guarantee of payment, not of collection. The liability and performance of Guarantor under this Guaranty shall be subject to the following terms and conditions of this Guaranty, including Section 7 (Limitation) hereof.

1

2. Guarantor’s Obligations Unconditional. No renewal, compromise, extension, acceleration, amendment, waiver, or modification of or addition or supplement to or deletion from any of the terms of the Agreement or other change in the terms of the Obligations, or any part thereof, shall release or limit Guarantor’s liability hereunder, and every such change is hereby in every respect consented to by Guarantor.

3. Payment Demand. Seller shall make a demand (a “Payment Demand”) upon Guarantor if at any time Buyer fails to pay any of its Obligations under the Agreement in accordance with the terms thereof. A Payment Demand shall be in writing and shall reasonably and briefly specify the Obligation(s) that Buyer has failed to pay in accordance with the terms of the Agreement and that Seller is calling upon Guarantor to pay. A Payment Demand in the foregoing form shall be deemed sufficient notice to Guarantor that it must pay or cause to be paid the Obligation(s).

4. Setoffs and Counterclaims. Without limiting Guarantor’s own defenses and rights hereunder, Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses which Buyer is or may be entitled to arising from or out of the Agreement, the nature of Seller’s claim or otherwise, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Buyer, or any other defense expressly waived hereunder. If any payment of the Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Buyer or a similar proceeding or circumstance, then Guarantor’s obligations hereunder with respect to such payment or payments shall be reinstated as though such payment had not been made.

5. Representations and Warranties. Guarantor represents and warrants that:

(i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and it has the requisite corporate power and authority to own its assets and carry on its business as now being conducted;

(ii) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Guaranty, and the execution, delivery and performance by it of this Guaranty have been duly authorized by all requisite corporate action on its part;

(iii) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv) no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution, delivery and performance by Guarantor of this Guaranty which has not been obtained and in full force and effect;

(v) this Guaranty, when executed and delivered, constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general principles of equity;

2

(vi) there are no actions, suits or proceedings pending or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of the Guarantor or of the ability of the Guarantor to perform its obligations under the Guaranty; and

(vii) the individual signing below is authorized to bind the Guarantor to its obligations under this Guaranty.

6. Notices. Any Payment Demand, notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party (each, a “Notice”) shall be in writing and delivered personally, by overnight courier, or by mail, registered or certified, postage prepaid and return receipt requested, or by facsimile, as follows:

To Seller:	Talen Generation, LLC
835 Hamilton St., Suite 150
Allentown, PA 18101
Attention: Thomas G. Douglass, Jr.
Phone No.: (610) 601-0417
Fax No.: (610) 601-0586
E-mail: thomas.douglass@talenenergy.com

To Guarantor:	New Jersey Resources Corporation
1415 Wyckoff Road
P. O. Box 1464
Wall, New Jersey 07719
Attention: Director – Risk Management
Phone No.: (732) 938-4541
Fax No.: (732) 919-8118
E-mail: dveltre@njresources.com

Notice given personally, by overnight mail, or registered or certified mail shall be effective upon receipt. Notice given by facsimile shall be effective upon receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

7. Limitation. Notwithstanding any contrary provision of this Guaranty or of the Agreement, Guarantor’s maximum aggregate liability to Seller and Seller’s right of recovery under this Guaranty for the entire term hereof shall be equal to the sum of (i) the Base Purchase Price specified in the Agreement, plus (ii) the Contingent Payment specified in the Agreement, if any, plus, (iii) any other Obligations of Buyer under the Agreement, if any, plus (iv) reasonable out-of-pocket expenses (including reasonable external attorneys’ fees) to enforce this Guaranty, but only to the extent (a) demand is made and not honored in a timely manner and (b) payment under this Guaranty is otherwise due. Such reasonable out-of-pocket expenses shall be payable only if Seller prevails in its claim against Guarantor. Furthermore, in no event shall Guarantor be liable for consequential, exemplary, special, lost profits, punitive, tort, indirect, incidental or any other similar damages except in each case to the extent that they constitute Obligations that are required to be paid under the Agreement.

3

8. Amendment of Guaranty. No term or provision of this Guaranty shall be amended, modified, altered, waived, supplemented or terminated except by a written instrument executed by the Guarantor and the Seller.

9. Waivers. Guarantor hereby waives (i) notice of acceptance of this Guaranty; (ii) diligence, presentment, demand, notice of dishonor, protest, notice of any sale of collateral security and all other notices whatsoever except as expressly herein set forth; and (iii) any right to require that any action or proceeding be brought against Buyer or any other person, or any right to require that Seller seek enforcement of any performance against Buyer or any other person, prior to any action against Guarantor under the terms hereof. Except as to applicable statutes of limitation, no delay of Seller in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of Guarantor from any obligations hereunder.

10. Subrogation. Guarantor hereby agrees not to assert or enforce any right of contribution, reimbursement, indemnity, subrogation or any other right to payment from the Buyer as a result of Guarantor’s performance of its obligations pursuant to this Guaranty until all Obligations are irrevocably paid in full. Any amount paid to the Guarantor in violation of the preceding sentence shall be held by the Guarantor for the benefit of the Seller and shall forthwith be paid to the Seller to be credited and applied to the Obligations.

11. Assignment. This Guaranty shall be binding upon and inure to the benefit of and be enforceable by Guarantor and Seller and their respective successors and permitted assigns. Except as provided below, neither party may assign any of its rights or obligations under this Guaranty without the other party’s prior written consent, which consent shall not be unreasonably withheld, and any such purported assignment without such written consent shall be void. Seller may, upon notice to Guarantor, assign its rights hereunder to any permitted assignee of the Agreement.

12. Severability. If any provision of this Guaranty is determined to be invalid or unenforceable in whole or in part, the remainder of this Guaranty and any other application of such provision shall not be affected thereby.

13. Headings. The headings in this Guaranty are for purposes of reference only, and shall not affect the meaning hereof.

14. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH AND ENFORCED PURSUANT TO THE LAWS OF THE STATE OF NEW JERSEY, EXCLUDING ANY CONFLICT-OF-LAW RULES WHICH WOULD DIRECT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION. ANY FINAL JUDGMENT (AFTER APPEAL OR EXPIRATION OF TIME FOR APPEAL) ENTERED BY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON THE PARTIES AND MAY BE ENFORCED IN THE COURTS OF ANY OTHER JURISDICTION TO THE FULLEST EXTENT PERMITTED BY LAW.

4

15. Termination. This Guaranty shall continue in full force and effect from and after the date hereof until the date on which all of the Obligations have been satisfied in full (the “Termination Date”), but shall not affect Guarantor’s continuing liability with respect any Obligations existing or arising prior to the Termination Date, for which this Guaranty shall remain in full force and effect until satisfied in full.

16. Entire Agreement. This Guaranty embodies the entire agreement and understanding of the Guarantor with respect to its subject matter and supersedes all oral communications and prior writings relating to the subject matter hereof.

17. Electronic Signature; Counterparts. A signature delivered by facsimile, e-mail in portable document format (.pdf) or DocuSign electronic signature system shall be deemed to be an original manual signature for purposes of the Guaranty and shall be binding upon Guarantor and have the same legal effect as an original manual signature. This Guaranty may be executed in counterparts, each of which shall be deemed an original, but which together will constitute one and the same instrument.

5

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by Guarantor to the Seller to be effective as of the date first-above written.

NEW JERSEY RESOURCES CORPORATION

By:
	Name:	Patrick J. Migliaccio
	Title:	Senior Vice President and
Chief Financial Officer

6

Exhibit I

LIMITED GUARANTY

This Limited Guaranty (“Guaranty”), dated as of October 27, 2017, is made by Talen Energy Supply, LLC, a Delaware limited liability company (“Guarantor”), in favor of Adelphia Gateway, LLC, a Delaware limited liability company (“Beneficiary”) (Guarantor and Beneficiary, together, the “Parties”, or individually a “Party”). Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the Agreement (as such term is defined below).

Guarantor enters into this Guaranty in consideration of and as an inducement for Beneficiary entering into that certain Purchase and Sale Agreement, dated as of October 27, 2017, entered into by and between Talen Generation, LLC, a Delaware limited liability company (the “Seller”) and Beneficiary (the “Agreement”). Guarantor derives substantial direct and/or indirect benefit from the Agreement and the transactions thereunder and hereby acknowledges the same.

NOW, THEREFORE, intending to be legally bound hereby, Guarantor covenants and agrees as follows:

1. Guaranty. Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Beneficiary, as primary obligor and not as a surety, the prompt and complete payment in immediately available funds in United States dollars when due of all obligations (present or future, direct or indirect, secured or unsecured, fixed or contingent and whether at stated maturity, acceleration or otherwise) that are now or may hereafter become due and payable from Seller to Beneficiary under the terms of the Agreement (including, without limitation, all reasonable collection costs and reasonable documented, out-of-pocket legal and other fees and expenses incurred by Beneficiary in enforcing the obligations under this Guaranty (such costs and expenses collectively, “Enforcement Costs”); provided that Guarantor shall not be liable for any Enforcement Costs if it is ultimately determined that no payment with respect to which such enforcement was brought under this Guaranty is due) (collectively, the “Guaranteed Liabilities”). Notwithstanding anything to the contrary contained herein, with respect to any Guaranteed Liabilities that are subject to limits as set forth in Article 8 of the Agreement, in no event shall Guarantor’s liability for Guaranteed Liabilities under this Guaranty exceed an aggregate amount equal to the sum of (i) the relevant limit to such liability set forth in Article 8 of the Agreement plus (ii) Enforcement Costs.

2. Term. This Guaranty shall be an absolute, unconditional and continuing guaranty of payment and not of collection and will remain in full force and effect until all Guaranteed Liabilities have been paid pursuant to and in accordance with the Agreement (the “Guaranty Termination Date”)

3. Waivers of Notice; Certain Defenses; Reinstatement. Guarantor waives: (a) all defenses that it may have under applicable law as a guarantor or surety (other than any defenses and rights to setoff that Seller is entitled to that arise out of the Agreement that are not (i) otherwise expressly waived hereunder, (ii) waived under the Agreement or (iii) based upon the insolvency, bankruptcy, or reorganization of Seller), (b) notice of acceptance, presentment, demand, dishonor, protest, any sale of collateral security and all other notices whatsoever, except for those expressly required hereunder and (c) any and all rights to revoke this Guaranty. This Guaranty shall continue to be effective or be reinstated, as the case may be, without any release or discharge of any obligations if at any time any payment of any of the Guaranteed Liabilities is rescinded, avoided, recovered or must otherwise be returned by Beneficiary upon the insolvency, bankruptcy, or reorganization of Seller, Guarantor or any other guarantor or any other person or entity or otherwise, all as though such payment had not been made. Notwithstanding any other provision of this Guaranty to the contrary, Guarantor hereby reserves to itself the right to the defense that Seller’s performance is excused pursuant to the terms of the Agreement, and all rights and remedies accorded by applicable Law to sureties or guarantors based on the defense of the statute of limitations related to the enforceability of this Guaranty in any action hereunder or in any action for the payment or performance of any obligations hereby guaranteed.

2

4. Representations and Warranties. Guarantor hereby represents and warrants to Beneficiary as of the date hereof that:

A) Guarantor is duly organized and validly existing under the laws of the State of Delaware and in good standing;

B) Guarantor has the power to execute, deliver and perform its obligations under this Guaranty, and it has taken all necessary action to authorize such execution, delivery and performance. Such execution, delivery and performance do not (i) violate or conflict with any law applicable to Guarantor, any provision of its constitutional documents or any order, decree, ruling, rule, promulgation or judgment of any court or other agency of government applicable to it or any of its assets or (ii) breach or constitute a material default or event of default under, any agreement or instrument binding on or affecting it or any of its assets;

C) All governmental and other consents, approvals, authorizations, licenses, clearances, registrations and declarations that are required to have been obtained by Guarantor with respect to this Guaranty have been obtained and are in full force and effect and all conditions, if any, of all such consents, approvals, authorizations, licenses, clearances, registrations and declarations have been complied with or are continuing to be complied with (to the extent continuing compliance is required); and

D) Guarantor’s obligations under this Guaranty constitute legal, valid and binding obligations, enforceable against Guarantor in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

5. Effect of Modifications. Guarantor acknowledges that its liability under this Guaranty shall be absolute and unconditional and, without limiting the generality of the foregoing, shall not be affected or impaired by (i) any force majeure or act of government in relation to, or directly or indirectly affecting, any of the Agreement, the Guaranteed Liabilities, Seller, Beneficiary or Guarantor, (ii) any change in the financial condition, objects, constituencies or business of Guarantor, Seller or Beneficiary, (iii) any change in the corporate existence, structure, form, name or ownership of Seller or Guarantor or any dissolution, liquidation, reorganization, readjustment, merger, spin-off, consolidation, transformation of corporate form, transfer of establishment or other alteration of the legal status or structure of Seller or Guarantor, (iv) the bankruptcy, winding-up, liquidation, dissolution, insolvency, reorganization or other similar proceeding affecting Seller or its assets or any resulting release, stay or discharge of any Guaranteed Liabilities, (v) any purported or actual assignment of any of the Guaranteed Liabilities or transfer or purported transfer of any property to or from Seller, Guarantor or any other person or entity, (vi) any lack or limitation of power, incapacity or disability on the part of Seller or of its directors, partners or agents or any other irregularity, defect or informality on the part of Seller in the Guaranteed Liabilities or (vii) the existence, validity, enforceability or perfection, or lack of any of the foregoing, of any collateral for any of the Guaranteed Liabilities or any negligence or mistake in handling, disposing of, obtaining or failing to collect or perfect a security interest in any collateral for the Guaranteed Liabilities. Guarantor further agrees and consents that Beneficiary may at any time and from time to time, without notice to or further consent of Guarantor (i) extend or otherwise change the time, manner or place of payment of, accelerate, add, accept, exchange, receive, realize upon, settle, perfect, extend, renew, pay compromise, discharge, release or surrender any collateral for or with respect to, or renew, any or all of the Guaranteed Liabilities, (ii) make any agreement with Seller for the acceleration, addition, acceptance, exchange, receipt, realization, settlement, perfection, extension, renewal, payment, compromise, discharge, release or surrender thereof or composition, forbearance or concession in respect of any or all of the Guaranteed Liabilities, in whole or in part, or for any amendment, waiver or other modification of the terms of the Agreement or of the Guaranteed Liabilities, (iii) enter into any other current or future agreement between or among Beneficiary, Seller and/or any other person or entity and (iv) apply all amounts at any time received from Seller or from collateral with respect to the Guaranteed Liabilities as Beneficiary sees fit or change any such application in whole or in part from time to time as Beneficiary sees fit, without, in each of the foregoing cases referred to in clauses (i), (ii), (iii) and (iv) above, in any way affecting this Guaranty.

3

6. Independent Obligations; Subrogation. Guarantor’s obligations under this Guaranty are independent of all obligations of Seller to Beneficiary. Beneficiary shall not be required to proceed first against Seller or any other person, firm or corporation or any assets thereof or collateral before proceeding against Guarantor under this Guaranty. Guarantor shall not be subrogated to any of the rights (or if subrogated by operation of law, Guarantor hereby waives such rights to the extent permitted by applicable law) of Beneficiary as the result of any payment or enforcement of any of the Guaranteed Liabilities until the Guaranty Termination Date. If any amount shall be paid to Guarantor on account of subrogation at any time prior to the Guaranty Termination Date, such amount shall be held by Guarantor in trust for Beneficiary, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Beneficiary in the exact form received by Guarantor (duly endorsed by Guarantor to Beneficiary, if required) to be applied against the Guaranteed Liabilities, whether due or to become due, in such order as Beneficiary may determine. On the Guaranty Termination Date, Guarantor shall be subrogated to the rights of Beneficiary against Seller with respect to any and all such payments made by Guarantor hereunder, and Beneficiary agrees to take such steps as Guarantor may reasonably request, at Guarantor’s expense, to confirm and/or implement such subrogation rights.

4

7. No Exhaustion of Remedies; Cumulative Rights; No Double Recovery. Beneficiary is not bound or obligated to exhaust its recourse against Seller or any other person or entity or any collateral it may hold or take any other action before being entitled to receive payment from Guarantor. Each and every right, remedy and power hereby granted to Beneficiary or afforded it by applicable law or agreement shall be cumulative and not exclusive of any other and may be exercised by Beneficiary from time to time. If any fact, circumstance or condition forming a basis for a claim for recovery under this Guaranty shall overlap with any fact, circumstance, condition, agreement or event forming the basis of any other claim for recovery under this Guaranty, there shall be no duplication in recovery for the amounts due under such claims.

8. Notices. All notices, requests and other communications hereunder shall be in writing (including wire, telefax, electronic mail or similar writing) and shall be sent, delivered or mailed, addressed, emailed or telefaxed:

If to Beneficiary, to:	Adelphia Gateway, LLC
Legal Department
1415 Wyckoff Road
Wall, NJ 07719
	Attention:	William P. Scharfenberg
	Facsimile:	(732) 938-1226
Email: wscharfenberg@njresources.com

Along with a copy (which shall not constitute
notice) to:
Sidley Austin LLP
1000 Louisiana, Suite 6000
Houston, TX 77002
	Attention:	J. Mark Metts
Fax: (713) 495-7799
Email: mmetts@sidley.com

If to Guarantor, to:	Talen Energy Supply, LLC
Legal Department
835 Hamilton Street, Suite 150
Allentown, PA 18101
	Attention:	General Counsel
	Facsimile:	(610) 601-0586
Email: thomas.douglass@talenenergy.com

Along with a copy (which shall not constitute
notice) to:

Bracewell LLP
1251 Avenue of the Americas
New York, NY 10020
	Attention:	John G. Klauberg
Michael Espinoza
Fax: (800) 404-3970
	Email:	john.klauberg@bracewell.com
michael.espinoza@bracewell.com

5

Each such notice, request or other communication shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by nationally recognized courier service or (iv) by telefax or electronic mail, receipt confirmed (with a confirmation copy to be sent by nationally recognized courier service for delivery on the next Business Day; provided that the failure to send such confirmation copy shall not prevent such telefax or electronic mail notice from being effective). Each such notice, request or communication shall be effective (x) if mailed, if delivered by hand or by internationally recognized courier service, when delivered at the address specified in this Section 8 (or in accordance with the latest unrevoked written direction from the receiving Party) and (y) if given by telefax or electronic mail, when such telefax or email is transmitted to the telefax number or email address specified in this Section 8 (or in accordance with the latest unrevoked written direction from the receiving Party), and the appropriate confirmation is received; provided that notices received on a day that is not a Business Day or after 5:00 p.m. Eastern prevailing time on a Business Day will be deemed to be effective on the next Business Day

9. Consequential Damages. Guarantor shall not be required to pay special, exemplary, punitive, consequential or indirect damages or opportunity costs or lost profits to Beneficiary hereunder except in each case to the extent that they constitute Guaranteed Liabilities that are required to be paid under the Agreement.

10. Miscellaneous. This Guaranty and each of its provisions may be waived, modified or varied, in whole or in part, only pursuant to a duly authorized written instrument signed by an authorized officer of both Beneficiary and Guarantor. No failure by Beneficiary to exercise its rights under this Guaranty shall give rise to any estoppel against Beneficiary or excuse Guarantor from performing under this Guaranty. No waiver by Beneficiary of performance by Guarantor under any of the provisions of this Guaranty shall be construed as a waiver of any subsequent performance by Guarantor under the same or any other provisions of this Guaranty. The headings used in this Guaranty are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Guaranty. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any party hereto of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to each party hereto or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by any party hereto at any time or from time to time.

11. Successors; Assignment. This Guaranty shall be binding upon the successors and permitted assigns of Guarantor and inure to the benefit of Beneficiary and its successors and assigns. Neither this Guaranty nor any of the rights or obligations hereunder shall be assigned by Guarantor, by merger, operation of law or otherwise, without the prior written consent of Beneficiary. Any attempted assignment in violation of the terms of this Section 11 shall be null and void, ab initio.

6

12. Governing Law; Jurisdiction. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of laws principles thereof or of any other jurisdiction. Guarantor hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Guaranty or any transaction contemplated hereby. Guarantor hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Guaranty or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13. Entire Agreement. This writing is the complete and exclusive statement of the terms of this Guaranty and supersedes all prior oral or written representations, understandings, and agreements between Beneficiary and Guarantor with respect to the subject matter hereof. Beneficiary and Guarantor agree that there are no conditions to the full effectiveness of this Guaranty.

14. Counterparts. This Guaranty may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.

15. Severability. The provisions of this Guaranty shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Guaranty, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Guaranty and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

16. Waiver of Jury Trial. GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, Guarantor has duly signed this Guaranty as of the first date written above.

Talen Energy Supply, LLC

By:
Name:
Title:

[Signature Page to Talen Energy Supply Guaranty]

STANDBY LETTER OF CREDIT	DATE:

BENEFICIARY:	ADELPHIA GATEWAY, LLC
1415 WYCKOFF ROAD
WALL, NJ 07719

GENTLEMEN:

BY THE ORDER OF:

APPLICANT	TALEN ENERGY SUPPLY, LLC ON BEHALF OF TALEN GENERATION, LLC
ADDRESS

WE HEREBY ISSUE OUR IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _______________ IN FAVOR OF ADELPHIA GATEWAY, LLC (THE “BENEFICIARY”) FOR THE ACCOUNT OF ________________________________ (THE “APPLICANT”), FOR AN AMOUNT OF USD $____________ (____________________ UNITED STATES DOLLARS), EFFECTIVE IMMEDIATELY, AVAILABLE AT SIGHT AND PAYABLE AT SIGHT WHEN ACCOMPANIED BY ONE OR MORE STATEMENTS DATED AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF BENEFICIARY (SIGNED AS SUCH) SUBSTANTIALLY IN THE FOLLOWING FORM:

A)	“A TERMINATION OF THAT CERTAIN PURCHASE AND SALE AGREEMENT, DATED ON OR AROUND OCTOBER __, 2017, BY AND BETWEEN TALEN GENERATION, LLC AND BENEFICIARY (THE ‘RELEVANT CONTRACT’) HAS OCCURRED AND IN ACCORDANCE WITH SUCH RELEVANT CONTRACT THE AMOUNT BEING DEMANDED HEREBY IS DUE AND PAYABLE TO BENEFICIARY. THEREFORE, THE BENEFICIARY DOES HEREBY DEMAND PAYMENT OF $______________ UNDER [BANK NAME] LETTER OF CREDIT NO. ______________________.”; OR

B)	“TALEN GENERATION, LLC HAS FAILED TO MAKE A PAYMENT TO BENEFICIARY WHEN DUE IN ACCORDANCE WITH ARTICLE 8 OF THAT CERTAIN PURCHASE AND SALE AGREEMENT, DATED ON OR AROUND OCTOBER __, 2017, BY AND BETWEEN TALEN GENERATION, LLC AND BENEFICIARY. THEREFORE, THE BENEFICIARY DOES HEREBY DEMAND PAYMENT OF $______________ UNDER [BANK NAME] LETTER OF CREDIT NO. ______________________.”; OR

C)	“A DEFAULT BY [MARTINS CREEK, LLC/LOWER MOUNT BETHEL ENERGY, LLC] HAS OCCURRED AND IS CONTINUING UNDER THAT CERTAIN PRECEDENT AGREEMENT FOR FIRM TRANSPORTATION OF NATURAL GAS (ADELPHIA PIPELINE PROJECT), DATED ON OR AROUND OCTOBER __, 2017, BY AND BETWEEN [MARTINS CREEK, LLC/LOWER MOUNT BETHEL ENERGY, LLC] AND BENEFICIARY. THEREFORE, THE BENEFICIARY DOES HEREBY DEMAND PAYMENT OF $______________ UNDER [BANK NAME] LETTER OF CREDIT NO. ______________________.”; OR

D)	“A DEFAULT BY [MARTINS CREEK, LLC/LOWER MOUNT BETHEL ENERGY, LLC] HAS OCCURRED AND IS CONTINUING UNDER THAT CERTAIN SERVICE AGREEMENT FOR RATE SCHEDULE FTS, DATED ON OR AROUND _______, 20__, BY AND BETWEEN [MARTINS CREEK, LLC/LOWER MOUNT BETHEL ENERGY, LLC] AND BENEFICIARY . THEREFORE, THE BENEFICIARY DOES HEREBY DEMAND PAYMENT OF $______________ UNDER [BANK NAME] LETTER OF CREDIT NO. ______________________.”; OR

E)	“WE HAVE BEEN NOTIFIED BY YOU THAT YOU WILL NOT EXTEND LETTER OF CREDIT NO. ______________________ BEYOND ITS PRESENT EXPIRATION DATE, WHICH PRESENT EXPIRATION DATE IS FEWER THAN 30 DAYS AFTER THE DATE HEREOF, AND APPLICANT HAS NOT PROVIDED BENEFICIARY WITH A REPLACEMENT LETTER OF CREDIT OR CASH COLLATERAL AS REQUIRED BY THAT CERTAIN PURCHASE AND SALE AGREEMENT, DATED ON OR AROUND OCTOBER __, 2017, BY AND BETWEEN TALEN GENERATION, LLC AND BENEFICIARY, THEREFORE, WE DEMAND PAYMENT OF $______________ UNDER [BANK NAME] LETTER OF CREDIT NO. ______________________.”

EXPIRATION DATE: ______________ OR ANY AUTOMATICALLY EXTENDED EXPIRATION DATE AT [INSERT BANK NAME, ADDRESS AND ATTN: REFERENCE]

SPECIAL CONDITIONS:

1)	DRAWINGS UNDER THIS LETTER OF CREDIT MAY NOT EXCEED THE AMOUNT AVAILABLE.
2)	PARTIAL AND MULTIPLE DRAWINGS ARE PERMITTED.

3)	ALL ISSUING BANK CHARGES ARE FOR THE ACCOUNT OF APPLICANT.
4)	THIS LETTER OF CREDIT MAY NOT BE AMENDED, CHANGED OR MODIFIED WITHOUT THE EXPRESS WRITTEN CONSENT OF THE APPLICANT, THE BENEFICIARY AND THE ISSUER.
5)	PAYMENT OF A COMPLYING DRAWING IS TO BE EFFECTED TO YOU PER YOUR INSTRUCTIONS AGAINST CONFORMING DOCUMENTS PRESENTED AT OUR COUNTERS. DRAWINGS MAY BE PRESENTED TO US AT OUR BELOW OFFICE BY HAND DELIVERY OR DELIVERED TO US BY U.S. POSTAL SERVICE MAIL, REGISTERED MAIL OR CERTIFIED MAIL OR BY EXPRESS COURIER OR OVERNIGHT COURIER. DRAWINGS MAY ALSO BE PRESENTED TO US BY FACSIMILE TRANSMISSION TO FACSIMILE NUMBER _____________ (EACH SUCH DRAWING, A “FAX DRAWING”); PROVIDED, HOWEVER, THAT A FAX DRAWING WILL NOT BE EFFECTIVELY PRESENTED UNTIL YOU CONFIRM BY TELEPHONE OUR RECEIPT OF SUCH FAX DRAWING BY CALLING US AT TELEPHONE NUMBER ________________. IF YOU PRESENT A FAX DRAWING UNDER THIS LETTER OF CREDIT YOU DO NOT NEED TO PRESENT THE ORIGINAL OF ANY DRAWING DOCUMENTS, AND IF WE RECEIVE ANY SUCH ORIGINAL DRAWING DOCUMENTS THEY WILL NOT BE EXAMINED BY US. IN THE EVENT OF A FULL OR FINAL DRAWING THE ORIGINAL LETTER OF CREDIT MUST BE RETURNED TO US BY OVERNIGHT COURIER.

6)	WE HEREBY ENGAGE WITH YOU THAT DRAFTS AND DOCUMENTS DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT WILL BE DULY HONORED WITHIN ONE (1) BUSINESS DAY IF PRESENTED AT OUR COUNTERS BY 10:00 A.M. (EASTERN PREVAILING TIME). OTHERWISE PAYMENT WILL BE MADE TWO BUSINESS DAYS AFTER PRESENTATION IF PRESENTED AT OUR COUNTERS AS SPECIFIED ABOVE, ON OR BEFORE THE EXPIRATION DATE.

7)	THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED WITHOUT WRITTEN AMENDMENT FOR ONE (1) YEAR FROM THE EXPIRY DATE HEREOF, OR ANY FUTURE EXPIRY DATE, UNLESS AT LEAST FORTY-FIVE (45) DAYS PRIOR TO SUCH EXPIRY DATE WE NOTIFY YOU BY REGISTERED MAIL OR OVERNIGHT COURIER THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT FOR SUCH ADDITIONAL PERIOD.

8)	THIS LETTER OF CREDIT IS SUBJECT TO INTERNATIONAL STANDBY PRACTICES (1998) I.C.C. PUBLICATION NO. 590 (“ISP”). AS TO MATTERS NOT GOVERNED BY THE ISP, THIS LETTER OF CREDIT IS GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION. THE PARTIES TO THIS LETTER OF CREDIT IRREVOCABLY AGREE THAT ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY DISPUTE OR CLAIM ARISING OUT OF OR IN CONNECTION WITH THIS LETTER OF CREDIT OR ITS SUBJECT MATTER OR FORMATION (INCLUDING NON-CONTRACTUAL DISPUTES OR CLAIMS).

9)	IF CANCELLATION OF THIS LETTER OF CREDIT IS REQUIRED BEFORE THE EXPIRY DATE HEREIN OR ANY EXTENDED EXPIRY DATE, THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENTS, IF ANY, MUST BE RETURNED TO US WITH THE BENEFICIARY'S LETTER REQUESTING CANCELLATION.

10)

THE ISSUING BANK WILL NOT MAKE ANY PAYMENT UNDER THIS STANDBY LETTER OF CREDIT TO ANY PERSON WHO IS LISTED ON A UNITED NATIONS, EUROPEAN UNION OR UNITED STATES OF AMERICA SANCTIONS LIST, NOR TO ANY PERSON WITH WHOM THE ISSUING BANK IS PROHIBITED FROM ENGAGING IN TRANSACTIONS UNDER APPLICABLE UNITED STATES FEDERAL OR STATE ANTI-BOYCOTT, ANTI-TERRORISM OR ANTI-MONEY LAUNDERING LAWS. THE ISSUING BANK WILL ALSO NOT MAKE PAYMENTS UNDER THIS STANDBY LETTER OF CREDIT TO ANY ENTITY(IES) LISTED ON THE ISSUING BANK’S INTERNAL DENIAL/WATCH LISTS, SUCH AS ENTITIES ASSISTING OR INVOLVED WITH THE IRANIAN NUCLEAR PROGRAM.

11)	PLEASE ADDRESS ALL CORRESPONDENCE REGARDING THIS LETTER OF CREDIT TO [INSERT BANK NAME, ADDRESS AND ATTN: REFERENCE], INCLUDING THE LETTER OF CREDIT NUMBER MENTIONED ABOVE. FOR TELEPHONE ASSISTANCE, PLEASE CONTACT THE STANDBY LETTER OF CREDIT UNIT AT _______________________, AND HAVE THIS LETTER OF CREDIT NUMBER AVAILABLE.

VERY TRULY YOURS,
[INSERT BANK NAME]

PREPARER/AUTHORIZED SIGNER

AUTHORIZED SIGNER

Exhibit K
Post-Closing Access and Delineation of Gas Infrastructure Ownership
Summary of Terms

In accordance with Section 6X of the Agreement to which this Exhibit K is attached, set forth below is a summary of the principal terms to be included in a mutually agreed definitive shared facilities agreement and related easements and/or instruments contemplated by Section 6X(i) of the Agreement.

Also set forth below is a delineation of ownership of certain gas infrastructure at the Martins Creek Terminal site.

Capitalized terms used but not defined in this Exhibit K shall have the respective meanings set forth in the Agreement.

1.	During the period contemplated by Section 6X(i) (i.e., from the closing until the one-year anniversary of the Closing, or, if earlier, the completion of the new control room at the Martins Creek Terminal site described in Section 6X (the “New Building”)), Buyer and its Affiliates will provide the following access and use rights, at no cost to Seller and its Affiliates:

	a.	Unrestricted access for Seller’s and its Affiliates’ Representatives to the grounds around the existing control room building at the Martins Creek Terminal site described in Section 6X (the “Existing Building”), including to access roads and the parking lot;

	b.	Unrestricted access for Seller’s and its Affiliates’ Representatives to all areas within the Existing Building (including the switchgear room), except the card-access restricted gas control room;

	c.	Escorted access for Seller’s and its Affiliates’ Representatives to the card-access restricted gas control room to utilize the systems/facilities required to operate the oil operations assets; and

	d.	Seller’s and its Affiliates’ Representatives with access to the interior of the Existing Building must be approved in advance by Buyer (such approval not to be unreasonably withheld), subject to compliance with applicable Law (including Department of Transportation and FERC regulations);

provided, however, that the access rights contemplated by this Section 1 will be subject in all respects to Buyer’s and its Affiliates’ reasonable security measures and protocols for the Existing Building and the surrounding site.

2.	Following the completion by Seller or its Affiliates of the New Building, to the extent reasonably required to access, use or operate the New Building and the oil operations assets, Buyer and its Affiliates will provide the following access and use rights, at no cost to Seller and its Affiliates (to be specified further in easements and/or instruments to be negotiated and executed prior to completion of the New Building):

	a.	Reasonable access for Seller’s and its Affiliates’ Representatives to the grounds, access roads and the parking lot for the Existing Building.

	b.	Reasonable access to the switchgear room located within the Existing Building to perform work and utilize the systems/facilities required to:

		i.	operate the oil operations assets on an as-needed basis;

		ii.	perform scheduled preventative maintenance related to the oil operations assets;

		iii.	perform unscheduled maintenance related to the oil operations assets in the event of equipment failure; and

		iv.	resolve any other sudden or unexpected event relating to the oil operations assets that causes, or Seller and its Affiliates believe could cause, imminent material damage to property or the environment or death or injury to any individual.

	c.	Other than such access to such switchgear room (and interior areas used to access such switchgear room), no access will be provided to the interior of the Existing Building (including the card-access restricted gas control room).

3.	Seller and Buyer will utilize the following delineation of the following gas infrastructure properties at the Martins Creek Terminal site:

●	12” Lower Mount Bethel Energy gas supply (plant) pipeline: the Company’s ownership will end at the outlet flange of V-616 (outlet of blending system).

●	30” Martins Creek SES gas supply (plant) pipeline: the Company’s ownership will end at the outlet flange of V-526 (outlet of 100 system) and at the last weld on the 20” line (outlet of MCSES 250 system), where it connects to the 30” plant line downstream of the launcher block valve.

N
GENERATOR
EXHAUST STACKS
40' HIGH
(30" Ø OUTLET)
EXISTING
FENCE
CATERPILLAR
G3606 A4 ENGINES
UNIT 3
UNIT 2
UNIT 1
ATM.
TANK
COMPRESSOR
BUILDING
(80' X 150' X 41'
PEAK HEIGHT)
PROPOSED
20 FT. DRIVE
7+00
6+00
5+00
4+00
3+00
2+00
1+00
0+00
0+00
1+00
2+00
3+00
4+00
5+00
6+00
7+00
8+00
9+00
10+00
11+00
12+00
13+00
14+00
0
100'
200'

CONFIDENTIAL
THESE DESIGNS AND DRAWINGS ARE CONFIDENTIAL & ARE THE EXCLUSIVE PROPERTY OF: HUNT, GULLET & ASSOCIATES, BIRMINGHAM, AL. NO COPY OR REPRODUCTION MAY BE MADE WITHOUT WRITTEN APPROVAL.

REV	DESCRIPTION	CHK	DATE	APP	DATE

REVISION

DRAWN BY	PLH	08/12/17
DESIGNED BY		
CHECKED BY		
APPROVED BY		
HGA JOB NO.	8.A17022	
PLOT SCALE	1:1	
MODEL ID		

HGA

NEW JERSEY RESOURCES
SITE PLAN
MARCUS HOOK PUMP STATION
DELAWARE COUNTY, PENNSYLVANIA

SCALE	DRAWING NUMBER	REV
1" = 100'	8.A17022.01-SITE-MARCUS HOOK